      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1997

                                                 REGISTRATION NO. 333-27021

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           AMENDMENT NO. 1 TO FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        --------------------------------

                              LSB BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                        --------------------------------



     NORTH CAROLINA                           6712                56-1348147
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                                  ONE LSB PLAZA
                         LEXINGTON, NORTH CAROLINA 27292
                                 (910) 248-6500
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


                                 ROBERT F. LOWE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              LSB BANCSHARES, INC.
                                  ONE LSB PLAZA
                         LEXINGTON, NORTH CAROLINA 27292
                                 (910) 248-6500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:


         DAVID E. JOHNSTON                          JOHN W. BABCOCK
         HUNTON & WILLIAMS                      BELL, DAVIS & PITT, P.A.
 ONE NATIONSBANK PLAZA, SUITE 2650               635 WEST FOURTH STREET
       101 SOUTH TRYON STREET             WINSTON-SALEM, NORTH CAROLINA 27101
  CHARLOTTE, NORTH CAROLINA 28280                    (910) 722-3700
           (704) 378-4700



         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger (the "Merger") described herein have been satisfied or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

THIS REGISTRATION STATEMENT COVERS ADDITIONAL SHARES OF THE COMMON STOCK OF THE REGISTRANT THAT MAY BE ISSUED TO PREVENT DILUTION RESULTING FROM A STOCK SPLIT, STOCK DIVIDEND OR SIMILAR TRANSACTION INVOLVING THE COMMON STOCK OF THE REGISTRANT, PURSUANT TO RULE 416.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             LSB BANCSHARES, INC.

   CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION  S-K SHOWING
    THE LOCATION IN THE JOINT PROXY STATEMENT-PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4


ITEM                                                                   CAPTION OR LOCATION IN PROXY
NUMBER                             CAPTION                                STATEMENT-PROSPECTUS
------                             -------                               --------------------
A.             INFORMATION ABOUT THE TRANSACTION

1.             Forepart of Registration Statement and Outside
               Front Cover Page of Prospectus.................  Outside Front Cover of Joint Proxy Statement;
                                                                Facing Page of Registration Statement
2.             Inside Front and Outside Back Cover of
               Prospectus ..................................... Available Information; Documents Incorporated
                                                                by  Reference; Table of Contents

3.             Risk Factors, Ratio of Earnings to Fixed
               Charges and Other Information..................  Summary; Comparative Market Prices and
                                                                Dividends; Comparative Per Share Data

4.             Terms of the Transaction.......................  Summary; Description of the Merger; Effect
                                                                of the Merger on Rights of Shareholders;
                                                                Description of LSB Capital Stock

5.             Pro Forma Financial Information..............    Documents  Incorporated by Reference;  Pro
                                                                Forma Condensed Financial Information

6.             Material Contracts with Company Being
               Acquired.....................................    Summary; Description of the Merger

7.             Additional Information Required for Reoffering
               by Persons and Parties Deemed to be
               Underwriters...................................  Not applicable

8.             Interest of Named Experts and Counsel..........  Opinions

9.             Disclosure of Commission Position on
               Indemnification for Securities Act
               Liabilities....................................  Not applicable

B.             INFORMATION ABOUT THE REGISTRANT

10.            Information with Respect to S-3 Registrants....  Available Information; Documents
                                                                Incorporated by Reference; Summary;
                                                                Information About LSB

11.            Incorporation of Certain Information by
               Reference......................................  Documents Incorporated by Reference

ITEM                                                                   CAPTION OR LOCATION IN PROXY
NUMBER                             CAPTION                                STATEMENT-PROSPECTUS
------                             -------                               --------------------
12.            Information with Respect to S-2 or S-3
               Registrants....................................  Not Applicable

13.            Incorporation of Certain Information by
               Reference......................................  Not Applicable

14.            Information  with Respect to Registrants  Other
               Than S-2 or S-3 Registrants....................  Not Applicable

C.             INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.            Information with Respect to S-3 Companies......  Not Applicable

16.            Information with Respect to S-2 or S-3
               Companies......................................  Available Information; Documents
                                                                Incorporated by Reference; Summary;
                                                                Information About ONSB

17.            Information with Respect to Companies Other
               Than S-2 or S-3 Companies......................  Not Applicable

D.             VOTING AND MANAGEMENT INFORMATION

18.            Information if Proxies, Consents, or
               Authorizations are to be Solicited.............  Documents Incorporated by Reference;
                                                                Summary; Special Meeting of ONSB
                                                                Shareholders; Special Meeting of LSB
                                                                Shareholders; Description of the Merger;
                                                                Information About ONSB; Information
                                                                About LSB; Description of LSB Capital Stock

19.            Information if Proxies, Consents, or
               Authorizations are not to be Solicited or in
               an Exchange Offer..............................  Not Applicable

                              OLD NORTH STATE BANK
                            161 SOUTH STRATFORD ROAD
                       WINSTON-SALEM, NORTH CAROLINA 27104

                              June _______, 1997


To the Shareholders of
Old North State Bank:

       You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of Old North State Bank to be held at the Holiday Inn North, 3050 University Parkway, Winston-Salem, North Carolina, at 9:00 A.M., local time, on Monday, July 21, 1997, notice of which is enclosed.

       At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of March 14, 1997 (the "Agreement"), which provides for the merger (the "Merger") of Old North State Bank with and into Lexington State Bank ("LSB Bank"), with LSB Bank the surviving corporation resulting from the Merger. LSB Bank is a wholly-owned subsidiary of LSB Bancshares, Inc. ("LSB"). Upon consummation of the Merger, each share of Old North State Bank common stock issued and outstanding will be exchanged for 0.948 of a share of LSB common stock (subject to adjustment as described in the accompanying Joint Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

       Enclosed are the (i) Notice of Special Meeting, (ii) Joint Proxy Statement/Prospectus, (iii) Proxy for the Special Meeting, (iv) Old North State Bank's Annual Report on Form 10-KSB for the year ended December 31, 1996, and
(v) Old North State Bank's Quarterly Report on Form 10-QSB for the three months ended March 31, 1997. The Joint Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Old North State Bank shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

       The Board of Directors has approved the Agreement and consummation of the Merger contemplated thereby, and recommends that you vote FOR approval of the Agreement.

       It is important to understand that approval of the Agreement will require the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of Old North State Bank common stock. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with LSB Bank is a significant step for Old North State Bank and your vote on this matter is of great importance.

       On behalf of the Board of Directors, we urge you to vote FOR approval of the Agreement by marking the enclosed proxy card "FOR" item one.

       We look forward to seeing you at the Special Meeting.

                              Sincerely,

        Nicholas A. Daves                 Robert E. Marziano
        Chairman of the Board             President and Chief Executive Officer

                              OLD NORTH STATE BANK
                            161 SOUTH STRATFORD ROAD
                       WINSTON-SALEM, NORTH CAROLINA 27104
                                 (910) 631-3900


                 =============================================
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 9:00 A.M. ON JULY 21, 1997
                 =============================================



To the Shareholders of
Old North State Bank:

       NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Old North State Bank will be held at the Holiday Inn North, 3050 University Parkway, Winston-Salem, North Carolina, on Monday, July 21, 1997, at 9:00 A.M., local time, for the following purposes:

       1. MERGER. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of March 14, 1997 (the "Agreement"), by and among Old North State Bank, Lexington State Bank ("LSB Bank") and LSB Bancshares, Inc., the holding company of LSB Bank ("LSB"), pursuant to which (i) Old North State Bank will merge (the "Merger") with and into LSB Bank, with LSB Bank the surviving corporation, (ii) each share of the $5.00 par value common stock of Old North State Bank ("Old North State Bank Stock") issued and outstanding at the effective time of the Merger will be exchanged for 0.948 of a share of the $5.00 par value common stock of LSB, subject to possible adjustment, and cash in lieu of any fractional share, and
(iii) LSB will assume the obligations of Old North State Bank under certain warrants and various stock plans and adopt substitute plans where appropriate, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement/Prospectus and is hereby incorporated by reference herein.

       2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.


       NOTICE OF DISSENTER RIGHTS. If Proposal 1 above is approved and the Merger contemplated thereby is consummated, each holder of shares of Old North State Bank Stock who (i) gives notice prior to the vote on the proposal of his intent to demand appraisal rights and (ii) does not vote in favor of the proposal would have the right to demand appraisal of such holder's shares of Old North State Bank Stock and would be entitled to the rights and remedies of
Article 13 of the North Carolina Business Corporation Act ("NCBCA"). The right of any such shareholder to any such rights and remedies is contingent upon consummation of the Merger. In addition, the right of any such shareholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Article 13 of the NCBCA, the full text of which is attached as Appendix B to the accompanying Joint Proxy Statement/Prospectus. For a summary of the requirements of Article 13 of the NCBCA, see "DESCRIPTION OF THE MERGER--Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus.


       Only shareholders of record at the close of business on June 2, 1997, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of Old North State Bank Stock.

       THE BOARD OF DIRECTORS OF OLD NORTH STATE BANK RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Nicholas A. Daves
                                            Chairman


Winston-Salem, North Carolina
June ___, 1997

       WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                              LSB BANCSHARES, INC.
                                  ONE LSB PLAZA
                         LEXINGTON, NORTH CAROLINA 27292

                                 June ____, 1997

To the Shareholders of
LSB Bancshares, Inc.:

       You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of LSB Bancshares, Inc. ("LSB") to be held at the offices of LSB at One LSB Plaza, Lexington, North Carolina, at 1:00 P.M., local time, on Monday, July 21, 1997, notice of which is enclosed.

       At the Special Meeting, you will be asked to consider and vote on a proposal to issue shares of LSB common stock, $5.00 par value per share ("LSB Stock"), pursuant to the terms of an Agreement and Plan of Reorganization and Merger, dated as of March 14, 1997 (the "Agreement"), which provides for the merger (the "Merger") of Old North State Bank with and into Lexington State Bank ("LSB Bank"), with LSB Bank the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of Old North State Bank common stock issued and outstanding will be exchanged for 0.948 of a share of LSB Stock (subject to adjustment as described in the accompanying Joint Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

       Enclosed are the (i) Notice of Special Meeting, (ii) Joint Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger. Please read these materials carefully and consider thoughtfully the information set forth in them.

       The Board of Directors has approved the Agreement, consummation of the Merger contemplated thereby, and the related issuance of shares of LSB Stock, and recommends that you vote FOR approval of the issuance of LSB Stock in connection with the Merger.

       Approval of the issuance of LSB Stock will require the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Old North State Bank is a significant step for LSB and your vote on this matter is of great importance.

       On behalf of the Board of Directors, we urge you to vote FOR approval of the issuance of shares of LSB Stock in connection with the Merger by marking the enclosed proxy card "FOR" item one.

       We look forward to seeing you at the Special Meeting.

                              Sincerely,


                              Robert F. Lowe
                              Chairman, President and Chief Executive Officer

                              LSB BANCSHARES, INC.
                                  ONE LSB PLAZA
                         LEXINGTON, NORTH CAROLINA 27292
                                 (910) 248-6500


                 =============================================

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 1:00 P.M. ON JULY 21, 1997

                 =============================================


To the Shareholders of
LSB Bancshares, Inc.:

       NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of LSB Bancshares, Inc. ("LSB") will be held at the offices of LSB at One LSB Plaza, Lexington, North Carolina, on Monday, July 21, 1997, at 1:00 P.M., local time, for the following purposes:

       1. PROPOSED ISSUANCE OF COMMON STOCK. To consider and vote upon a proposal to issue shares of LSB common stock, $5.00 par value per share ("LSB Stock"), pursuant to the terms of an Agreement and Plan of Reorganization and Merger, dated as of March 14, 1997 (the "Agreement"), by and among Old North State Bank, Lexington State Bank ("LSB Bank") and LSB, pursuant to which (i) Old North State Bank will merge (the "Merger") with and into LSB Bank, with LSB Bank the surviving corporation, (ii) each share of the $5.00 par value common stock of Old North State Bank ("Old North State Bank Stock") issued and outstanding at the effective time of the Merger will be exchanged for 0.948 of a share of LSB Stock, subject to possible adjustment, and cash in lieu of any fractional share, and (iii) LSB will assume the obligations of Old North State Bank under certain warrants and various stock plans and adopt substitute plans where appropriate, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement/Prospectus and is hereby incorporated by reference herein.

       2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

       Only shareholders of record at the close of business on June 17, 1997, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the issuance of LSB Stock in connection with the Merger requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the Special Meeting.

       THE BOARD OF DIRECTORS OF LSB RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF LSB STOCK IN CONNECTION WITH THE MERGER.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Robert F. Lowe
                                            Chairman


Lexington, North Carolina
June ___, 1997

       WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                              LSB BANCSHARES, INC.
                        AN ESTIMATED 1,826,350 SHARES OF
                     COMMON STOCK, $5.00 PAR VALUE PER SHARE

                              JOINT PROXY STATEMENT

                     FOR SPECIAL MEETINGS OF SHAREHOLDERS OF
                  OLD NORTH STATE BANK AND LSB BANCSHARES, INC.

       This Prospectus of LSB Bancshares, Inc., a bank holding company organized and existing under the laws of the State of North Carolina ("LSB"), relates to up to 1,826,350 shares of common stock, $5.00 par value per share, of LSB ("LSB Stock"), including shares to be subject to assumed options and warrants, which are issuable to the shareholders of Old North State Bank ("ONSB"), a bank corporation organized and existing under the laws of the State of North Carolina, upon consummation of the proposed merger (the "Merger") described herein by which ONSB will merge with and into Lexington State Bank ("LSB Bank"), a bank corporation organized and existing under the laws of the State of North Carolina and a wholly-owned subsidiary of LSB, pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of March 14, 1997 (the "Agreement"), by and among ONSB, LSB Bank and LSB. The full text of the Agreement is attached as Appendix A hereto.


       At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $5.00 per share, of ONSB ("ONSB Stock") will be converted into and exchanged for
0.948 of a share of LSB Stock (the "Exchange Rate"), assuming an Average Closing Price (as defined herein) of LSB Stock of $20.00 per share. This would yield a dollar value of LSB Stock received by ONSB shareholders of $18.96 per share of ONSB Stock. The Exchange Rate could be greater or less than 0.948, depending upon the Average Closing Price. To the extent that the Average Closing Price of LSB Stock is between $20.00 and $24.00, the Exchange Rate shall be adjusted so that the dollar value of LSB Stock received by the shareholders of ONSB will range from $18.96 to $19.59, respectively, per share of ONSB Stock. To the extent that the Average Closing Price of LSB Stock is between $15.00 and $20.00, the Exchange Rate shall be adjusted so that the dollar value of LSB Stock received by the shareholders of ONSB will range from $15.80 to $18.96, respectively, per share of ONSB Stock. See "DESCRIPTION OF THE MERGER--Possible Adjustment of Exchange Rate."


       The following table sets forth the Exchange Rates and resulting dollar values of LSB Stock received by ONSB shareholders that correspond with various assumed Average Closing Prices of LSB Stock:


    Average Closing Price          Exchange          Dollar Value of
        of LSB Stock                 Rate               LSB Stock
        ------------                 ----               ---------
            $15.00                  1.053                 $15.80
             16.00                  1.027                  16.43
             17.00                  1.004                  17.06
             18.00                  0.982                  17.69
             19.00                  0.964                  18.32
             20.00                  0.948                  18.96
             21.00                  0.910                  19.11
             22.00                  0.876                  19.27
             23.00                  0.845                  19.43
             24.00                  0.816                  19.59

       The Average Closing Price was $ on June ___, 1997, which would have required an adjustment of the Exchange Rate to , yielding a dollar value of $_______ per share of ONSB Stock. As of June , 1997, shares of LSB Stock would have been issued to ONSB shareholders in connection with the Merger based upon shares of ONSB Stock outstanding on such date. The actual dollar value of LSB Stock received by, and the number of shares of LSB Stock issued to, ONSB shareholders may differ from these amounts based upon changes in the sale price of LSB Stock and the number of outstanding shares of ONSB Stock, respectively, after the date of this Joint Proxy Statement/Prospectus ("Proxy Statement").


       The "Average Closing Price" is defined in the Agreement as the average of the daily closing sale prices of LSB Stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by LSB) for the 15 consecutive trading days immediately preceding the ten-day period ending on the closing date of the Merger (the "Closing Date"). If the Average Closing Price of LSB Stock is greater than $24.00 or less than $15.00, the Board of Directors of both LSB and ONSB each has the right to terminate the Agreement. See "DESCRIPTION OF THE MERGER--Waiver, Amendment, and Termination."


       This Prospectus also serves as the Proxy Statement of ONSB, and is being furnished to the shareholders of ONSB in connection with the solicitation of proxies by the Board of Directors of ONSB for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "ONSB Special Meeting"), to be held on July 21, 1997, to consider and vote upon the Agreement. This Proxy Statement and related materials enclosed herewith are being mailed to shareholders of ONSB on or about June 2, 1997.


       Each holder of shares of ONSB Stock has the right to dissent from the Merger and to demand appraisal and payment of the fair value of such holder's shares of ONSB Stock if the Merger is approved and consummated. The right of any such shareholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Article 13 of the North Carolina Business Corporation Act ("NCBCA"), the full text of which is attached as Appendix B hereto. A shareholder of ONSB who wishes to dissent from the Merger
(i) must give ONSB written notice of his intent to demand payment for his shares if the Merger is effectuated, which notice must be actually received by ONSB before the vote is taken at the ONSB Special Meeting, and (ii) must not vote any shares of ONSB Stock in favor of the Merger. See "DESCRIPTION OF THE MERGER--Dissenters' Rights."

       This Prospectus also constitutes the Proxy Statement of LSB. It is being provided to LSB shareholders in connection with the solicitation of proxies by the Board of Directors of LSB for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "LSB Special Meeting"), to be held on July 21, 1997, to consider and vote upon the issuance of shares of LSB Stock in connection with the Merger. This Proxy Statement and related materials enclosed herewith are being mailed to shareholders of LSB on or about June 17, 1997.


       If ONSB shareholders approve the Agreement and LSB shareholders approve the issuance of LSB Stock in connection with the Merger, the closing date of the Merger is expected to be July 28, 1997.



       In the event that the rights of the ONSB and LSB Boards of Directors to terminate the Agreement are triggered, the respective Boards of Directors will be obligated to act in the best interests of the shareholders of the respective companies in deciding whether to terminate the Agreement. In making these decisions, the LSB and ONSB Boards of Directors would consider all relevant facts and circumstances existing at the time of their respective decisions, including primarily the new amount of consideration to be paid by LSB to ONSB shareholders, the time and expense incurred by the respective companies up to that time, the factors considered by the respective Boards when they initially approved the Merger as they relate to existing market conditions, and the advice of their respective financial advisors. See "BACKGROUND OF AND REASONS FOR THE MERGER--LSB Reasons for the Merger" and "--ONSB Reasons for the Merger."



       In the event that the termination rights of the Boards of Directors are triggered and both Boards decide that the Merger continues to be in the best interests of their respective shareholders, the LSB Board intends to resolicit approval from its shareholders of the issuance of shares of LSB Stock in connection with the Merger. The ONSB Board will resolicit approval of the Merger from its shareholders in the event that termination rights are triggered because the Average Closing Price of LSB Stock is less than $15.00. In addition, in the event that the condition precedent to consummation of the Merger requiring a favorable tax opinion from Bell, Davis & Pitt, P.A. is waived, the Boards of Directors of both ONSB and LSB will resolicit the approval of their respective shareholders.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY. THE SECURITIES ARE NOT OBLIGATIONS OF NOR ARE THE SECURITIES GUARANTEED BY LEXINGTON STATE BANK OR LSB BANCSHARES, INC. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTED.

           The date of this Joint Proxy Statement is June ___, 1997.

                              AVAILABLE INFORMATION

       LSB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a World Wide Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including LSB. The shares of LSB Stock are listed on the Nasdaq National Market ("Nasdaq"), and reports, proxy and information statements, and other information concerning LSB also may be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

       ONSB also is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Federal Reserve Board (the "Federal Reserve"). Copies of such reports, proxy statements and other information filed by ONSB may be obtained from the Federal Reserve at prescribed rates by written requests for such copies to the Federal Reserve, Records Office, 20th and C Streets, N.W., Washington, D.C. 20551, or the Federal Reserve Bank of Richmond, 701 East Byrd Street, Richmond, Virginia 23219. In addition, such documents are exhibits to the Registration Statement (as defined herein) and may be inspected and copied at the public reference facilities maintained by the SEC at the addresses set forth above.

       This Proxy Statement constitutes part of the Registration Statement on Form S-4 of LSB (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about LSB and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

       All information contained in this Proxy Statement or incorporated herein by reference with respect to LSB was supplied by LSB and all information contained in this Proxy Statement or incorporated herein by reference with respect to ONSB was supplied by ONSB.

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED

PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LSB OR ONSB OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

                       DOCUMENTS INCORPORATED BY REFERENCE

       The following documents previously filed with the SEC by LSB pursuant to the Exchange Act are hereby incorporated by reference herein:


       (a) LSB's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996;

       (b) LSB's Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 1997;

       (c) LSB's Current Report on Form 8-K dated March 14, 1997; and

       (d) The description of LSB Stock contained in LSB's Registration Statement on Form 8-A filed November 17, 1992, under the Exchange Act and any other amendment or report filed for the purpose of updating such description.

       The following documents previously filed with the Federal Reserve by ONSB pursuant to the Exchange Act are hereby incorporated by reference herein and attached as exhibits to the Registration Statement of which this Proxy Statement is a part:

       (a) ONSB's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1996 filed as exhibit 13.1 to the Registration Statement of which this Proxy Statement is a part;

       (b) ONSB's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997 filed as exhibit 13.4 to the Registration Statement of which this Proxy Statement is a part; and

       (c) ONSB's Current Report on Form 8-K dated March 21, 1997 filed as exhibit 99.3 to the Registration Statement of which this Proxy Statement is a part.


       All documents filed by LSB pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the ONSB Special Meeting and LSB Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

       LSB will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered a copy of any and all information (excluding certain exhibits) relating to LSB that has been incorporated by reference in the Registration Statement. Such requests should be directed to Monty J. Oliver, Secretary and Treasurer, LSB Bancshares, Inc., One LSB Plaza, Lexington, North Carolina 27292 (telephone (910) 248-6500). ONSB will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to ONSB that has been incorporated by reference in the Registration Statement of which this Proxy Statement is a part. Such requests should be directed to Charles V. Darnell, Senior Vice President and Chief Financial Officer, Old North State Bank, 161 South Stratford Road, Winston-Salem, North Carolina 27104 (telephone (910) 983-0682). In order to ensure timely delivery of the documents, any request should be made by July 14, 1997.



       ONSB'S ANNUAL REPORT ON FORM 10-KSB, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AND ONSB'S QUARTERLY REPORT ON FORM 10-QSB FOR THE FISCAL QUARTER ENDED MARCH 31, 1997, ACCOMPANY THIS PROXY STATEMENT.


       THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF LSB FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON LSB FINANCIAL PERFORMANCE (SEE "DESCRIPTION OF THE MERGER-BACKGROUND OF AND REASONS FOR THE MERGER"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESS OF LSB AND ONSB ARE GREATER THAN EXPECTED; (5) REQUIRED OPERATIONAL DIVESTITURES ARE GREATER THAN EXPECTED; (6) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (7) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (8) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (9) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (10) CHANGES OCCUR IN THE SECURITIES MARKETS.

                                TABLE OF CONTENTS


                                                                                                                       PAGE
                                                                                                                       ----
SUMMARY...................................................................................................................1
         The Parties......................................................................................................1
         Meeting Of ONSB Shareholders.....................................................................................1
         Meeting Of LSB Shareholders......................................................................................2
         The Merger.......................................................................................................2
         Comparative Market Prices Of Common Stock........................................................................7
         Comparative Per Share Data.......................................................................................8
SELECTED FINANCIAL DATA..................................................................................................11
PRO FORMA CONDENSED FINANCIAL INFORMATION................................................................................14
COMPARATIVE MARKET PRICES AND DIVIDENDS..................................................................................23
SPECIAL MEETING OF ONSB SHAREHOLDERS.....................................................................................24
         Date, Place, Time, And Purpose..................................................................................24
         Record Dates, Voting Rights, Required Votes, And Revocability Of Proxies........................................24
         Solicitation Of Proxies.........................................................................................25
         Recommendation..................................................................................................25
SPECIAL MEETING OF LSB SHAREHOLDERS......................................................................................26
         Date, Place, Time, And Purpose..................................................................................26
         Record Dates, Voting Rights, Required Votes, And Revocability Of Proxies........................................26
         Solicitation Of Proxies.........................................................................................27
         Recommendation..................................................................................................27
DESCRIPTION OF THE MERGER................................................................................................28
         General.........................................................................................................28
         Possible Adjustment Of Exchange Rate............................................................................28
         Effect Of The Merger On Stock Options And Warrants..............................................................29
         Background Of And Reasons For The Merger........................................................................30
         Opinion Of ONSB's Financial Advisor.............................................................................35
         Opinion Of LSB's Financial Advisor..............................................................................39
         Effective Time Of The Merger....................................................................................44
         Distribution Of LSB Stock Certificates..........................................................................44
         Conditions To Consummation Of The Merger........................................................................45
         Regulatory Approvals............................................................................................46
         Waiver, Amendment, And Termination..............................................................................47
         Dissenters' Rights..............................................................................................48
         Conduct Of Business Pending The Merger..........................................................................50
         Management And Operations After The Merger......................................................................52
         Interests Of Certain Persons In The Merger......................................................................52
         Option Agreement................................................................................................55
         Certain Federal Income Tax Consequences.........................................................................55
         Accounting Treatment............................................................................................56
         Expenses And Fees...............................................................................................57
         Resales Of LSB Stock............................................................................................57

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS...........................................................................59
         Anti-Takeover Provisions Generally..............................................................................59
         Authorized Capital Stock........................................................................................59
         Amendment Of Articles Of Incorporation And Bylaws...............................................................60
         Classified Board Of Directors And Absence Of Cumulative Voting..................................................61
         Removal Of Directors............................................................................................62
         Limitations On Director Liability...............................................................................62
         Indemnification.................................................................................................63
         Special Meeting Of Shareholders.................................................................................65
         Constituency And Stakeholder Provisions.........................................................................65
         Actions By Shareholders Without A Meeting.......................................................................65
         Shareholder Nominations And Proposals...........................................................................65
         Fair Price Provisions...........................................................................................66
         Business Combinations...........................................................................................66
         Dissenters' Rights of Appraisal.................................................................................67
         Shareholders' Rights To Examine Books And Records...............................................................67
         Dividends.......................................................................................................67
INFORMATION ABOUT ONSB...................................................................................................69
         General.........................................................................................................69
         Security Ownership Of Management................................................................................69
INFORMATION ABOUT LSB....................................................................................................70
         General.........................................................................................................70
         Security Ownership Of Management................................................................................70
CERTAIN REGULATORY CONSIDERATIONS........................................................................................71
         General.........................................................................................................71
         Community Reinvestment..........................................................................................72
         Payment Of Dividends............................................................................................74
         Capital Adequacy................................................................................................75
         Support Of Subsidiary Banks.....................................................................................76
         Prompt Corrective Action........................................................................................76
         FDIC Insurance Assessments......................................................................................78
         Safety And Soundness Standards..................................................................................79
         Depositor Preference............................................................................................79
DESCRIPTION OF LSB CAPITAL STOCK.........................................................................................80
OTHER MATTERS............................................................................................................80
EXPERTS..................................................................................................................80
OPINIONS.................................................................................................................80
SHAREHOLDER PROPOSALS....................................................................................................81

APPENDICES
     Appendix A: Agreement and Plan of Reorganization and Merger
     Appendix B: Article 13 of the North Carolina Business Corporation Act Appendix C: Form of Opinion of Scott & Stringfellow, Inc.
     Appendix D: Form of Opinion of The Carson Medlin Company

                                     SUMMARY

       Following is a summary of certain information contained in this Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement. Shareholders are urged to read carefully the entire Proxy Statement, including the appendices. As used in this Proxy Statement, the terms "LSB" and "ONSB" refer to those entities, respectively, and, where the context requires, to LSB and its subsidiaries and ONSB and its subsidiary, respectively.

THE PARTIES

       ONSB. ONSB is a North Carolina bank corporation headquartered in Winston-Salem, North Carolina that operates seven banking offices in Forsyth County and Stokes County. ONSB offers a broad range of banking and banking-related services. As of March 31, 1997, ONSB had total consolidated assets of approximately $137.3 million, total consolidated deposits of approximately $112.2 million, and total consolidated shareholders' equity of approximately $11.4 million. The principal executive offices of ONSB are located at 161 South Stratford Road, Winston-Salem, North Carolina 27104, and its telephone number at such address is (910) 631-3900. Additional information with respect to ONSB is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "INFORMATION ABOUT ONSB."

       LSB. LSB, a North Carolina corporation, is a bank holding company registered with the Federal Reserve under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"). LSB owns all of the outstanding shares of LSB Bank, a North Carolina bank corporation that operates 14 banking offices located in Davidson County, North Carolina. LSB, through LSB Bank and its subsidiaries, offers a full range of financial services related to commercial banking, savings and trusts, including the acceptance of deposits, corporate cash management, discount brokerage, IRA plans, secured and unsecured loans and trust functions. As of March 31, 1997, LSB had total consolidated assets of approximately $431.6 million, total consolidated deposits of approximately $362.0 million, and total consolidated shareholders' equity of approximately $52.6 million.


       The principal executive offices of LSB and LSB Bank are located at One LSB Plaza, Lexington, North Carolina 27292, and its telephone number at such address is (910) 248-6500. Additional information with respect to LSB and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "INFORMATION ABOUT LSB."


MEETING OF ONSB SHAREHOLDERS

       This Proxy Statement is being furnished to the holders of ONSB Stock in connection with the solicitation by the ONSB Board of Directors of proxies for use at the ONSB Special Meeting at which ONSB shareholders will be asked to vote upon (i) a proposal to approve the Agreement and (ii) such other business as may properly come before the meeting. The ONSB Special Meeting will be held at the Holiday Inn North, 3050 University Parkway, Winston-Salem, North Carolina, at 9:00 A.M., local time, on Monday, July 21, 1997. See "SPECIAL MEETING OF ONSB SHAREHOLDERS--Date, Place, Time, and Purpose."

       ONSB's Board of Directors fixed the close of business on June 2, 1997, as the record date (the "ONSB Record Date") for determination of the shareholders entitled to notice of and to vote at the ONSB Special Meeting. Only holders of record of shares of ONSB Stock on the ONSB Record Date are entitled to notice of and to vote at the ONSB Special Meeting. Each share of ONSB Stock is entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the ONSB Special Meeting. On the ONSB Record Date, 1,582,678 shares of ONSB Stock were issued and outstanding. See "SPECIAL MEETING OF ONSB SHAREHOLDERS--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."



       Approval of the Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast at the ONSB Special Meeting by the holders of the issued and outstanding shares of ONSB Stock. As of May 31, 1997, directors and executive officers of ONSB and their affiliates were entitled to vote 240,007 shares (excluding options) or approximately 15.2% of the outstanding shares of ONSB Stock. See "SPECIAL MEETING OF ONSB SHAREHOLDERS--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."


MEETING OF LSB SHAREHOLDERS

       This Proxy Statement is being provided to the holders of LSB Stock in connection with the solicitation by the LSB Board of Directors of proxies for use at the LSB Special Meeting at which LSB shareholders will be asked to vote upon (i) a proposal to issue shares of LSB Stock in connection with the Merger and (ii) such other business as may properly come before the meeting. The LSB Special Meeting will be held at the offices of LSB at One LSB Plaza, Lexington, North Carolina, at 1:00 P.M., local time, on Monday, July 21, 1997. See "SPECIAL MEETING OF LSB SHAREHOLDERS--Date, Place, Time, and Purpose."


       The Board of Directors of LSB has fixed the close of business on June 17, 1997, as the record date (the "LSB Record Date") for determination of the shareholders entitled to notice of and to vote at the LSB Special Meeting. Only holders of record of shares of LSB Stock on the LSB Record Date will be entitled to notice of and to vote at the LSB Special Meeting. Each share of LSB Stock is entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the LSB Special Meeting. On the LSB Record Date, 5,405,177 shares of LSB Stock were issued and outstanding. See "SPECIAL MEETING OF LSB SHAREHOLDERS--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."



       Approval of the issuance of shares of LSB Stock in connection with the Merger requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the LSB Special Meeting. As of May 31, 1997, directors and executive officers of LSB and their affiliates were entitled to vote 224,673 shares (excluding options) or approximately 4.2% of the outstanding shares of LSB Stock. In addition, at May 31, 1997, the LSB Bank Trust Department held approximately 176,556 shares, or 3.3%, of the then outstanding shares of LSB Stock. See "SPECIAL MEETING OF LSB SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."


THE MERGER

       GENERAL. The Agreement provides for the acquisition of ONSB by LSB pursuant to the merger of ONSB with and into LSB Bank. At the Effective Time, each share of ONSB Stock then issued and outstanding will be converted into and exchanged for 0.948 of a share of LSB Stock, assuming an Average Closing Price of LSB Stock of $20.00 per share. This would yield a dollar value of LSB Stock received by ONSB shareholders of $18.96 per share of ONSB Stock. The Exchange Rate could be greater or less than 0.948, depending upon the Average Closing Price. To the extent that the Average

Closing Price of LSB Stock is between $20.00 and $24.00, the Exchange Rate shall be adjusted so that the dollar value of LSB Stock received by the shareholders of ONSB will range from $18.96 to $19.59, respectively, per share of ONSB Stock. To the extent that the Average Closing Price of LSB Stock is between $15.00 and $20.00, the Exchange Rate shall be adjusted so that the dollar value of LSB Stock received by the shareholders of ONSB will range from $15.80 to $18.96, respectively, per share of ONSB Stock. The Average Closing Price was $_________ on June ___, 1997, which would have required an adjustment of the Exchange Rate to _____________, yielding a dollar value of $ per share of ONSB Stock. See "DESCRIPTION OF THE MERGER--Possible Adjustment of Exchange Rate."

       The "Average Closing Price" is defined in the Agreement as the average of the daily closing sale prices of LSB Stock quoted on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by LSB) for the 15 consecutive trading days immediately preceding the ten-day period ending on the Closing Date. If the Average Closing Price of LSB Stock is greater than $24.00 or less than $15.00, the Board of Directors of both LSB and ONSB each has the right to terminate the Agreement. See "DESCRIPTION OF THE MERGER--Waiver, Amendment, and Termination."

       No fractional shares of LSB Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any ONSB shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of LSB Stock multiplied by the market value of one share of LSB Stock at the Effective Time. The market value of one share of LSB Stock at the Effective Time shall be the Average Closing Price. See "DESCRIPTION OF THE MERGER--General."


       The Agreement also contemplates that at the Effective Time, each option to acquire shares of ONSB Stock pursuant to stock options ("ONSB Options") granted by ONSB under the ONSB Stock Plans, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exerciseable, will be converted into and become rights with respect to LSB Stock on a basis adjusted to reflect the Exchange Rate. The Agreement also provides that at the Effective Time, each warrant to purchase shares of ONSB Stock (the "ONSB Warrants") outstanding at the Effective Time will be converted into and become a warrant to purchase LSB Stock on a basis adjusted to reflect the Exchange Rate. See "DESCRIPTION OF THE MERGER--Effect of the Merger on Stock Options and Warrants."



       As of the ONSB Record Date, ONSB had 1,582,678 shares of ONSB Stock issued and outstanding and 151,636 additional shares of ONSB Stock that could be purchased upon exercise of the ONSB Options and ONSB Warrants. Assuming an Exchange Rate of 0.948 of a share of LSB Stock for each share of ONSB Stock, it is anticipated that upon consummation of the Merger, LSB would issue approximately 1,500,379 shares of LSB Stock, excluding shares subject to assumed warrants and options. Accordingly, LSB would then have issued and outstanding approximately 6,905,556 shares of LSB Stock based on the number of shares of LSB Stock issued and outstanding on the LSB Record Date.


       REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS. The Boards of Directors of ONSB and LSB believe that the Agreement and the Merger are in the best interests of ONSB and LSB and their respective shareholders. THE ONSB BOARD OF DIRECTORS RECOMMENDS THAT ONSB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. THE LSB BOARD OF DIRECTORS RECOMMENDS THAT LSB SHAREHOLDERS VOTE TO APPROVE THE ISSUANCE OF SHARES OF LSB STOCK IN CONNECTION WITH THE MERGER. The Boards of Directors of ONSB and LSB believe that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of ONSB and LSB will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF THE MERGER--Background of and Reasons for the Merger."

       In approving the Agreement, the Boards of Directors of ONSB and LSB considered, among other things, ONSB's and LSB's respective financial conditions, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, the opinions of Scott & Stringfellow, Inc. ("Scott & Stringfellow") and The Carson Medlin Company ("Carson Medlin"), respectively, as to the fairness of the Exchange Rate, from a financial point of view, to the shareholders of ONSB and LSB, respectively, and in general the fairness of the terms of the Merger to the shareholders of the respective banks. See "DESCRIPTION OF THE MERGER--Background of and Reasons for the Merger."


       OPINIONS OF FINANCIAL ADVISORS. Scott & Stringfellow has rendered an opinion to ONSB that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Rate is fair, from a financial point of view, to the shareholders of ONSB. Carson Medlin has rendered an opinion to LSB that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Rate is fair, from a financial point of view, to the shareholders of LSB. The opinions of Scott & Stringfellow and Carson Medlin, dated as of June ___, 1997 and June ___, 1997, respectively, are attached as Appendices C and D, respectively, to this Proxy Statement. Shareholders are urged to read the opinions in their entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF THE MERGER--Opinion of ONSB's Financial Advisor" and "--Opinion of LSB's Financial Advisor."


       EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger become effective with the North Carolina Secretary of State. Unless otherwise agreed upon by ONSB and LSB, the Effective Time is expected to occur as soon as practicable after approval of the Merger by ONSB shareholders and LSB shareholders and the effective date (including expiration of all applicable waiting periods) of all required consents of any regulatory authority having jurisdiction over the Merger. See "DESCRIPTION OF THE MERGER--Effective Time of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination."

       No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied. ONSB and LSB anticipate that all conditions to the consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1997. Delays in the consummation of the Merger could occur, however.

       EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, LSB will cause Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina, acting in its capacity as exchange agent for LSB (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of ONSB Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of LSB Stock. Cash will be paid to the holders of ONSB Stock in lieu of the issuance of any fractional shares of LSB Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be paid to such holder, and in no event will ONSB, LSB, LSB Bank or the Exchange Agent be liable to any holder of ONSB Stock for any LSB Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

       REGULATORY APPROVALS AND OTHER CONDITIONS. The Merger is subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Commissioner of Banks (the "Commissioner"). Applications for the requisite approvals have been filed with each of these agencies. The FDIC is expected to approve the Merger in mid-July 1997, and the Commissioner is expected to approve the Merger at the meeting of the North Carolina State Banking Commission on July 23, 1997. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. THERE ALSO CAN BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT IMPOSE CONDITIONS THAT ARE DEEMED BY ONSB OR LSB TO MATERIALLY ADVERSELY IMPACT THE ECONOMIC OR BUSINESS ASSUMPTIONS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

       Consummation of the Merger is subject to various other conditions, including receipt of the required approval of ONSB shareholders and LSB shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other conditions. See "DESCRIPTION OF THE MERGER--Regulatory Approvals" and "--Conditions to Consummation of the Merger."


       WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by mutual consent of the Boards of Directors of ONSB and LSB, (ii) by the action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1997, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate, or if the Average Closing Price is either less than $15.00 or more than $24.00, or (iii) in certain circumstances, by one of the parties in the event that the other defaults in the performance of its representations, warranties and agreements contained in the Agreement. If for any reason the Merger is not consummated, ONSB shall continue to operate as a bank under its present management. To the extent permitted by law, the Agreement may be amended upon the written agreement of LSB and ONSB without the approval of shareholders; provided, however, that the provisions of the Agreement relating to the manner or basis in which shares of LSB Stock will be exchanged for ONSB Stock may not be amended after the ONSB Special Meeting without the requisite approval of the holders of the issued and outstanding shares of ONSB Stock entitled to vote thereon. In addition, in the event that the condition precedent to consummation of the Merger requiring a favorable tax opinion from Bell, Davis & Pitt, P.A. is waived, the Boards of Directors of both ONSB and LSB will resolicit the approval of their respective shareholders. See "DESCRIPTION OF THE MERGER--Possible Adjustment of Exchange Rate" and "--Waiver, Amendment, and Termination."

       DISSENTERS' RIGHTS. Pursuant to Article 13 of the NCBCA, the holders of ONSB Stock have dissenters' rights with respect to the Merger. Any ONSB shareholder who does not vote in favor of the proposal to approve the Agreement and the Merger contemplated thereby and who complies with certain requirements of the applicable provisions of the NCBCA may have the right to an appraisal and payment for such person's shares of ONSB Stock. LSB shareholders do not have dissenters' rights with respect to the Merger.


       TO PERFECT DISSENTERS' RIGHTS OF APPRAISAL, A HOLDER OF ONSB STOCK MUST STRICTLY COMPLY WITH THE APPLICABLE STATUTORY PROVISIONS, A COPY OF WHICH PROVISIONS IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. A SHAREHOLDER OF ONSB WHO WISHES TO DISSENT FROM THE MERGER (I) MUST GIVE ONSB WRITTEN NOTICE OF HIS INTENT TO DEMAND PAYMENT FOR HIS SHARES IF THE MERGER IS EFFECTUATED, WHICH NOTICE MUST BE ACTUALLY RECEIVED BY ONSB BEFORE THE VOTE IS TAKEN AT THE ONSB SPECIAL MEETING AND (II) MUST NOT VOTE ANY SHARES OF ONSB STOCK IN FAVOR OF THE MERGER. ANY HOLDER OF ONSB

STOCK WHO RETURNS A SIGNED PROXY BUT WHO FAILS TO PROVIDE VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSAL TO APPROVE THE AGREEMENT WILL BE DEEMED TO HAVE VOTED IN FAVOR OF SUCH PROPOSAL AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS OF APPRAISAL. See "DESCRIPTION OF THE MERGER--Dissenters' Rights."

       INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of ONSB's management and Board of Directors have interests in the Merger in addition to their interests as shareholders or option holders of ONSB generally. Those interests relate to, among other things, the right of ONSB under the Agreement to recommend candidates to fill two additional directorships on the LSB and LSB Bank Boards of Directors, change in control provisions in existing employment agreements with ONSB, appointment of certain current officers of ONSB as officers of LSB Bank, provisions in the Agreement regarding indemnification and eligibility for certain LSB employee benefits, and amendment of an existing employment agreement between ONSB and the President of ONSB. See "DESCRIPTION OF THE MERGER--Interests of Certain Persons in the Merger."


       In connection with the right of ONSB to recommend candidates to fill two additional directorships on the Boards of Directors of LSB and LSB Bank, ONSB has recommended Lloyd G. Walter, Jr. and Marvin D. Gentry, both of whom are currently directors of ONSB. In addition, pursuant to the Agreement, Nicholas A. Daves, Chairman of the Board of ONSB, Charles V. Darnell, Senior Vice President and Chief Financial Officer of ONSB, and Suzanne J. Bullotta, Senior Vice President of ONSB, will be appointed to the offices of Senior Vice President of LSB Bank, and other officers of ONSB will be appointed to offices of LSB Bank with titles equivalent to the titles held by such officers at ONSB. Upon consummation of the Merger, LSB Bank will assume Messrs. Daves' and Darnell's existing employment agreement with ONSB. LSB anticipates, however, entering into new employment agreements with Messrs. Daves and Darnell to replace their existing employment agreements with ONSB, although the terms thereof have not been agreed upon, and no assurance can be given that such agreements will be executed. See "DESCRIPTION OF THE MERGER--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."



       ONSB, LSB Bank and the current President and Chief Executive Officer of ONSB, Robert E. Marziano, have entered into an amendment, effective upon the Merger, of Mr. Marziano's existing employment contract with ONSB. The amendment modifies the change in control provision of Mr. Marziano's current employment agreement to provide that at the Effective Time, Mr. Marziano's employment will terminate and LSB Bank will pay him a $285,000 severance payment in cash. The amendment also contains a modified non-compete provision in exchange for which LSB Bank will pay Mr. Marziano, during his lifetime, 60 equal monthly cash payments of $2,000. See "DESCRIPTION OF THE MERGER--Interests of Certain Persons in the Merger."


       OPTION AGREEMENT. In addition to the Agreement, ONSB and LSB have entered into an option agreement (the "Option Agreement"), pursuant to which ONSB has granted an option to LSB to purchase under certain conditions 265,675 shares of ONSB Stock at an exercise price of $8.00 in cash per share (the "Lock-Up Option"). The Lock-Up Option is exercisable only if: (i) an offer to acquire ONSB has been received by ONSB, or solicited by ONSB, from a person or entity other than LSB, and (ii) ONSB and such person or entity have entered into an agreement concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving ONSB. LSB's right to exercise the Lock-Up Option has not been triggered as of the date of this Proxy Statement.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by ONSB and LSB of a written opinion of Bell, Davis & Pitt, P.A., substantially to this effect. If the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized by an ONSB shareholder upon the exchange of such shareholder's ONSB Stock solely for shares of LSB Stock. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized with respect to cash received in lieu of fractional shares. Gain recognition, if any, will not be in excess of the amount of cash received. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL ONSB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF THE MERGER--Certain Federal Income Tax Consequences."

       ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "DESCRIPTION OF THE MERGER--Accounting Treatment."

       CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, ONSB shareholders, whose rights are governed by ONSB's Articles of Incorporation and Bylaws, will automatically become LSB shareholders, and their rights as LSB shareholders will be determined by LSB's Articles of Incorporation and Bylaws and by the NCBCA.

       The rights of LSB shareholders differ from the current rights of ONSB shareholders in certain respects. After the Merger, ONSB shareholders will have the same rights as LSB shareholders. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

       CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business only in the ordinary course and to take no action that would adversely affect its or the other party's ability to perform its covenants and agreements under the Agreement. In addition, ONSB has agreed not to take certain actions relating to the operation of ONSB pending consummation of the Merger, except as otherwise permitted by the Agreement. See "DESCRIPTION OF THE MERGER--Conduct of Business Pending the Merger," for a description of these limitations on the conduct of ONSB's business.

COMPARATIVE MARKET PRICES OF COMMON STOCK

       Shares of LSB Stock are traded over-the-counter and quoted electronically through the Nasdaq National Market System under the symbol "LXBK." Shares of ONSB Stock are traded on the OTC Bulletin Board System under the symbol "ONSB." ONSB Stock quotes are listed in the Charlotte Observer. Scott & Stringfellow, Interstate/Johnson Lane and Legg Mason Wood Walker, registered broker-dealers, have been listed as market makers for ONSB Stock. The following table sets forth the reported closing prices per share for LSB Stock, the last bid quotation for ONSB Stock (as reported in the Charlotte Observer) and the equivalent per share prices (as explained below) for ONSB Stock on January 17, 1997, the last full business day preceding the public announcement of the intention of the parties to effect the Merger, and on June ___, 1997, the latest practicable date prior to the mailing of this Proxy Statement.


                                                             EQUIVALENT PER
MARKET PRICE PER SHARE AT:      ONSB STOCK    LSB STOCK        SHARE PRICE
--------------------------      ----------    ---------      --------------

January 17, 1997                  $14.25        $20.50          $19.43
June ___, 1997                    $             $               $
                                   -----         -----           -----

       The equivalent per share price of a share of ONSB Stock at each specified date represents the closing sale price of a share of LSB Stock on such date multiplied by the assumed Exchange Rate of 0.948. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

       There can be no assurance as to what the market price of LSB Stock will be if and when the Merger is consummated.

COMPARATIVE PER SHARE DATA


       The following table sets forth: (a) selected comparative per share data for each of LSB and ONSB on an historical basis; (b) unaudited pro forma comparative per share data assuming that the Merger had been effective during the periods presented for LSB and ONSB combined; and (c) ONSB pro forma equivalent amounts, using the Exchange Rate of 0.948 shares of LSB Stock for each share of ONSB Stock. The Exchange Rate is subject to adjustment under certain circumstances. See "THE MERGER--Exchange Rate." The unaudited pro forma data has been prepared giving effect to the Merger as a pooling-of-interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of LSB, see "THE MERGER--Accounting Treatment."

         The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of LSB and ONSB incorporated by reference herein. See "DOCUMENTS INCORPORATED BY REFERENCE" and "--Selected Financial Data."


                                                         For the Three Months Ended              For the Year Ended
                                                                   March 31,                        December 31,
                                                         --------------------------      -------------------------------
                                                           1997           1996           1996          1995         1994
                                                           ----           ----           ----          ----         ----
Earnings per share
     LSB historical                                       $0.31           $0.20         $1.08          $0.89       $0.84
     ONSB historical                                       0.21            0.19          0.65           0.50        0.44
     LSB and ONSB pro forma                                0.29            0.20          1.00           0.85        0.79
     ONSB pro forma equivalent                             0.27            0.19          0.95           0.81        0.75

Cash dividends declared per share
     LSB historical                                       $0.11           $0.10         $0.40          $0.38       $0.35
     ONSB historical                                       0.00            0.00          0.00           0.00        0.04
     LSB and ONSB pro forma                                0.11            0.10          0.40           0.38        0.35
     ONSB pro forma equivalent                             0.10            0.09          0.38           0.36        0.33

Shareholders' equity per share (end of period)
     LSB historical                                       $9.74           $9.00         $9.57          $8.95       $8.32
     ONSB historical                                       7.17            6.56          7.07           6.52        5.33
     LSB and ONSB pro forma                                9.16            8.55          9.00           8.39        7.88
     ONSB pro forma equivalent                             8.68            8.11          8.53           7.95        7.47

                         NOTES TO COMPARATIVE SHARE DATA
                                   (UNAUDITED)


       Certain material, nonrecurring adjustments of approximately $900 thousand (pre-tax) will be recorded in conjunction with the Merger. These adjustments include amounts to effect the settlement of obligations under existing employment contracts and amounts associated with the conversion of ONSB branches. It is estimated that approximately $450 thousand of the expenses will be directly related to effecting the Merger and therefore will not be deductible for income tax purposes. The impact of these adjustments has been reflected in the calculation of shareholders' equity per common share. The earnings per share calculations do not reflect the impact of these adjustments.

       Pro forma cash dividends declared per common share represent historical dividends per share paid by LSB.


       ONSB pro forma equivalent amounts are calculated by multiplying the LSB and ONSB pro forma combined amounts by the Exchange Rate of 0.948 shares of LSB Stock for each share of ONSB Stock. As provided in the Agreement, the Exchange Rate may change due to changes in the LSB Stock price.

                             SELECTED FINANCIAL DATA

       The following selected historical financial information has been derived from historical consolidated financial statements of LSB and ONSB, respectively, and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

                                       LSB
                       SELECTED HISTORICAL FINANCIAL DATA

                                                FOR THE THREE
                                                MONTHS ENDED                             FOR THE YEAR ENDED
                                                  MARCH 31,                                 DECEMBER 31,
                                            --------------------    --------------------------------------------------------
                                              1997        1996         1996       1995        1994          1993       1992
                                           ----------  ----------   ---------  ----------   ---------   -----------  -------
                                                                            (Dollars in thousands, except per share data)
Summary of Operations
  Interest income                           $  8,144    $  7,141    $ 30,292    $ 28,051    $ 24,393    $ 22,916    $ 24,468
  Interest expense                             3,346       2,851      12,152      11,448       8,695       8,048       9,931
                                            --------    --------    --------    --------    --------    --------    --------

  Net interest income                          4,798       4,290      18,140      16,603      15,698      14,868      14,537
  Provision for loan and lease losses             93          73         562         252         219         941         843
                                            --------    --------    --------    --------    --------    --------    --------

  Net interest income after provision
    for loan and lease losses                  4,705       4,217      17,578      16,351      15,479      13,927      13,694
  Noninterest income                           1,173         955       4,113       3,244       2,603       3,214       2,612
  Noninterest expense                          3,429       3,753      13,529      13,112      12,198      11,436      10,166
                                            --------    --------    --------    --------    --------    --------    --------

  Income before income taxes                   2,449       1,419       8,162       6,483       5,884       5,705       6,140
  Provision for income taxes                     763         345       2,323       1,701       1,422       1,349       1,736
                                            --------    --------    --------    --------    --------    --------    --------

  Net income                                $  1,686    $  1,074    $  5,839    $  4,782       4,462    $  4,356    $  4,404
                                            ========    ========    ========    ========    ========    ========    ========

Per Share Data (1)
  Earnings                                  $   0.31    $   0.20        1.08        0.89        0.84        0.82        0.83
  Cash dividends declared                       0.11        0.10        0.40        0.38        0.35        0.33        0.31
  Book value                                    9.74        9.00        9.57        8.95        8.32        7.90        7.40

Average Balance Sheets
  Securities at carrying value              $ 85,628    $108,276     102,550     106,728      99,475      91,532      95,098
  Loans and leases (2)                       273,973     225,566     246,998     214,380     202,589     189,773     177,561
  Other assets                                67,981      40,963      46,072      45,731      49,355      49,434      45,632
                                            --------    --------    --------    --------    --------    --------    --------

    Total assets                            $427,582    $374,805    $395,620    $366,839     351,419    $330,739    $318,291
                                            ========    ========    ========    ========    ========    ========    ========

  Deposits                                  $360,118    $322,475     336,210     317,450     303,919     286,155     277,379
  Other liabilities                            5,396       3,683       5,363       3,144       4,147       3,824       3,011
  Long-term debt                               9,663          --       4,258          --          --          --          --
  Shareholders' equity                        52,405      48,647      49,789      46,245      43,353      40,760      37,901
                                            --------    --------    --------    --------    --------    --------    --------

    Total liabilities and
      shareholders' equity                  $427,582    $374,805    $395,620    $366,839     351,419    $330,739    $318,291
                                            ========    ========    ========    ========    ========    ========    ========

Period End Balances
  Total assets                              $431,552    $370,756     421,600    $375,026     357,092    $342,980    $323,490
  Deposits                                   362,024     318,215     354,820     323,289     309,906     296,903     281,291
  Long-term debt                              10,333          --       9,167          --          --          --          --
  Shareholders' equity                        52,641      48,436      51,687      48,110      44,475      42,036      39,289

Selected Ratios
  Rate of return on:
    Average total assets                        0.39%       0.29%       1.48%       1.30%       1.27%       1.32%       1.38
    Average common shareholders' equity         3.22%       2.21%      11.73%      10.34%      10.29%      10.69%      11.62
  Dividend payout                              34.65       50.00       36.96       43.09       42.05       40.52       36.78
  Average equity to average assets             12.26       12.98       12.59       12.61       12.34       12.32       11.91


--------------------------------------
(1) Per share data have been restated to give retroactive effect to the five-for-four stock splits paid February 15, 1996, March 31, 1994, and March 31, 1992.
(2) Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.

                                      ONSB
                      SELECTED HISTORICAL FINANCIAL DATA(1)

                                           FOR THE THREE
                                            MONTHS ENDED                             FOR THE YEAR ENDED
                                              MARCH 31,                                 DECEMBER 31,
                                        -------------------   ------------------------------------------------------
                                           1997      1996       1996       1995       1994      1993(2)      1992
                                        --------  ---------   --------   --------   -------    ---------  ----------
                                                                        (Dollars in thousands, except per share data)
Summary of Operations
  Interest income                       $  2,613   $  2,340   $  9,891   $  4,282   $  2,945    $ 2,294    $  2,032
  Interest expense                         1,193      1,098      4,389      1,978      1,163        957         959
                                        --------   --------   --------   --------   --------    -------    --------

  Net interest income                      1,420      1,242      5,502      2,304      1,782      1,337       1,073
  Provision for loan and lease losses         25         60        243        115         63        120         123
                                        --------   --------   --------   --------   --------    -------    ---------

  Net interest income after provision
    for loan and lease losses              1,395      1,182      5,259      2,189      1,719      1,217         950
  Noninterest income                         133        259        719        355        248        234         183
  Noninterest expense                      1,065      1,033      4,558      1,979      1,512      1,237       1,028
                                        --------   --------   --------   --------   --------    -------    --------

  Income before income taxes                 463        408      1,420        565        455        214         105
  Provision (benefit) for income taxes       137        117        394        187        156        (30)         --
                                        --------   --------   --------   --------   --------    -------    --------

  Net income                            $    326   $    291   $  1,026   $    378   $    299    $   244    $    105
                                        ========   ========   ========   ========   ========    =======    ========

Per Share Data (4)
  Earnings                              $   0.21   $   0.19       0.65        .50       0.44       0.36        0.16
  Cash dividends declared                     --         --         --         --       0.04         --          --
  Book value                                7.17       6.56       7.07       6.52       5.33       5.35        4.98

Average Balance Sheets
  Securities at carrying value          $ 37,089   $ 36,353   $ 38,236   $ 18,881   $ 11,373    $ 8,159    $  6,844
  Loans and leases (3)                    84,488     71,749     76,192     30,279     24,725     20,822      17,137
  Other assets                            11,393     12,258      9,851      4,270      3,607      3,090       2,586
                                        --------   --------   --------   --------   --------    -------    --------

    Total assets                        $132,970   $120,360   $124,279   $ 53,430   $ 39,705    $32,071    $ 26,567
                                        ========   ========   ========   ========   ========    =======    ========

  Deposits                              $108,074   $103,027    106,063     47,964     35,146     28,298      22,981
  Other liabilities                        4,310      3,306      2,950        682        456        294         260
  Long-term debt                           9,152      3,626      4,620        397        370         --          --
  Shareholders' equity                    11,434     10,401     10,646      4,387      3,733      3,479       3,326
                                        --------   --------   --------   --------   --------    -------    --------

    Total liabilities and
      shareholders' equity              $132,970   $120,360   $124,279   $ 53,430   $ 39,705   $ 32,071    $ 26,567
                                        ========   ========   ========   ========   ========    ========   ========

Period End Balances
  Total assets                          $137,274   $123,900    130,245   $118,407   $ 46,748   $ 36,221    $ 30,105
  Deposits                               112,220    106,532    110,101    104,743     41,681     32,267      26,425
  Long-term debt                          10,017      5,000      4,908         --        375         --          --
  Shareholders' equity                    11,354     10,314     11,176     10,245      3,962      3,615       3,370

Selected Ratios
  Rate of return on:
    Average total assets                    0.25%      0.24%      0.82%      0.71%      0.75%      0.76%       0.40%
    Average common shareholders' equity     2.85       2.80       9.64       8.62       8.00       7.02        3.16
  Dividend payout                             --         --         --         --       9.19         --          --
  Average equity to average assets          8.60       8.64       8.57       8.21       9.40      10.85       12.52

--------------------------------------
(1) On December 28, 1995, ONSB consummated a merger with Piedmont BancShares Corporation and its consolidated subsidiary, Enterprise Bank and Trust Company. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consolidated financial statements reflect the results of operations of the acquired companies since the date of acquisition.
(2) Effective January 1, 1993, ONSB adopted SFAS No. 109, "Accounting for Income Taxes," resulting in a one-time tax benefit. The cumulative effect of this accounting change on periods prior to and including December 31, 1992 was to increase net deferred tax assets at January 1, 1993, and increase 1993 net income by $102 thousand. Earnings per share in 1993 increased $.31 as a result of this change in accounting principle
(3) Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.
(4) Per share data have been restated to give retroactive effect to the 5% stock dividend in 1994 and the 1.922-for-1 stock split in 1995.

                    PRO FORMA CONDENSED FINANCIAL INFORMATION

       The following Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact of the Merger on LSB's historical financial position and results of operations. The Merger is reflected in the Pro Forma Condensed Financial Information under the pooling-of-interests method of accounting.

       The Pro Forma Condensed Balance Sheet presented assumes that the Merger was consummated on December 31, 1996, and the Pro Forma Condensed Income Statements assume that the Merger was consummated at the beginning of each period presented.

       ONSB acquired Piedmont BancShares Corporation and its consolidated subsidiary, Enterprise Bank and Trust Company, in the fourth quarter of 1995. The acquisition was accounted for under the purchase method of accounting, and, accordingly, the consolidated financial statements of LSB reflected in the following pro forma condensed financial information include the results of operations of the acquired companies since the date of acquisition.

       The pro forma earnings are not necessarily indicative of the results of operations had the Merger occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.

                        PRO FORMA CONDENSED BALANCE SHEET
                                 MARCH 31, 1997
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                   LSB AND
                                                                                   PRO FORMA ADJUSTMENTS            ONSB
                                                                                ---------------------------       PRO FORMA
                                                      LSB           ONSB           LSB              ONSB            DEBIT
                                                  ---------      ---------      ----------       ----------       ---------
ASSETS
     Cash and cash equivalents                    $  16,517      $   4,978      $                $                $  21,495
     Federal funds sold and securities
        purchased under resale agreements
        or similar arrangements                      34,900          3,025                                           37,925
     Securities at carrying value                    84,569         38,794                                          123,363
     Loans and leases, net of unearned
        income                                      283,254         85,976                                          369,230
         Allowance for loan and lease losses         (3,086)        (1,026)                                          (4,112)

                                                  ---------      ---------      ---------        ---------        ---------
              Loans and leases, net                 280,168         84,950                                          365,118
                                                  ---------      ---------      ---------        ---------        ---------

     Premises and equipment, net                      8,811          2,355                                           11,166
     Other assets                                     6,587          3,172                                            9,759
                                                  ---------      ---------      ---------        ---------        ---------
              Total assets                        $ 431,552      $ 137,274      $     --        $      --         $ 568,826
                                                  =========      =========      =========        =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
     Noninterest-bearing demand deposits          $  40,834         15,352      $                $                $  56,186
     Interest-bearing deposits                      321,190         96,868                                          418,058
                                                  ---------      ---------      ---------        ---------        ---------
              Total deposits                        362,024        112,220                                          474,244

     Short-term borrowed funds                        3,663          2,573                                            6,236
     Long-term debt                                  10,333         10,017                                           20,350
     Accounts payable and other                       2,891          1,110                             758(1)         4,759
     liabilities                                  ---------      ---------      ---------        ---------        ---------
              Total liabilities                     378,911        125,920            --               758          505,589
                                                  ---------      ---------      ---------        ---------        ---------

Shareholders' equity:
     Common stock, $5 par, 10,000,000
        shares authorized, 5,403,539
        issued and outstanding at March 31,
        1997, 5,403,539 shares and 6,902,918
        shares pro forma issued and
        outstanding, respectively                    27,018          7,913            411(2)                         34,520
     Additional paid-in capital                      11,331          2,851                             411(2)        14,593
     Retained earnings                               14,428            855            758(1)                         14,525
     Net unrealized appreciation
        (depreciation) on securities
        available for sale                             (136)          (265)                                            (401)
                                                  ---------      ---------      ---------        ---------        ---------

              Total shareholders' equity             52,641         11,354          1,169              411           63,237
                                                  ---------      ---------      ---------        ---------        ---------

              Total liabilities and
                 shareholders' equity             $ 431,552      $ 137,274      $   1,169        $   1,169        $ 568,826
                                                  =========      =========      =========        =========        =========


            See Notes for Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED BALANCE SHEET
                              DECEMBER 31, 1996
                                 (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                   LSB AND
                                                                                   PRO FORMA ADJUSTMENTS            ONSB
                                                                                ---------------------------       PRO FORMA
                                                      LSB           ONSB           LSB              ONSB            DEBIT
                                                  ---------      ---------      ----------       ----------       ---------
ASSETS
     Cash and cash equivalents                    $  20,611      $   4,564      $                $                $  25,175
     Federal funds sold and securities
        purchased under resale agreements
        or similar arrangements                      26,720            --                                            26,720
     Securities at carrying value                    90,617         37,484                                          128,101
     Loans and leases, net of unearned
        income                                      272,044         83,849                                          355,893
         Allowance for loan and lease losses         (3,075)        (1,000)                                          (4,075)
                                                  ---------      ---------      ----------       ----------       ---------
              Loans and leases, net                 268,969         82,849                                          351,818
                                                  ---------      ---------      ----------       ----------       ---------

     Premises and equipment, net                      8,840          2,424                                           11,264
     Other assets                                     5,843          2,924                                            8,767
                                                  ---------      ---------      ----------       ----------       ---------
              Total assets                        $ 421,600      $ 130,245      $      --        $      --        $ 551,845
                                                  =========      =========      ==========       ==========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
     Noninterest-bearing demand deposits          $  43,987         18,532      $                $                $  62,519
     Interest-bearing deposits                      310,833         91,569                                          402,402
                                                  ---------      ---------      ----------       ----------       ---------
              Total deposits                        354,820        110,101                                          464,921

     Short-term borrowed funds                        3,285          2,825                                            6,110
     Long-term debt                                   9,167          4,908                                           14,075
     Accounts payable and other liabilities           2,641          1,235                              758(1)        4,634
                                                  ---------      ---------      ----------       ----------       ---------
              Total liabilities                     369,913        119,069             --               758         489,740
                                                  ---------      ---------      ----------       ----------       ---------

Shareholders' equity:
     Common stock, $5 par, 10,000,000
       shares authorized, 5,403,539
        issued and outstanding at December 31,
        1996, 5,403,539 shares and 6,902,306
        shares pro forma issued and
        outstanding, respectively                    27,018          7,905               411 (2)                     34,512
     Additional paid-in capital                      11,331          2,850                              411(2)       14,592
     Retained earnings                               13,337            529               758 (1)                     13,108
     Net unrealized appreciation
        (depreciation) on securities
        available for sale                                1           (108)                                            (107)
                                                  ---------      ---------        ----------    -----------       ---------

              Total shareholders' equity             51,687         11,176             1,161            403          62,105
                                                  ---------      ---------        ----------    -----------       ---------

              Total liabilities and
              shareholders' equity                $ 421,600      $ 130,245        $    1,161    $     1,161       $ 551,845
                                                  =========      =========        ==========    ===========       =========


            See Notes for Pro Forma Condensed Financial Information.

                     PRO FORMA CONDENSED INCOME STATEMENT
                  FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                 (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         LSB AND ONSB
                                                                                          PRO FORMA
                                                            LSB              ONSB        COMBINED (3)
                                                        -----------     -----------      -----------
INTEREST INCOME
     Interest and fees on loans                         $     6,403     $     2,001      $     8,404
     Interest and dividends on securities                     1,250             585            1,835
     Interest on short-term investments                         491              27              518
                                                        -----------     -----------      -----------
         Total interest income                                8,144           2,613           10,757
                                                        -----------     -----------      -----------

INTEREST EXPENSE
     Interest on deposits                                     3,168           1,032            4,200
     Interest on short-term borrowed funds                       25              32               57
     Interest on long-term debt                                 153             129              282
                                                        -----------     -----------      -----------
         Total interest expense                               3,346           1,193            4,539
                                                        -----------     -----------      -----------

NET INTEREST INCOME                                           4,798           1,420            6,218
     Provision for loan losses                                   93              25              118
                                                        -----------     -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           4,705           1,395            6,100
                                                        -----------     -----------      -----------

NONINTEREST INCOME
     Service charges on deposit accounts                        505             135              640
     Other noninterest income                                   668              (2)             666
                                                        -----------     -----------      -----------
         Total noninterest income                             1,173             133            1,306
                                                        -----------     -----------      -----------

NONINTEREST EXPENSE
     Personnel expense                                        2,003             567            2,570
     Occupancy and equipment expense                            400             196              596
     Other noninterest expense                                1,026             302            1,328
                                                        -----------     -----------      -----------
         Total noninterest expense                            3,429           1,065            4,494
                                                        -----------     -----------      -----------

EARNINGS
     Income before income taxes                               2,449             463            2,912
     Income tax expense                                         763             137              900
                                                        -----------     -----------      -----------

     NET INCOME                                         $     1,686     $       326      $     2,012
                                                        ===========     ===========      ===========

PER SHARE
     Net income                                         $      0.31     $      0.21      $      0.29
                                                        ===========     ===========      ===========

AVERAGE SHARES OUTSTANDING                                5,403,539       1,582,395        6,903,640
                                                        ===========     ===========      ===========

             See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        LSB AND ONSB
                                                                                          PRO FORMA
                                                            LSB             ONSB         COMBINED (3)
                                                        -----------     -----------      -----------
INTEREST INCOME
   Interest and fees on loans                           $     5,345     $     1,705      $     7,050
   Interest and dividends on securities                       1,648             595            2,243
   Interest on short-term investments                           148              40              188
                                                        -----------     -----------      -----------
       Total interest income                                  7,141           2,340            9,481
                                                        -----------     -----------      -----------

INTEREST EXPENSE
   Interest on deposits                                       2,835           1,032            3,867
   Interest on short-term borrowed funds                         16              14               30
   Interest on long-term debt                                    --              52               52
                                                        -----------     -----------      -----------
       Total interest expense                                 2,851           1,098            3,949
                                                        -----------     -----------      -----------

NET INTEREST INCOME                                           4,290           1,242            5,532
   Provision for loan losses                                     73              60              133
                                                        -----------     -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           4,217           1,182            5,399
                                                        -----------     -----------      -----------

NONINTEREST INCOME
   Service charges on deposit accounts                          493             119              612
   Other noninterest income                                     462             140              602
                                                        -----------     -----------      -----------
       Total noninterest income                                 955             259            1,214
                                                        -----------     -----------      -----------

NONINTEREST EXPENSE
   Personnel expense                                          1,942             537            2,479
   Occupancy and equipment expense                              359             187              546
   Other noninterest expense                                  1,452             309            1,761
                                                        -----------     -----------      -----------
       Total noninterest expense                              3,753           1,033            4,786
                                                        -----------     -----------      -----------

EARNINGS
   Income before income taxes                                 1,419             408            1,827
   Income tax expense                                           345             117              462
                                                        -----------     -----------      -----------

   NET INCOME                                           $     1,074     $       291      $     1,365
                                                        ===========     ===========      ===========

PER SHARE
   Net income                                           $      0.20     $      0.19      $      0.20
                                                        ===========     ===========      ===========

AVERAGE SHARES OUTSTANDING                                5,382,780       1,572,171        6,873,198
                                                        ===========     ===========      ===========

             See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         LSB AND ONSB
                                                                                          PRO FORMA
                                                             LSB            ONSB         COMBINED (3)
                                                        -----------     -----------      ------------
INTEREST INCOME
     Interest and fees on loans                         $    23,104     $     7,468      $    30,572
     Interest and dividends on securities                     6,132           2,329            8,461
     Interest on short-term investments                       1,056              94            1,150
                                                        -----------     -----------      -----------
         Total interest income                               30,292           9,891           40,183
                                                        -----------     -----------      -----------

INTEREST EXPENSE
     Interest on deposits                                    11,776           4,047           15,823
     Interest on short-term borrowed funds                      104              77              181
     Interest on long-term debt                                 272             265              537
                                                        -----------     -----------      -----------
         Total interest expense                              12,152           4,389           16,541
                                                        -----------     -----------      -----------

NET INTEREST INCOME                                          18,140           5,502           23,642
     Provision for loan losses                                  562             243              805
                                                        -----------     -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          17,578           5,259           22,837
                                                        -----------     -----------      -----------

NONINTEREST INCOME
     Service charges on deposit accounts                      2,032             525            2,557
     Other noninterest income                                 2,081             194            2,275
                                                        -----------     -----------      -----------
         Total noninterest income                             4,113             719            4,832
                                                        -----------     -----------      -----------

NONINTEREST EXPENSE
     Personnel expense                                        7,656           2,502           10,158
     Occupancy and equipment expense                          1,500             771            2,271
     Other noninterest expense                                4,373           1,284            5,657
                                                        -----------     -----------      -----------
         Total noninterest expense                           13,529           4,557           18,086
                                                        -----------     -----------      -----------

EARNING
     Income before income taxes                               8,162           1,421            9,583
     Income tax expense                                       2,323             395            2,718
                                                        -----------     -----------      -----------

     NET INCOME                                         $     5,839     $     1,026      $     6,865
                                                        ===========     ===========      ===========

PER SHARE
     Net income                                         $      1.08     $      0.65      $      1.00
                                                        ===========     ===========      ===========

AVERAGE SHARES OUTSTANDING                                5,393,813       1,576,623        6,888,452
                                                        ===========     ===========      ===========

             See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        LSB AND ONSB
                                                                                         PRO FORMA
                                                             LSB            ONSB         COMBINED (3)
                                                        -----------     -----------      -----------
INTEREST INCOME
     Interest and fees on loans                         $    20,290     $     3,071      $    23,361
     Interest and dividends on securities                     6,695           1,115            7,810
     Interest on short-term investments                       1,066              96            1,162
                                                        -----------     -----------      -----------
         Total interest income                               28,051           4,282           32,333
                                                        -----------     -----------      -----------

INTEREST EXPENSE
     Interest on deposits                                    11,402           1,947           13,349
     Interest on short-term borrowed funds                       46               4               50
     Interest on long-term debt                                  --              27               27
                                                        -----------     -----------      -----------
         Total interest expense                              11,448           1,978           13,426
                                                        -----------     -----------      -----------

NET INTEREST INCOME                                          16,603           2,304           18,907
     Provision for loan losses                                  252             115              367
                                                        -----------     -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          16,351           2,189           18,540
                                                        -----------     -----------      -----------

NONINTEREST INCOME
     Service charges on deposit accounts                      1,816             314            2,130
     Other noninterest income                                 1,428              41            1,469
                                                        -----------     -----------      -----------
         Total noninterest income                             3,244             355            3,599
                                                        -----------     -----------      -----------

NONINTEREST EXPENSE
     Personnel expense                                        7,469           1,057            8,526
     Occupancy and equipment expense                          1,444             304            1,748
     Other noninterest expense                                4,199             618            4,817
                                                        -----------     -----------      -----------
         Total noninterest expense                           13,112           1,979           15,091
                                                        -----------     -----------      -----------

EARNINGS
     Income before income taxes                               6,483             565            7,048
     Income tax expense                                       1,701             187            1,888
                                                        -----------     -----------      -----------

NET INCOME                                              $     4,782     $       378      $     5,160
                                                        ===========     ===========      ===========

PER SHARE
     Net income                                         $      0.89     $      0.50      $      0.85
                                                        ===========     ===========      ===========

AVERAGE SHARES OUTSTANDING                                5,365,497         750,659        6,077,122
                                                        ===========     ===========      ===========

             See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1994
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         LSB AND ONSB
                                                                                           PRO FORMA
                                                             LSB           ONSB          COMBINED (3)
                                                        -----------     -----------      ------------
INTEREST INCOME
    Interest and fees on loans and leases               $    17,245     $     2,278      $    19,523
    Interest and dividends on securities                      6,205             633            6,838
    Interest on short-term investments                          943              34              977
                                                        -----------     -----------      -----------
        Total interest income                                24,393           2,945           27,338
                                                        -----------     -----------      -----------

INTEREST EXPENSE
    Interest on deposits                                      8,622           1,137            9,759
    Interest on short-term borrowed funds                        73               3               76
    Interest on long-term debt                                   --              23               23
                                                        -----------     -----------      -----------
        Total interest expense                                8,695           1,163            9,858
                                                        -----------     -----------      -----------

NET INTEREST INCOME                                          15,698           1,782           17,480
    Provision for loan and lease losses                         219              63              282
                                                        -----------     -----------      -----------

NET INTEREST  INCOME AFTER PROVISION FOR LOAN AND LEASE      15,479           1,719           17,198
LOSSES
                                                        -----------     -----------      -----------

 NONINTEREST INCOME
    Service charges on deposit accounts                       1,812             230            2,042
    Other noninterest income                                    791              18              809
                                                        -----------     -----------      -----------
        Total noninterest income                              2,603             248            2,851
                                                        -----------     -----------      -----------

NONINTEREST EXPENSE
    Personnel expense                                         6,946             802            7,748
    Occupancy and equipment expense                           1,374             225            1,599
    Other noninterest expense                                 3,878             485            4,363
                                                        -----------     -----------      -----------
        Total noninterest expense                            12,198           1,512           13,710
                                                        -----------     -----------      -----------

EARNINGS
    Income before income taxes                                5,884             455            6,339
    Income tax expense                                        1,422             156            1,578
                                                        -----------     -----------      -----------

    NET INCOME                                          $     4,462     $       299      $     4,761
                                                        ===========     ===========      ===========

PER SHARE                                               $      0.84     $      0.44      $      0.79
                                                        ===========     ===========      ===========
    Net income

AVERAGE SHARES OUTSTANDING                                5,338,545         686,611        5,989,452
                                                        ===========     ===========      ===========

             See Notes to Pro Forma Condensed Financial Information.

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION



Note 1. Certain material, nonrecurring adjustments of approximately $900 thousand (pre-tax) will be recorded in conjunction with the Merger. These adjustments include amounts to effect the settlement of obligations under existing employment contracts and amounts associated with the conversion of ONSB branches. It is estimated that approximately $450 thousand of the expenses will be directly related to effecting the Merger and therefore will not be deductible for income tax purposes. The impact of these adjustments has been reflected in the Pro Forma Condensed Balance Sheets as of March 31, 1997, and December 31, 1996, respectively.

Note 2. Based on an Exchange Rate of 0.948 for the conversion of ONSB Stock into LSB Stock. At March 31, 1997, and December 31, 1996, ONSB had 1,582,678 and 1,580,978 shares of stock outstanding, respectively.


Note 3. No pro forma adjustments relating to the Merger are reflected in the Pro Forma Condensed Income Statements.


Note 4. ONSB's weighted average shares outstanding at December 31, 1995 are based on 750,659 average shares outstanding adjusted for a 1.922 for one stock split paid January 1, 1995 and the acquisition of Piedmont BancShares Corporation in exchange for 828,320 shares of ONSB Stock.

Note 5. ONSB's weighted average shares outstanding at December 31, 1996 are based on 1,576,623 average shares outstanding adjusted for the exercise of stock options of 8,807 shares.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         LSB Stock is traded over-the-counter and quoted electronically through the Nasdaq National Market System under the symbol "LXBK." Shares of ONSB Stock are traded on the OTC Bulletin Board System under the symbol "ONSB." Stock quotes are listed in the Charlotte Observer. Scott & Stringfellow, Interstate/Johnson Lane and Legg Mason Wood Walker, registered broker-dealers, have been listed as market makers for ONSB Stock. The following table sets forth, for the indicated periods, (i) the high and low sales prices for LSB Stock as reported on the Nasdaq National Market System, (ii) the high and low bid quotations of ONSB Stock, as reported by the Charlotte Observer, and (iii) the cash dividends declared per share of LSB Stock and ONSB Stock for the periods indicated. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                         LSB

                                                    PRICE RANGE(1)                        CASH DIVIDENDS
                                                    --------------                             PAID
                                               HIGH                LOW                      PER SHARE1
                                               ----                ---                      ----------
1995
First Quarter                                $ 16.00             $ 14.40                      $ 0.095
Second Quarter                                 16.00               14.40                        0.095
Third Quarter                                  16.40               14.60                        0.095
Fourth Quarter                                 16.80               14.80                        0.095

1996
First Quarter                                  15.75               15.25                        0.10
Second Quarter                                 17.00               15.00                        0.10
Third Quarter                                  16.75               15.00                        0.10
Fourth Quarter                                 20.75               14.75                        0.10

1997
First Quarter                                  20.75               18.00                        0.11
Second Quarter
through June ___, 1997                       -------             -------                      -------


                                                       ONSB(2)

                                                     PRICE RANGE                          CASH DIVIDENDS
                                                     -----------                                PAID
                                               HIGH                LOW                       PER SHARE
                                               ----                ---                       ---------
1996
First Quarter                                $ 10.00             $ 9.50                      $   --
Second Quarter                                 10.75              10.00                          --
Third Quarter                                  11.75              10.75                          --
Fourth Quarter                                 14.25              11.75                          --

1997                                                                                             --
First Quarter                                  17.00              14.25                          --
Second Quarter through June ___, 1997
                                             --------           --------                     ---------

---------------------------------

(1) Price and dividend amounts have been adjusted for a five-for-four stock split that occurred on February 15, 1996.
(2) Prior to January 1996, an active trading market for ONSB Stock did not exist and shares traded on an infrequent basis. The following table therefore does not include the price range of ONSB Stock prior to that time.

                      SPECIAL MEETING OF ONSB SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

         This Proxy Statement is being furnished to the holders of ONSB Stock in connection with the solicitation by the ONSB Board of Directors of proxies for use at the ONSB Special Meeting at which ONSB shareholders will be asked to vote upon a proposal to approve the Agreement. The ONSB Special Meeting will be held at the Holiday Inn North, 3050 University Parkway, Winston-Salem, North Carolina, at 9:00 A.M., local time, on Monday, July 21, 1997. See "DESCRIPTION OF THE MERGER."

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES


         The close of business on June 2, 1997, has been fixed as the ONSB Record Date for determining holders of outstanding shares of ONSB Stock entitled to notice of and to vote at the ONSB Special Meeting. Only holders of ONSB Stock of record on the books of ONSB at the close of business on the ONSB Record Date are entitled to notice of and to vote at the ONSB Special Meeting. As of the ONSB Record Date, 1,582,678 shares of ONSB Stock were issued and outstanding and held by approximately 1,212 holders of record.


         Holders of ONSB Stock are entitled to one vote on each matter considered and voted upon at the ONSB Special Meeting for each share of ONSB Stock held of record as of the ONSB Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of ONSB Stock issued and outstanding and entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the ONSB Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for the approval of the Agreement is two-thirds of the shares of ONSB Stock entitled to be cast at the ONSB Special Meeting by holders of the issued and outstanding shares of ONSB Stock. Accordingly, with respect to the proposal to approve the Agreement, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote against the proposal.

         Shares of ONSB Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE ONSB SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE ONSB SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE ONSB SPECIAL MEETING.

         FAILURE BOTH TO RETURN THE PROXY CARD AND TO VOTE IN PERSON AT THE ONSB SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE AGREEMENT.

         An ONSB shareholder who has given a proxy may revoke it at any time prior to its exercise at the ONSB Special Meeting by (i) giving written notice of revocation to the Secretary of ONSB, (ii) properly submitting to ONSB a duly executed proxy bearing a later date or (iii) attending the ONSB Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Old North State Bank, 161 South Stratford Road, Winston-Salem, North Carolina 27104;
Attention: Cathy B. Marion, Secretary.


         As of May 31, 1997, the directors and executive officers of ONSB and their affiliates were entitled to vote 240,007 shares of ONSB Stock, excluding options, or approximately 15.2% of the issued and outstanding shares of ONSB Stock.


SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers and employees of ONSB by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. ONSB may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of ONSB Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the ONSB Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by LSB and ONSB as provided in the Agreement. See "DESCRIPTION OF THE TRANSACTION--Expenses and Fees."

RECOMMENDATION

         The Board of Directors of ONSB has approved the Agreement and the Merger contemplated thereby, believes that the proposal to approve the Agreement is in the best interests of ONSB and its shareholders, and recommends that the ONSB shareholders vote FOR approval of the proposal to approve the Agreement.

                       SPECIAL MEETING OF LSB SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

         This Proxy Statement is being provided to the holders of LSB Stock in connection with the solicitation by the LSB Board of Directors of proxies for use at the LSB Special Meeting at which LSB shareholders will be asked to vote upon a proposal to approve the issuance of shares of LSB Stock in connection with the Merger. The LSB Special Meeting will be held at the offices of LSB at One LSB Plaza, Lexington, North Carolina, at 1:00 P.M., local time, on Monday, July 21, 1997. See "DESCRIPTION OF THE MERGER."

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES


         The close of business on June 17, 1997, has been fixed as the LSB Record Date for determining holders of outstanding shares of LSB Stock entitled to notice of and to vote at the LSB Special Meeting. Only holders of LSB Stock of record on the books of LSB at the close of business on the LSB Record Date are entitled to notice of and to vote at the LSB Special Meeting. As of the LSB Record Date, 5,405,177 shares of LSB Stock were issued and outstanding and held by approximately 2,076 holders of record.


         Holders of LSB Stock are entitled to one vote on each matter considered and voted upon at the LSB Special Meeting for each share of LSB Stock held of record as of the LSB Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of LSB Stock issued and outstanding and entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the LSB Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for the approval of the issuance of shares of LSB Stock in connection with the Merger is a majority of the total votes cast on the proposal in person or by proxy at the LSB Special Meeting.

         Shares of LSB Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF SHARES OF LSB STOCK IN CONNECTION WITH THE MERGER AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE LSB SPECIAL MEETING.

         An LSB shareholder who has given a proxy may revoke it at any time prior to its exercise at the LSB Special Meeting by (i) giving written notice of revocation to the Secretary of LSB, (ii) properly submitting to LSB a duly executed proxy bearing a later date or (iii) attending the LSB Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: LSB Bancshares, Inc., One LSB Plaza, Lexington, North Carolina 27292; Attention:
Monty J. Oliver, Secretary.


         As of May 31, 1997, the directors and executive officers of LSB and their affiliates were entitled to vote 224,673 shares of LSB Stock, excluding options, or approximately 4.2% of the issued and outstanding shares of LSB Stock. In addition, at May 31, 1997, the LSB Bank Trust Department held approximately 176,556 shares, or 3.3%, of the then outstanding shares of LSB Stock.

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers and employees of LSB by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. LSB may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of LSB Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the LSB Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by LSB and ONSB as provided in the Agreement. See "DESCRIPTION OF THE TRANSACTION--Expenses and Fees."

RECOMMENDATION

         The Board of Directors of LSB has approved the Agreement, the Merger contemplated thereby, and the related issuance of shares of LSB Stock. The LSB Board of Directors believes that the proposal to approve the issuance of shares of LSB Stock in connection with the Merger is in the best interests of LSB and its shareholders, and recommends that the LSB shareholders vote FOR approval of the proposal to approve the issuance of shares of LSB Stock in connection with the Merger.

                          DESCRIPTION OF THE MERGER

         THE FOLLOWING INFORMATION DESCRIBES CERTAIN ASPECTS OF THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

GENERAL

         The Agreement provides for the acquisition of ONSB by LSB pursuant to the merger of ONSB with and into LSB Bank. At the Effective Time, each share of ONSB Stock then issued and outstanding (excluding shares held by ONSB, LSB, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by shareholders who perfect their statutory rights of appraisal) will be converted into and exchanged for 0.948 of a share of LSB Stock, subject to adjustment as described below.

         No fractional shares of LSB Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any ONSB shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of LSB Stock multiplied by the market value of one share of LSB Stock at the Effective Time. The market value of one share of LSB Stock at the Effective Time shall be the Average Closing Price.


         As of the ONSB Record Date, ONSB had 1,582,678 shares of ONSB Stock issued and outstanding and 151,636 additional shares of ONSB Stock subject to ONSB Options and ONSB Warrants. Assuming the Exchange Rate of 0.948 of a share of LSB Stock for each share of ONSB Stock, it is anticipated that upon consummation of the Merger, LSB would issue approximately 1,500,379 shares of LSB Stock, excluding shares subject to assumed warrants and options. Accordingly, LSB would then have issued and outstanding approximately 6,905,556 shares of LSB Stock based on the number of shares of LSB Stock issued and outstanding on the LSB Record Date.


POSSIBLE ADJUSTMENT OF EXCHANGE RATE

         At the time of negotiation of the Agreement, it was the agreement of the parties that in connection with the Merger ONSB shareholders would receive LSB Stock with an equivalent dollar value (which equals the market price of LSB Stock multiplied by the Exchange Rate) of $18.96 per share of ONSB Stock, assuming a market value of LSB Stock of $20.00. Because the market price of LSB Stock is subject to change between the date of execution of the Agreement and consummation of the Merger, however, the parties agreed that they would share the risk of such change by adjusting the equivalent per share dollar value received by ONSB shareholders to the extent of changes in the market price of LSB Stock. The ONSB shareholders would receive a higher equivalent per share dollar value if the market price of LSB Stock was higher at the time of consummation of the Merger than at the time the Agreement was executed, and would receive a lower equivalent per share dollar value if the market price of LSB Stock was lower at the time of consummation of the merger than at the time of execution of the Agreement. The Agreement therefore provides that if the Average Closing Price of LSB Stock is between $20.00 and $24.00, the Exchange Rate will be adjusted in accordance with a formula set forth in the Agreement so that the dollar value of LSB Stock received by ONSB shareholders will range from $18.96 to $19.59, respectively, per share of ONSB Stock. If the Average Closing Price of LSB Stock is between $15.00 and $20.00, the Exchange Rate will be adjusted in accordance with another formula set forth in the Agreement so that the dollar value of LSB Stock received by ONSB shareholders will range from $15.80 to $18.96, respectively, per share of ONSB Stock.

         The "Average Closing Price" is defined in the Agreement as the average of the daily closing sale prices of LSB Stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by LSB) for the 15 consecutive trading days immediately preceding the ten-day period ending on the Closing Date. If the Average Closing Price of LSB Stock is greater than $24.00 or less than $15.00, the Board of Directors of both LSB and ONSB each has the right to terminate the Agreement. If the Average Closing Price of LSB Stock is greater than $24.00 or less than $15.00 and the Agreement is not terminated, the Exchange Rate will be adjusted in accordance with the same formulas used to adjust the Exchange Rate when the Average Closing Price is between $15.00 and $24.00. Those formulas are set forth in Section 3.1 of the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus.

         The Average Closing Price was $__________ on June ___, 1997. The Exchange Rate therefore would have been adjusted to ____________, which would have yielded an equivalent dollar value to ONSB shareholders of $_______________ per share of ONSB Stock.

         ONSB shareholders should be aware that the actual market value of a share of LSB Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of ONSB Stock may be more or less than the Average Closing Price. ONSB shareholders are urged to obtain information on the trading value of LSB Stock that is more recent than that provided in this Proxy Statement. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

EFFECT OF THE MERGER ON STOCK OPTIONS AND WARRANTS


         The Agreement contemplates that at the Effective Time, each ONSB Option granted by ONSB under the 1990 Incentive Stock Option Plan of Old North State Bank and the 1989 Employee Stock Option Plan of Piedmont BancShares Corporation (which ONSB assumed in connection with its merger with Piedmont BancShares Corporation in December 1995) (collectively, the "ONSB Stock Plans") and each ONSB Warrant, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to LSB
Stock, and LSB will assume each ONSB Option, in accordance with the terms of the ONSB Stock Plans and stock option agreement by which it is evidenced, and each ONSB Warrant, except that from and after the Effective Time, (i) LSB and its Compensation Committee will be substituted for ONSB and the Committee of ONSB's Board of Directors (including, if applicable, the entire Board of Directors of ONSB) administering such ONSB Stock Plans and ONSB Warrants, (ii) each ONSB Option and ONSB Warrant assumed by LSB may be exercised solely for shares of LSB Stock, (iii) the number of shares of LSB Stock subject to such ONSB Option or ONSB Warrant will be equal to the number of shares of ONSB Stock subject to such ONSB Option or ONSB Warrant immediately prior to the Effective Time multiplied by the Exchange Rate, and (iv) the per share exercise price under each such ONSB Option or ONSB Warrant will be adjusted by dividing the per share exercise price under each such ONSB Option or ONSB Warrant by the Exchange Rate and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, LSB will not be obligated to issue any fraction of a share of LSB Stock upon exercise of

ONSB Options or ONSB Warrants and any fraction of a share of LSB Stock that otherwise would be subject to a converted ONSB Option or ONSB Warrant will represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of LSB Stock at the time of exercise and the per share exercise price of such option or warrant. The market value of one share of LSB Stock at the time of exercise will be the closing price of LSB Stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by LSB) on the last trading day preceding the date of exercise. In addition, notwithstanding any other term in the Agreement, each ONSB Option which is an "incentive stock option" will be adjusted as required by
Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code.


BACKGROUND OF AND REASONS FOR THE MERGER


         ONSB BACKGROUND. In October 1996, the ONSB Board of Directors, in conjunction with management and as part of its strategic planning, began analyzing ONSB's historical and anticipated results of operations, its markets and prospects for growth, its ability to consummate acquisitions of other financial institutions, its ability to respond to increasing competitive pressures, near-term economic factors and the possibility of a decline in the valuation by capital markets of commercial banks generally having the size and other characteristics of ONSB, in order to determine the most effective means of enhancing shareholder value. After careful consideration of all relevant factors, the ONSB Board of Directors decided to solicit indications of interest in the acquisition of ONSB from five selected compatible community banks headquartered within a one hundred mile radius of Winston-Salem, including LSB. Management was instructed to compile a confidential information memorandum and submit it to the selected financial institutions with a request for an indication of interest to be received by late November.



         In response to ONSB's solicitation of interest, three institutions expressed interest, and their written proposals were shared with ONSB's accounting advisors and Scott & Stringfellow, the financial advisor of the ONSB Board of Directors. In December 1996, senior executives from the three potential acquirers made presentations to the ONSB Board of Directors and its financial advisor. The ONSB Board of Directors subsequently met with its accounting and financial advisors to evaluate the three proposals. Each of the offers was for an exchange of stock, and in each case the acquiring institution's stock paid an established quarterly cash dividend. Two of the potential acquirers' stocks were listed on the Nasdaq National Market System and the third was traded on the OTC Bulletin Board. One of the offers was rejected because of its proposed treatment of ONSB Options and ONSB Warrants, which would have reduced the value received by the ONSB shareholders. The two remaining offers were then compared using historical stock trading volumes, cash dividends and internal operating statistics, including net interest margins, efficiency ratios, returns on average assets and returns on average equity. Based on these factors, the ONSB Board of Directors decided that the LSB offer was superior to the others. In addition, the ONSB Board of Directors considered the close geographic proximity of the LSB offices to existing ONSB locations to be an advantage, affording greater opportunities for synergies in serving banking customers with better products and convenience. After a thorough discussion of the merits of each offer and following the recommendation of the ONSB Board of Director's financial advisor, the ONSB Board of Directors instructed management to negotiate a merger agreement with LSB according to the terms proposed by LSB. On January 20, 1997, ONSB executed a letter of intent and option agreement with LSB, which was announced to regulatory authorities on January 21, 1997, and to the public through a joint news release on January 22, 1997. Additional discussions and negotiations with LSB, in consultation with the ONSB

Board of Director's financial, accounting and legal advisors, resulted in the signing on March 14, 1997 of a definitive agreement to merge ONSB into LSB Bank.

         ONSB REASONS FOR THE MERGER. A number of factors were considered by the ONSB Board of Directors in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of LSB, LSB Bank and ONSB; the ability of the combined entity to compete in the relevant banking market; the market price of ONSB Stock; the anticipated tax-free nature of the Merger to ONSB and its shareholders for federal income tax purposes; the financial terms of other business combinations in the banking industry; and certain non-financial factors. The ONSB Board of Directors concluded that the Merger with LSB Bank would be in the best interests of the ONSB shareholders because it would further the ONSB Board of Director's long-term business strategy to enhance shareholder value by increasing earnings, broadening product lines, expanding distribution and diversifying geographically, all without sacrificing asset quality. Of particular significance to the ONSB Board of Directors in deciding to proceed with the Merger were the financial terms of the Merger, including the Exchange Rate and the history of cash dividends paid by LSB, the future prospects for the combined institution, financial and otherwise; and other factors that the ONSB Board of Directors believed could have a favorable impact on financial performance and long-term shareholder value.



         In weighing the various considerations with respect to the Merger, the primary goals of the ONSB Board of Directors were to realize a gain in shareholder value and provide additional liquidity for shareholders. Following are the material factors considered by the Board of Directors with respect to the Merger:


                  (i)   financial and philosophical considerations, including
         (a) the business, operations, earnings and financial condition, including the capital levels and asset quality, of LSB Bank on an historical, prospective and pro forma basis; (b) product overlap between ONSB and LSB Bank; (c) the compatibility of corporate goals, systems and organizations and the respective contributions each party would make to a combined entity; (d) the potential for enhanced shareholder value through increased deposit market share in the Triad area of North Carolina; (e) the enhanced opportunities for growth that the Merger would make possible as a result of the increased capitalization of the combined entity; (f) the opportunities for cost savings and synergies expected to result from the Merger; and (g) the ability, as a larger financial institution, to invest in more sophisticated technology to serve the needs of its customers;

                  (ii) the terms of the Agreement, including the Exchange Rate. In deciding to approve and recommend the terms of the Merger, the ONSB Board of Directors considered the Exchange Rate in relation to (a) the respective book values and earnings per share of ONSB Stock and LSB Stock, and (b) the expected trading range of the stock of the two companies on a combined basis;

                  (iii) the financial advice rendered by Scott & Stringfellow regarding the terms of the Agreement. In considering such financial advice, the ONSB Board of Directors reviewed the methodology and appropriateness of the assumptions used by Scott & Stringfellow in its analysis of the fairness of the transaction;

                  (iv) the expectation that the Merger would be tax-free for federal income tax purposes to ONSB and its shareholders;

                 (v) the current and prospective economic environment facing financial institutions generally and ONSB in particular;


                 (vi) the belief of the ONSB Board of Directors that annuities, mutual funds and life insurance products currently sold through a subsidiary of ONSB could be sold in greater volume through a three county branch network; and


                 (vii) the combination of officers from both of the parties in the surviving bank and the representation of ONSB on the Board of Directors and committees thereof of the surviving bank.

         The ONSB Board of Directors believes that each of ONSB and LSB currently is well-managed and possesses management philosophies and a strategic focus that are compatible with those of the other, and that each institution would contribute complementary business strengths resulting in a well-diversified combined institution. In addition, both ONSB and LSB Bank are considered "well-capitalized" under banking regulatory standards and the strong capitalization of the combined entity should allow it to take advantage of future opportunities that otherwise might not be available to either institution individually. The ONSB Board of Directors also believes that the Merger will enhance the ability of the combined institution to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities for growth and diversification that might not be otherwise available. There can be no assurance, however, that the results anticipated by the ONSB Board of Directors in approving the Merger will be achieved.

         For a discussion of the ownership of ONSB Stock by the Board of Directors and executive officers of ONSB, see "INFORMATION ABOUT ONSB--Security Ownership of Management."

         ONSB'S BOARD OF DIRECTORS RECOMMENDS THAT ONSB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

         LSB BACKGROUND. The Board of Directors of LSB adopted a strategic plan in November 1996, one directive of which is to evaluate appropriate opportunities to acquire other financial institutions. In November 1996, LSB received a confidential information memorandum soliciting LSB's interest in an affiliation/acquisition transaction with ONSB. Upon its receipt of ONSB's confidential information memorandum, LSB selected the Carson Medlin investment banking firm to assist LSB in exploring the acquisition transaction with ONSB. In response to ONSB's solicitation of interest, the LSB Board of Directors approved a summary term sheet with respect to an offer to acquire ONSB. The summary term sheet specifically addressed the following items: the proposed form of transaction, including exchange rate; whether the ONSB Options and ONSB Warrants would be converted; plans for ONSB executives covered by employment contracts and severance agreements who would be adversely affected by the transaction; and the estimated schedule for closing the transaction.
The amount of consideration that LSB proposed to pay ONSB shareholders as set forth in the summary term sheet had been approved by LSB's Board of Directors at its meeting on November 25, 1996, after a presentation by Carson Medlin of various structures to accomplish the acquisition of ONSB and comparisons to recent merger transactions among other North Carolina community banks. The presentation included analyses of the anticipated effects of various structures and purchase prices on LSB's estimated future performance, both on an aggregate and per share basis. The summary term sheet was presented to ONSB soon thereafter.



         After ONSB's receipt of LSB's summary term sheet, but prior to any public announcement of the Merger, the market price of LSB Stock increased from approximately $15 per share to $20 per share. As a result, ONSB proposed to LSB that LSB increase its proposed purchase price from approximately $25,000,000 (on a primary share basis) to approximately $30,000,000 (on a primary share basis).



         On December 31, 1996, LSB delivered to ONSB a draft letter of intent, together with a draft option agreement, to acquire ONSB. After ONSB's receipt of such draft, LSB and ONSB continued to negotiate the following issues: ONSB's right to select representatives for election to LSB's Board of Directors; treatment of ONSB's senior management employment contracts and severance arrangements; treatment of other ONSB employees adversely affected by the Merger; the parties' right to terminate the Agreement in the event that the market price of LSB Stock fell below a certain price; the amount of break-up fee in the event that ONSB entered into a strategic relationship with a third party after entering into a letter of intent with LSB; and the number of shares of ONSB Stock that would be subject to a lock-up option issued by ONSB to LSB and the exercise price related thereto.



         On January 20, 1997, LSB and ONSB executed a letter of intent and the Option Agreement. The consideration to be paid to ONSB shareholders as reflected in the letter of intent had been approved by LSB's Board of Directors at its meeting on December 30, 1996, after another presentation by Carson Medlin, which included analyses of the changes in the Exchange Rate as a result of changes in the market price of LSB Stock on the amount of the aggregate purchase price for ONSB and the number of shares of LSB Stock to be issued in connection therewith, and the corresponding estimated effect on LSB's estimated future performance, both on an aggregate and per share basis.

         On January 30, 1997, LSB presented an initial draft of the Agreement to ONSB. Management of LSB and ONSB undertook negotiations and agreed upon mutually acceptable modifications thereto. On March 11, 1997, LSB's and LSB Bank's Boards of Directors, together with management, reviewed and considered the provisions of the proposed Agreement after consulting with LSB's advisors. After a review of the Agreement and based on their prior analyses and conclusions, the advice of legal counsel, and the advice of Carson Medlin, the Boards of Directors of LSB and LSB Bank concluded that a combination of ONSB and LSB, upon the general terms set forth in the proposed Agreement, would be in the best interests of LSB, LSB Bank and LSB's shareholders. The Boards of Directors of LSB and LSB Bank approved and authorized the Agreement on March 11, 1997.

         On March 14, 1997, the ONSB Board of Directors, together with management, reviewed and considered the provisions of the proposed Agreement after consulting with ONSB's advisors. After a review of the Agreement and based on its prior analyses and conclusions, the advice of legal counsel, and the advice of Scott & Stringfellow, the Board of Directors concluded that a combination of ONSB and LSB, upon the general terms set forth in the proposed Agreement, would be in the best interests of ONSB and its shareholders. On March 14, 1997, LSB, LSB Bank and ONSB entered into the Agreement.


         LSB REASONS FOR THE MERGER. The LSB Board of Directors, as part of its long-range strategic plan to increase shareholder value, has sought growth in LSB's business by expanding its geographic markets and increasing presence in its existing markets. LSB's Board of Directors believes that the acquisition of profitable, well-managed financial institutions is an effective mean of expanding LSB's markets and market presence. The LSB Board of Directors has concluded that the acquisition of ONSB would be consistent with LSB's strategic plan because ONSB is profitable and adds complementary geographic markets. ONSB currently operates seven banking offices in the counties of Forsyth and Stokes, North Carolina, which are contiguous to Davidson County, North Carolina, in which LSB Bank currently operates 14 banking offices. In addition, LSB's Board of Directors believes opportunities exist to reduce certain operating costs subsequent to the Merger as a result of economies of scale and elimination of certain duplicate functions. There can be no assurance, however, that such reductions in operating costs will be achieved, or that the results anticipated by the LSB Board of Directors in approving the Merger will be achieved.



         The additional material factors considered by the LSB Board of Directors in approving the Agreement and the Merger were:


                  (i) the information presented to the directors by the management of LSB concerning the business, operations, earnings, asset quality, and financial condition of ONSB, including the composition of the earning assets portfolio of ONSB;

                  (ii) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value, and earnings per share of ONSB Stock;


                  (iii) the financial terms of the Merger, including the treatment of the Merger as a tax-free exchange of ONSB Stock for LSB Stock for federal income tax purposes;

                  (iv) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

                  (v) the opportunity for reducing the noninterest expense of the operations of ONSB and the ability of the operations of ONSB after the Effective Time to contribute to the earnings of LSB through its existing products and services and additional services offered by LSB;

                  (vi) the attractiveness of the ONSB franchise, the market position of ONSB in each of the markets in which it operates and the compatibility of the franchise of ONSB with the operations of LSB in the Piedmont area of the North Carolina economy;

                  (vii) the compatibility of the community bank orientation of the operations of ONSB with that of LSB; and

                  (viii)   the financial advice rendered by Carson Medlin.

The LSB Board of Directors did not quantify or otherwise attempt to assign relative or specific weights to the factors considered by the Board in determining that the Merger is in the best interests of LSB shareholders.


         Based upon the factors discussed above, including the presentations of Carson Medlin discussed above, the LSB Board of Directors determined that the consideration to be paid to the shareholders of ONSB in connection with the Merger is fair to LSB and its shareholders.


         LSB'S BOARD OF DIRECTORS RECOMMENDS THAT LSB SHAREHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF LSB STOCK IN CONNECTION WITH THE MERGER.

OPINION OF ONSB'S FINANCIAL ADVISOR

         GENERAL. The ONSB Board of Directors retained Scott & Stringfellow to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia that provides a broad array of services to corporations, financial institutions, individuals and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with financial institutions in North Carolina, Virginia, the District of Columbia, Maryland and West Virginia on these and other matters. As part of its investment banking practice, it is continuously engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings and secondary distributions of listed and unlisted securities. Scott & Stringfellow was selected by ONSB's Board of Directors based upon its expertise and reputation in providing valuation and merger and acquisition and advisory services to financial institutions.

         At a meeting held on March 14, 1997, the ONSB Board of Directors approved and adopted the Agreement. At that meeting, Scott & Stringfellow delivered an opinion to the ONSB Board of Directors that as of such date the Exchange Rate, which is used to calculate the consideration to be received by



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

ONSB shareholders in the form of LSB Stock or in cash (subject to limitations on the cash component of the consideration), was fair to the ONSB shareholders from a financial point of view. Scott & Stringfellow's opinion was updated as of the date of this Proxy Statement. No instructions or limitations were given or imposed by the ONSB Board of Directors upon Scott & Stringfellow with respect to the investigation made or procedures followed by Scott & Stringfellow in rendering the opinion.

         The full text of Scott & Stringfellow's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Scott & Stringfellow, is set forth and attached hereto as Appendix C. ONSB shareholders are urged to read the opinion in its entirety. The following is a summary of certain analyses performed by Scott & Stringfellow that were the basis of its opinion.

         Scott & Stringfellow has rendered its opinion to the Board of Directors of ONSB that the terms of the Agreement are fair from a financial point of view. In developing its opinion, Scott & Stringfellow reviewed and analyzed: (1) the Agreement; (2) the Form S-4 Registration Statement to be filed with the SEC in connection with the Merger; (3) ONSB's audited financial statements, Annual Reports on Form 10-KSB, and annual Proxy Statements to shareholders for the three years ended December 31, 1996; (4) other financial and non-financial internal information relating to ONSB prepared by ONSB's management; (5) information regarding the trading markets for ONSB Stock and LSB Stock and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data, such as net worth, earnings, deposits, and assets, in certain bank and bank holding company mergers and acquisitions in North Carolina in recent years; (7) LSB's annual reports to shareholders and its financial statements, Annual Reports on Form 10-K, and annual Proxy Statements to shareholders for the three years ended December 31, 1996; (8) other financial and non-financial internal information relating to LSB prepared by LSB's management, including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, budgets, regulatory matters and legal matters; and (9) such other financial studies, analyses, inquiries and other matters as Scott & Stringfellow deemed necessary. Scott & Stringfellow has discussed with members of ONSB's and LSB's management past and current business operations, prospects for the future, the background of the Merger, the reasons and basis for the Merger, results of regulatory examinations, and the business and future prospects of ONSB and LSB individually and as a combined entity, as well as other matters relevant to its inquiry. Scott & Stringfellow has conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its expertise in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

         Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and conducted discussions with management of ONSB and LSB for purposes of developing its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow for purposes of developing its opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of ONSB and LSB as to the future financial performance of ONSB and LSB, respectively. Any estimates contained in Scott & Stringfellow's analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Scott & Stringfellow is not an expert in the evaluation of





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

loan portfolios or allowances for loans losses with respect thereto and has assumed without independent verification that such allowances for ONSB and LSB are adequate to cover such losses. In addition, Scott & Stringfellow has not reviewed individual credit files nor did it make an independent evaluation or appraisal of the assets or liabilities of ONSB or LSB or any of their subsidiaries nor was it furnished with any such appraisal. Scott and Stringfellow's Opinion is directed to the Board of Directors of ONSB and does not constitute a recommendation to any shareholders of ONSB as to how such shareholder should vote with respect to the Merger.

         Scott & Stringfellow used the information gathered to evaluate the financial terms of the Merger using standard valuation methods, including a discounted cash flow analysis, a comparable acquisition analysis, a peer group market comparable analysis, and a dilution analysis.

         DISCOUNTED CASH FLOW ANALYSIS. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of the ONSB Stock. Among other things, Scott & Stringfellow considered a range of asset and earnings growth for ONSB of between 6.0% and 10.0% and a required equity capital level of 8.0%. A range of discount rates from 11.2% to 13.2% was applied to the cash flows resulting from the projections during the first five years and residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates less the projected long-term growth rate of the ONSB's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered appropriate, considering, among other things, ONSB's past and current financial performance and condition, the general level of inflation, rates of return for fixed income and equity securities in the market generally and particularly in the banking industry. The discounted cash flow analysis indicated a reference range of $8.17 to $13.73 per share of ONSB Stock. These values compare to the value of $18.96 of consideration share of ONSB Stock pursuant to the Exchange Rate. Accordingly, the present value of the ONSB Stock was calculated at less than the value of the consideration to be received from LSB pursuant to the Agreement.

         COMPARABLE ACQUISITION ANALYSIS. Scott & Stringfellow compared the relationship of prices paid to relevant financial data, such as net worth, tangible net worth, earnings, deposits, assets, and tangible book premium to core deposits, in 15 bank and bank holding company mergers and acquisitions in North Carolina since June 30, 1994, representing all such transactions known to Scott & Stringfellow to have occurred during this period, with the proposed ONSB Merger and found the consideration to be received from LSB to be within the relevant pricing ranges acceptable for such recent transactions. Specifically, based upon the most recent transactions announced in North Carolina since June 30, 1994, excluding the ONSB Merger, the average price to book value ratio in those transactions was 2.29, compared to 2.68 for the ONSB Merger; the average price to tangible book value ratio was 2.37, compared to 2.85 for the ONSB Merger; the average price to earnings ratio was 22. 58, compared to 29.24 for the ONSB Merger; the average price to assets was 22.64%, compared to 23.03% for the ONSB Merger; and the average tangible book premium to core deposits was 17.29%, compared to 32.34% for the ONSB Merger. For purposes of computing the information with respect to the ONSB Merger, $18.96 per share consideration for each share of ONSB Stock was used.

         PEER GROUP MARKET COMPARABLE ANALYSIS. Scott & Stringfellow analyzed the performance and financial condition of LSB relative to the North Carolina Bank Group (the "Bank Group"), which includes the following financial institutions: Carolina First Bancshares, First Bancorp, First Charter

Corporation, FNB Financial Services Corporation, FNB Corporation, Bank of Granite Corporation, Peoples Bank, and Triangle Bancorp, Inc. Among the financial information compared was information relating to tangible equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, reserves to non-performing assets, and efficiency ratio. Additional valuation information compared for the trailing twelve-month period ended March 31, 1997 was: (i) price to book value ratio, which was 2.1 for LSB, compared to an average of 2.2 for the Bank Group; (ii) price to trailing earnings ratio, which was 18.5 for LSB, compared to an average of 18.0 for the Bank Group; (iii) return on average assets, which was 1.47% for LSB, compared to an average of 1.36% for the Bank Group; (iv) return on average equity, which was 11.73% for LSB, compared to an average of 13.65% for the Bank Group; and (v) a dividend yield of 2.20% for LSB, compared to an average of 2.03% for the Bank Group. For purposes of calculating the average for the Bank Group, Scott & Stringfellow excluded the high and low data points. Overall, in the opinion of Scott & Stringfellow, LSB's operating performance and financial condition were slightly better than the Bank Group average and LSB's market value was reasonable when compared to the Bank Group. Accordingly, ONSB shareholders will receive LSB Stock that is reasonably valued when compared to the Bank Group.

         DILUTION ANALYSIS. Based upon publicly available financial information on 1996 performance of ONSB and LSB, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of ONSB and LSB. The immediate effect on LSB, assuming 15.1% cost savings of ONSB's non-interest expense, was to decrease 1996 earnings by $0.02 per share, or 1.87%, and to decrease 1996 year end book value by $0.46 per share, or 4.80%. The effect on ONSB under the same assumption is to increase reported earnings $0.36 per share, or 55.0%, to increase book value by $1.57 per share, or 22.22%, to receive dividends of $0.38 per share, when historically no dividends have been paid by ONSB, and to increase the pre-announcement market value of ONSB Stock by $5.52 per share to $18.96 per share. This dilution analysis does not take into account the longer term benefits for the combined companies resulting from the combination. Scott & Stringfellow concluded from this analysis that the transaction would have a positive effect on ONSB and the ONSB shareholders in that net income per share, book value per share, dividends per share and market value per share of LSB Stock to be received by the ONSB shareholders, after giving effect to the Exchange Rate, would represent a substantial increase in each of these factors.

         The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the ONSB Board of Directors or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Scott & Stringfellow believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of Scott & Stringfellow's opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the terms of the Agreement are fair from a financial point of view to the ONSB shareholders.


         Pursuant to an engagement letter dated January 2, 1997 between ONSB and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive a fee of $35,000, which is payable at closing, will be indemnified against certain liabilities, and will be reimbursed for up to $2,000 of out-of-pocket expenses. Scott & Stringfellow has worked with ONSB on various projects in the past for which it was compensated on an hourly basis and a fixed fee for service basis. During the last two years, ONSB has compensated Scott & Stringfellow in the amount of $11,894 for consulting services rendered by Scott & Stringfellow to ONSB.


         THE FULL TEXT OF SCOTT & STRINGFELLOW'S OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. SCOTT & STRINGFELLOW'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATE TO THE SHAREHOLDERS OF ONSB AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF ONSB AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE AGREEMENT.

OPINION OF LSB'S FINANCIAL ADVISOR


         GENERAL. Pursuant to an engagement letter dated November 15, 1996, the Board of Directors of LSB retained Carson Medlin to act as its financial advisor in connection with a potential acquisition of ONSB, for which Carson Medlin will receive a fee of $50,000 and reimbursement of its out-of-pocket expenses. As part of that engagement, Carson Medlin has rendered its opinion as to the fairness of the Exchange Rate resulting from the terms of the Merger to the shareholders of LSB from a financial point of view. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm that specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions.



         Carson Medlin delivered its opinion on June __, 1997 to the Board of Directors of LSB stating that the Exchange Rate resulting from the terms of the Merger is fair to the shareholders of LSB from a financial point of view. The full text of Carson Medlin's written opinion is attached as Appendix D to this Proxy Statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Carson Medlin in connection therewith. The consideration to be received by ONSB shareholders and option holders in connection with the Merger is the result of negotiations between LSB and ONSB. Carson Medlin's opinion is addressed to LSB's Board of Directors only, and the opinion does not constitute a recommendation to any LSB shareholder as to how such shareholder should vote at the LSB Special Meeting or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion attached as Appendix D.


         Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. Carson Medlin did not




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

undertake any independent evaluation or appraisal of the assets and liabilities of LSB or ONSB, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of LSB and ONSB, and that such projected financial results will be realized in the amounts and at the times contemplated thereby. Carson Medlin is not an expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of LSB and ONSB are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis and on information made available to it dated as of various earlier dates.

         In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of LSB and ONSB and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of actual future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

         In connection with rendering its opinion dated March 9, 1997, Carson Medlin reviewed (i) the Agreement; (ii) the annual reports to shareholders of LSB, including audited financial statements, for the five years ended December 31, 1996; (iii) the annual reports to shareholders of ONSB, including audited financial statements, for the five years ended December 31, 1996; (iv) the Proxy Statement of LSB dated March 14, 1997 for the annual meeting of the shareholders of LSB held on April 16, 1997; (v) the Proxy Statement of ONSB dated April 12, 1997 for the annual meeting of the shareholders of ONSB held on May 12, 1997;
(vi) interim financial statements of LSB and ONSB through March 31, 1997; (vii) a preliminary copy of the Joint Proxy Statement prepared in connection with the respective special meetings of the shareholders of LSB and ONSB to consider the Merger; and (viii) certain other financial and operating information with respect to the business, operations and prospects of LSB and ONSB.

         Carson Medlin also (i) held discussions with members of the senior management of LSB and ONSB regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for LSB Stock and ONSB Stock and compared them with those of certain publicly traded companies that it deemed to be relevant; (iii) compared the results of operations of LSB and ONSB with those of certain publicly traded companies that it deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on LSB; and (vi) conducted such other studies, analyses, inquires and examinations as Carson Medlin deemed appropriate.

         The following is a summary of the principal analyses performed by Carson Medlin in connection with rendering its opinion.

         SUMMARY OF TRANSACTION CONSIDERATION. Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Rate and the aggregate transaction value. Carson Medlin considered the implied value of the consideration offered, which, based on the $20.00 per share closing price of LSB Stock on April 30, 1997, was approximately $18.96 per share of ONSB Stock, representing a 29% premium over the closing price of ONSB Stock at the end of the month (December 31, 1996) immediately preceding the public announcement of the Merger. This represents total consideration of approximately $30.0 million to be exchanged for the approximately 1,582,678 shares of ONSB Stock outstanding and approximately $32.9 million to be exchanged for the ONSB Stock outstanding and the approximately 151,636 options to purchase ONSB Stock outstanding. Carson Medlin calculated that, as of April 30, 1997, the total consideration to be exchanged for ONSB Stock outstanding represented 265% of ONSB's stated book value at December 31, 1996 and 261% of ONSB's stated book value at March 31, 1997, adjusted pro forma for the conversion of stock options; 24.0 times ONSB's net income for the quarter ended March 31, 1997 (annualized), adjusted pro forma for the conversion of stock options; a 21.3% premium on ONSB's March 31, 1997 core deposits (defined as the aggregate transaction value minus stated book value, as a percentage of core deposits), adjusted pro forma for the conversion of stock options; and 23.7% of the total assets of ONSB at March 31, 1997, adjusted pro forma for the conversion of stock options.

         COMPARABLE TRANSACTION ANALYSIS. Carson Medlin reviewed certain information relating to the mergers of 16 selected North Carolina commercial banks announced between September 1993 and December 1996 in which the acquired banks had total assets of from $55 million to $900 million (the "Comparable Transactions"). The Comparable Transactions are (acquiree/acquiror): First Charlotte Financial/Centura Banks, Central State Bank/First Bancorp, Bank of Iredell/United Carolina Bancshares, State Bank of Fayetteville/First Citizens BancShares, Standard Bank & Trust/Triangle Bancorp, Columbus National Bank/Triangle Bancorp, Security Capital Corp./CCB Financial Corp., Village Bank/Triangle Bancorp, Bank of Union/First Charter Corp., Triad Bank/United Carolina Bancshares, First Commercial Holding Co./Centura Banks, First Community Bank/Centura Banks, Salem Trust Bank/CCB Financial Corp., FirstSouth Bank/Centura Banks, Granville United Bank/Triangle Bancorp, and Carolina State Bank/Bank of Granite Corp. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to the then recently reported annual earnings, stated book values, total assets and core deposits.

         On the basis of the Comparable Transactions, Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions of from a low of 167% to a high of 304%, with a mean of 228%. These transactions indicated a range of values for ONSB of from $21.0 million to $38.3 million, with a mean of $28.7 million (based on ONSB's stated book value of $11.35 million at March 31, 1997, adjusted for the pro forma exercise of stock options). The aggregate consideration to be exchanged for the outstanding ONSB Stock and options to purchase ONSB Stock implied by the terms of the Merger is approximately $32.9 million or 265% of ONSB's stated book value at March 31, 1997, adjusted for the pro forma exercise of stock options, which is above the mean for the Comparable Transactions.

         Carson Medlin calculated a range of purchase prices as a multiple of annual earnings for the Comparable Transactions from a low of 16.4 times to a high of 29.8 times, with a mean of 21.2 times. These transactions indicted a range of values for ONSB of from $22.5 million to $40.8 million, with a mean of $29.0 million (based on ONSB's net income for the quarter ended March 31, 1997 (annualized), adjusted for the pro forma exercise of stock options). The aggregate consideration to be exchanged for the outstanding ONSB Stock and options to purchase ONSB Stock implied by the terms of the Merger is approximately $32.9 million or 24.0 times ONSB's net income for the quarter ended March 31, 1997 (annualized), adjusted for the pro forma exercise of stock options, which is above the mean for the Comparable Transactions.

         Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values of from a low of 9.3% to a high of 28.9%, with a mean of 18.1%. The aggregate consideration to be exchanged for the outstanding ONSB Stock and options to purchase ONSB Stock implied by the terms of the Merger is approximately $32.9 million, implying a premium on ONSB's core deposits as of March 31, 1997 of 21.3%, which is above the mean for the Comparable Transactions.

         Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions of from a low of 15.2% to a high of 31.0%, with a mean of 22.2%. The aggregate consideration to be exchanged for the outstanding ONSB Stock and options to purchase ONSB Stock implied by the terms of the Merger is approximately $32.9 million or 23.7% of ONSB's assets at March 31, 1997, which is above the mean for the Comparable Transactions.

         INDUSTRY COMPARATIVE ANALYSIS. In connection with rendering its opinion, Carson Medlin compared selected operating results of LSB and ONSB to those of 50 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $97 million to $2.3 billion and in shareholders' equity from approximately $9 million to $231 million. Carson Medlin considers this group of financial institutions more comparable to LSB and ONSB than larger, more widely traded regional financial institutions.

         Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of LSB to those of the SIBR Banks. Carson Medlin noted that (i) LSB had a return on average assets (ROA) for the year ended December 31, 1996 of 1.48% compared to 1.23% on average for the SIBR Banks; (ii) LSB had a return on average equity (ROE) for the year ended December 31, 1996 of 11.7% compared to 12.6% on average for the SIBR Banks; (iii) LSB had common equity to total assets at December 31, 1996 of 12.3% compared to 9.6% on average for the SIBR Banks; and (iv) LSB's ratio of nonperforming assets (defined as loans 90 days past due, nonaccrual loans and other real estate owned) to total loans and other real estate owned at December 31, 1996 was 0.6% compared to 1.0% for the SIBR Banks. This comparison indicated that LSB's 1996 financial performance was generally higher than that of the average for the SIBR Banks for most of the factors considered.

         Carson Medlin compared, among other factors, the profitability, capitalization and asset quality of ONSB to those of the SIBR Banks. Carson Medlin noted that (i) ONSB had a return, when adjusted for certain nonrecurring expenses, on average assets (ROA) for the year ended December 31, 1996 of 1.0% compared to 1.2% on average for the SIBR Banks; (ii) ONSB had a return on average equity (ROE) for the year ended December 31, 1996 of 11.7% compared to 12.6% on average for the SIBR Banks; (iii) ONSB had common equity to total assets at December 31, 1996 of 8.6% compared to 9.6% on average for the SIBR Banks; and (iv) ONSB's ratio of nonperforming assets (defined as loans 90 days past due, nonaccrual loans and other real estate owned) to total loans and other real estate owned at December 31, 1996 was 0.5% compared to 1.0% for the SIBR Banks. This comparison indicated that ONSB's 1996 financial performance was lower than that of the average for the SIBR Banks for some of the factors considered and higher for other factors considered.

         No company or transaction used in the preceding industry comparative or comparable transaction analyses is identical to LSB, ONSB or the Merger. Accordingly, evaluating the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of LSB, ONSB and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of evaluating comparable industry or transaction data.

         CONTRIBUTION ANALYSIS. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement factors to be made by LSB and ONSB to the combined institution based on (i) balance sheet data at December 31, 1996 and (ii) income statement data for the year ended December 31, 1996. The income statement and balance sheet components analyzed included total assets, total loans, total deposits, shareholders' equity, and net income (adjusted for extraordinary items). This analysis showed that, while ONSB shareholders and option holders would own approximately 21.7% of the aggregate outstanding shares and approximately 22.7% of the shares and options of the combined institution based on the Exchange Rate and assuming an Average Closing Price of LSB Stock of $20.00 per share, ONSB is contributing 23.6% of total assets, 23.4% of total loans, 23.7% of total deposits, 17.8% of shareholders' equity, and 17.6% of annual net income.

         DILUTION ANALYSIS. Carson Medlin analyzed the impact on LSB, on a pro forma basis, of consolidating the results of operations of ONSB in future periods. In particular, Carson Medlin compared LSB's results of future operations on the basis of a combination with ONSB to the results of LSB's future operations on a stand alone basis. Carson Medlin estimated, assuming an Average Closing Price of LSB Stock of $20.00 per share and consummation of the Merger in 1997, that as a result of the Merger, LSB per share earnings (before nonrecurring expenses related to the Merger) would be diluted by less than 10% for the initial year of combined operations, by approximately 1% in the second year, and that the Merger would be accretive to LSB per share earnings thereafter. Carson Medlin estimated that, as a result of the Merger, dilution to LSB stated book value per share would be approximately 7.0% in the initial year of combined operations, and that such dilution would decline by approximately 0.5% annually thereafter. Carson Medlin considers the magnitude and duration of such impact on the results of LSB's operations to be typical of, and within the range of acceptable industry standards for, transactions such as the Merger.

         The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of LSB or ONSB, could materially affect the assumptions used in preparing the opinion.

         THE FULL TEXT OF CARSON MEDLIN'S OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. CARSON MEDLIN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATE TO THE SHAREHOLDERS OF LSB AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF LSB AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE AGREEMENT.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger relating to the Merger become effective with the North Carolina Secretary of State. Unless otherwise agreed upon by LSB and ONSB, the Effective Time is expected to occur as soon as practicable after approval of the Merger by the shareholders of ONSB and shareholders of LSB and the effective date (including expiration of all applicable waiting periods) of all required consents of any regulatory authority having jurisdiction over the Merger.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. ONSB and LSB anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1997.
Delays in the consummation of the Merger could occur, however.

         The Board of Directors of either ONSB or LSB generally may terminate the Agreement if the Merger is not consummated by September 30, 1997, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination, or if the Average Closing Price of LSB Stock is less than $15.00 or more than $24.00. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination."

DISTRIBUTION OF LSB STOCK CERTIFICATES

         Promptly after the Effective Time, LSB will cause Wachovia Bank of North Carolina, N.A., acting in its capacity as Exchange Agent, to mail a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of ONSB Stock for certificates representing shares of LSB Stock, to the former shareholders of ONSB.

         ONSB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of certificates for ONSB Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of ONSB Stock surrendering such items a certificate or certificates representing the number of shares of LSB Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest thereon). In no event will ONSB, LSB, LSB Bank, or the Exchange Agent be liable to any holder of ONSB Stock for any LSB Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. After the Effective Time, to the extent permitted by law, ONSB shareholders of record as of the Effective Time will be entitled to vote at any meeting of LSB shareholders the number of whole shares of LSB Stock into which their shares of ONSB Stock have been converted, regardless of whether such shareholders have surrendered their ONSB Stock certificates. Whenever a dividend or other distribution is declared by LSB on LSB Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares of LSB Stock issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Time with respect to LSB Stock will be paid to the holder of any unsurrendered ONSB Stock certificate until the holder duly surrenders such certificate. Upon surrender of such ONSB Stock certificate, however, both the LSB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

         After the Effective Time, there will be no transfers of shares of ONSB Stock on ONSB's stock transfer books. If Certificates representing shares of ONSB Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of LSB Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the approval of the Agreement by the shareholders of ONSB as required by North Carolina law and LSB shareholders as required under Nasdaq rules, (ii) receipt of certain regulatory approvals required for consummation of the Merger; (iii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the defaulting party; (iv) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the Merger; (v) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of LSB Stock issuable pursuant to the Merger shall have been received; (vi) receipt of approval of the shares of LSB Stock issuable pursuant to the Merger for listing on the Nasdaq National Market, subject to official notice of issuance; (vii) receipt of letters from Turlington and Company, L.L.P. and Larrowe, Cardwell & Company, LC to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment; (viii) receipt of a favorable opinion of Bell, Davis & Pitt, P.A. that the Merger will constitute a "reorganization" under Section 368 of the Code and the exchange of ONSB Stock for LSB Stock will not result in taxable gain or loss to ONSB shareholders, except to the extent of any cash received; (ix) receipt of the fairness opinions of Carson Medlin and Scott & Stringfellow; and (x) satisfaction of certain other conditions, including the receipt of agreements of affiliates of ONSB, certain legal opinions and various certificates from the officers of ONSB and LSB and the accuracy of all representations and warranties, the performance of all agreements and compliance with all covenants made in the Agreement. See "--Regulatory Approvals" and "--Waiver, Amendment, and Termination".

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not consummated by September 30, 1997, the Agreement may be terminated and the Merger abandoned by the Board of Directors of either ONSB or LSB, unless the failure to consummate the Merger is caused by a breach of the Agreement by the terminating party. See "--Waiver, Amendment, and Termination."

REGULATORY APPROVALS

         The Merger may not be consummated in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been submitted to the appropriate regulatory agencies. The Merger and the establishment of additional branch banking offices resulting from the Merger will require the prior approval of the FDIC. In evaluating the Merger, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of LSB, LSB Bank and ONSB and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or (iii) it would be a restraint of trade in any other manner, unless the FDIC finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until 30 days (which the FDIC may reduce with the concurrence of the Attorney General of the United States to 15
days) following the date of the FDIC approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically orders otherwise. The FDIC is expected to approve the Merger in mid-July 1997.

         The Merger also is subject to the approval of the North Carolina Commissioner of Banks (the "Commissioner"). In its evaluation, the Commissioner will take into account considerations similar to those applied by the FDIC.
The Commissioner is expected to approve the Merger at the meeting of the North Carolina State Banking Commission on July 23, 1997.

         THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either LSB or ONSB would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, such party would not in its reasonable judgment have entered into the Agreement.

         ONSB and LSB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

WAIVER, AMENDMENT, AND TERMINATION


         To the extent permitted by applicable law, ONSB and LSB, with the approval of their respective Boards of Directors, may amend the Agreement by written agreement at any time before or after shareholder approval of the Agreement has been obtained; provided, however, that after the ONSB Special Meeting, no amendment may alter the manner or basis in which shares of ONSB Stock will be exchanged for LSB Stock without the requisite approval of the holders of the issued and outstanding shares of ONSB Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either ONSB or LSB, or both, acting through their respective Boards of Directors or chief executive officers or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition which, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and executed by a duly authorized officer of ONSB or LSB, as the case may be. In the event that the condition precedent requiring a favorable tax opinion from Bell, Davis & Pitt, P.A. is waived, the Boards of Directors of both ONSB and LSB will resolicit the approval of their respective shareholders with respect to the Merger.


         Notwithstanding approval of the Agreement by the shareholders of ONSB and LSB, the Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by mutual consent of the Boards of Directors of ONSB and LSB; (ii) by the Board of Directors of ONSB or LSB (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after receipt of written notice by the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the Agreement (provided that the terminating party is not then in breach of any representation or warranty or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the receipt of written notice by the breaching party of such breach, (c) if (1) any approval or consent of any regulatory authority required for consummation of the Merger has been denied by final nonappealable action or is not appealed within the time limit for appeal, or (2) the shareholders of ONSB or LSB fail to vote their approval of the matters submitted for their approval,
(d) if the Merger is not consummated by September 30, 1997, provided that the failure to consummate is not due to the breach of the Agreement by the party electing to terminate, (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled by the appropriate party by September 30, 1997 (provided that the terminating party is not then in breach of any representation or warranty or in material breach of any covenant or other agreement contained in the Agreement), or (f) if the Average Closing Price of LSB Stock is either below $15.00 or above $24.00, provided such termination occurs during the seven-day period after determination of the final Exchange Rate.

         If the Merger is terminated as described above, the Agreement will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive such termination. In addition, termination of the Agreement under certain circumstances will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See "--Expenses and Fees" and "--Option Agreement."

DISSENTERS' RIGHTS

         Under the provisions of Article 13 of the NCBCA, any shareholder of ONSB who (i) gives ONSB notice of his intent to demand payment for his shares if the Merger is effectuated, which notice is actually received by ONSB before the vote is taken at the ONSB Special Meeting and (ii) does not vote his shares at the ONSB Special Meeting in favor of the proposal to approve the Agreement, shall be entitled if the Agreement is approved and the Merger effectuated, to receive payment in cash of the fair value of his shares upon compliance with the procedural requirement of the Article. A shareholder of ONSB who does not satisfy such requirements is not entitled to payments for his shares under
Article 13 of the NCBCA.

         Specifically, Section 55-13-22 of the NCBCA provides that if proposed corporate action creating dissenters' rights is authorized at a shareholders' meeting, a corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements set forth above. The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must supply a form for demanding payment, state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, and set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is mailed. Under Section 55-13-23 of the NCBCA, a shareholder who sends a dissenters' notice must demand payment and deposit his share certificates in accordance with the terms of the notice. A shareholder who demands payment and deposits his share certificates in accordance with the terms of the notice retains all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporate action. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares.

         As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenting shareholder who complied with the requirements of Section 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenting shareholder who agrees in writing to accept it in full satisfaction of his demand. However, pursuant to Section 55-13-28 of the NCBCA, a dissenting shareholder may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of such estimate, or reject the corporation's offer and demand payment of the fair value of his shares and interest due, if: (i) the dissenting shareholder believes that the amount offered by the corporation is less than the fair value of his shares or that the interest due is incorrectly calculated; (ii) the corporation fails to make payment to a dissenting shareholder who accepts the corporation's offer within 30 days after the dissenting shareholders' acceptance; or (iii) the corporation, having failed to take the proposed action, does not return the deposited certificates within 60 days after the date set for demanding payment.

         A dissenting shareholder waives his right to demand payment unless he notifies the corporation of his demand in writing under subparagraph (i) above within 30 days after the corporation offered payment for his shares or under subparagraphs (ii) or (iii) above within 30 days after the corporation has failed to perform its required actions in a timely fashion. A dissenting shareholder who fails to notify the corporation of his demand under subparagraph (i) above within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

         If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenting shareholder the amount previously offered by the corporation. If the dissenting shareholder does not commence the proceeding within the 60-day period, the dissenting shareholder shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation, upon which acceptance the corporation shall pay such amount to the dissenting shareholder in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenting shareholder who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

         A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such partial dissenting shareholder are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (i) he submits to the corporation the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (ii) he does so with respect to all shares of which he is the beneficial shareholder.

         A failure to vote against approval of the Agreement will not constitute a waiver of a shareholder's appraisal rights, provided that notice in writing of the shareholder's intent to demand payment for his shares if the Merger is effectuated is given to ONSB, which notice is actually received by ONSB before the vote is taken at the ONSB Special Meeting. Voting against approval of the Agreement will not entitle a shareholder to receive cash for his shares unless such shareholder complies with all of the procedural requirements discussed above. Any holder of ONSB Stock who returns a signed proxy but who fails to provide voting instructions with respect to the proposal to approve the Agreement will be deemed to have voted in favor of the Agreement and will not be entitled to assert dissenters' rights of appraisal.

         THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF DISSENTING HOLDERS OF ONSB STOCK. ANY HOLDER OF ONSB STOCK WHO INTENDS TO DISSENT SHOULD CAREFULLY REVIEW THE TEXT OF THE NORTH CAROLINA STATUTORY LAW SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT AND SHOULD ALSO CONSULT WITH HIS OR HER ATTORNEY. THE FAILURE OF A ONSB SHAREHOLDER TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF ONSB STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

         In general, any dissenting shareholder who perfects such holder's right to be paid the "fair value" of such holder's ONSB Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "--Certain Federal Income Tax Consequences."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, ONSB has agreed that, except as otherwise expressly contemplated in the Agreement, ONSB will (a) operate its business only in the usual, regular, and ordinary course; (b) preserve its business organization and assets and maintain its rights and franchises; (c) take no action which would (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated in the Agreement without imposition of a materially adverse condition or restriction or (ii) adversely affect the ability of any party to perform its covenants and agreements under the Agreement and to consummate the Merger; and (d) work with LSB to achieve appropriate operating efficiencies, and to conform the accounting policies and practices of ONSB to those of LSB.

         In addition, ONSB has agreed that, except as expressly contemplated or permitted by the Agreement, it will not agree or commit to do any of the following without the prior written consent of LSB: (i) amend its Articles of Incorporation, Bylaws or other governing instruments; (ii) incur, guarantee, or otherwise become responsible for, any additional debt in excess of an aggregate of $100,000 except in the ordinary course of business consistent with past practices, or forgive any indebtedness of any person owed to ONSB in excess of $10,000, or permit the imposition on an asset of any additional lien (other than those required in the ordinary course of business), or (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans) any shares of the capital stock of ONSB, or declare or pay any dividend or make any other distribution in respect of ONSB's capital stock; or (iv) except pursuant to the exercise of outstanding stock options or warrants, issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ONSB Stock or any other right to acquire any such stock; or (v) adjust, split, combine, or reclassify any capital stock of ONSB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ONSB Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (a) any shares of capital stock of any ONSB subsidiary, or
(b) any asset other than in the ordinary course of business for reasonable and adequate consideration; or (vi) except for purchases of U.S. government agency securities, purchase any securities or make any material investment in any person other than a wholly-owned ONSB subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with (a) foreclosures in the ordinary course of business, or (b) acquisitions of control by ONSB in its fiduciary capacity; or (vii) grant any increase in compensation or benefits to the employees or officers of ONSB, except in accordance with past practice or as required by applicable law; pay any severance or termination pay or any bonus other than pursuant to written policies or contracts in effect on the date of the Agreement, or enter into or amend any severance agreements with any officer of ONSB; grant any increase in compensation or other benefits to directors of ONSB; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or (viii) enter into or amend any employment contract between ONSB and any person (unless such amendment is required by law) that ONSB does not have the unconditional right to terminate without liability (other than liability for services already rendered); or (ix) adopt any new employee benefit plan or make any change in or to any existing employee benefit plans other than that required by applicable law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or (x) make any significant change in any tax or accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; or (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of ONSB for money damages in excess of $10,000 or restrictions upon the operations of ONSB; or (xii) except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims thereunder.

         Pursuant to the Agreement, LSB has agreed that, except as otherwise expressly contemplated by the Agreement, it shall (i) continue to conduct its business in a manner that enhances the long-term value of the LSB Stock and the business prospects of LSB and, to the extent consistent therewith, use its reasonable best efforts to preserve intact LSB's core businesses and goodwill with its employees and the communities it serves, and (ii) take no action that would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated in the Agreement without imposition of a materially adverse condition or restriction, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement; provided, that the foregoing shall not prevent LSB from acquiring any other company or discontinuing or disposing of any of its assets or business if such action is, in the judgment of LSB, desirable in the conduct of the business of LSB. LSB also agreed that it will not: (x) without the prior written consent of ONSB, amend the Articles of Incorporation or Bylaws of LSB, in each case, in any manner adverse to the holders of ONSB Stock, or (y) declare and pay any cash dividends on the LSB Stock except for regular cash dividends with record and payment dates in accordance with LSB's past record dates for cash dividends.

MANAGEMENT AND OPERATIONS AFTER THE MERGER


         The current directors and officers of LSB and LSB Bank will continue to hold the same positions after consummation of the Merger as they held prior
to the Merger.   Under the Agreement, ONSB has the right to recommend
candidates to fill two additional directorships on the Board of Directors of LSB and LSB Bank effective as of the consummation of the Merger. ONSB has recommended Lloyd G. Walter, Jr. and Marvin D. Gentry, both of whom are currently directors of ONSB, to fill the additional directorships. In addition, under the Agreement, LSB will appoint Nicholas A. Daves to the office of Senior Vice President of LSB Bank, Charles V. Darnell to the office of Senior Vice President of LSB Bank, Suzanne J. Bullotta to the office of Senior Vice President of LSB Bank, and all other officers of ONSB to offices at LSB Bank that carry titles equivalent to the titles held by such officers at ONSB (except for the corporate secretary of ONSB who will be appointed as an assistant corporate secretary of LSB Bank), all effective as of consummation of the Merger. See "--Interests of Certain Persons in the Merger." Information concerning the management of LSB and LSB Bank is incorporated herein by reference to LSB's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996. See "DOCUMENTS INCORPORATED BY REFERENCE."


         LSB Bank will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of North Carolina and operate in accordance with its Articles of Incorporation and Bylaws as in effect on the date of the Agreement until otherwise amended or repealed after the Effective Time. ONSB will cease to be a separate entity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of ONSB management and of the ONSB Board of Directors have interests in the Merger that are in addition to any interests they may have as shareholders of ONSB generally. These interests include, among other things, provisions in the Agreement relating to director and officer insurance coverage for ONSB directors and officers, and certain severance and other employee benefits, as described below.

         INSURANCE. The Agreement provides that LSB will use its reasonable best efforts to maintain in effect for a period of three years after the Merger director and officer liability insurance, of at least the same coverage and amounts as provided by ONSB's current director and officer liability insurance, with respect to claims arising from events that occur prior to the Effective Time and covering persons who currently are covered by such insurance.


         LSB DIRECTORSHIPS. Under the Agreement, ONSB has the right to recommend candidates to fill two additional directorships on the Board of Directors of LSB as of the Effective Time, which two directorships expire at the 1998 annual meeting of LSB shareholders, and to specify one of those candidates to be renominated upon expiration of his term to fill an additional directorship with a term expiring in 1999 and the other candidate to fill an additional directorship with a term expiring in 2000. Under the Agreement, the LSB Board of Directors will elect to the LSB Board two of the candidates recommended to fill the two additional directorships expiring in 1998 and, upon expiration of the terms of those candidates, will recommend to LSB shareholders the election of the candidates recommended to fill the two additional directorships expiring in 1999 and 2000. The additional directors nominated by ONSB and elected to the LSB Board will also be elected to the Board of Directors of LSB Bank. ONSB has recommended Lloyd G. Walter, Jr. and Marvin D. Gentry, both of whom are currently directors of ONSB, to fill the additional directorships. The Boards of Directors of LSB and LSB Bank have appointed Messrs. Walter and Gentry to their respective Boards, subject to consummation of the Merger.


         ONSB EXECUTIVE ARRANGEMENTS. Nicholas A. Daves serves as Chairman of the Board of Directors of ONSB and Robert E. Marziano serves as President and Chief Executive Officer of ONSB under employment contracts dated September 29, 1995, and April 10, 1995, respectively. Each contract has a rolling three-year term, with automatic renewal unless the contract is otherwise terminated. The base annual salaries of Mr. Daves and Mr. Marziano currently are fixed at $112,400 and $135,000, respectively, with annual merit increases. Mr. Daves' contract also provides for a deferred compensation package. If the employment contracts are terminated without "cause," as defined in the contracts, ONSB must pay all compensation and benefits due under the terminated contract for a period of three years following the termination. The employment contracts also contain "change in control" provisions that permit Mr. Daves and Mr. Marziano to terminate their individual employment contracts in the event that their job titles or responsibilities are significantly diminished. In the event of such termination, each individual is entitled to a severance payment of three times his then current annual base salary. In the absence of such termination, the employment contracts continue without interruption, and the employee's base annual salary is increased on each subsequent anniversary date of the employment agreement by the greater of 10% or the increase in the Consumer Price Index.


         Charles V. Darnell serves as Senior Vice President and Chief Financial Officer of ONSB under an employment contract dated July 10, 1996. The contract expires June 30, 1997, subject to automatic one-year extensions unless either party gives written notice to the other, at least 60 days prior to expiration of the term, of intent to terminate the contract. No such termination notice was given with respect to the June 30, 1997 expiration date. The base annual salary for Mr. Darnell is $75,000, with annual merit increases. Mr. Darnell's employment contract also contains a "change in control" provision that permits Mr. Darnell to terminate the contact within six months of the "change in control" transaction and receive a severance payment equal to his then current annual base salary. If the contract is not terminated, it is automatically extended for a term of three years.


         The acquisition of ONSB by LSB will be deemed a "change in control" under all three of the employment contracts with ONSB officers. Accordingly, Messrs. Daves and Marziano would have the option of terminating their employment contracts and receiving the severance amounts provided for in such contracts in the event that their job titles or responsibilities are significantly diminished. Mr. Darnell would have the option of terminating his contract within six months of the Merger and receiving the severance amount provided for in his contract. If Messrs. Daves, Marziano and Darnell elected to terminate their employment contracts, the severance payment estimated to be due to each of them, assuming such termination occurred at the time of the Merger, would be approximately $337,200, $405,000, and $75,000, respectively.


         On May 1, 1997, however, Mr. Marziano, ONSB and LSB Bank entered into an amendment to his existing employment contract, effective upon the Merger. The amendment modifies the change in control provision to provide that at the Effective Time, Mr. Marziano's employment will terminate and LSB Bank will pay Mr. Marziano a $285,000 severance payment in cash. The amendment also eliminates provisions concerning Mr. Marziano's duties, term of employment, compensation and right to severance payment in the event of changes in current office or status as a director of ONSB and modifies the non-compete provisions. The non-compete provisions were amended to: (i) extend the duration of the non-compete from three years to five years after termination of employment;
(ii) expand the geographic scope of the restriction from

Forsyth and Stokes Counties, North Carolina, to Forsyth, Stokes, Davidson, Yadkin, Rockingham, and Surrey Counties, North Carolina. In exchange for the modified non- compete provision, LSB Bank will pay Mr. Marziano, during his lifetime, 60 equal monthly cash payments of $2,000.


         Under the Agreement, Messrs. Daves and Darnell are being appointed to the offices of Senior Vice President of LSB Bank. LSB expects to negotiate new employment contracts with Messrs. Daves and Darnell to replace their existing employment contracts, although no assurance can be given that such contracts will be executed before or after the Effective Time, or that such persons will not elect to terminate their existing employment contracts and seek the severance payments provided for in such contracts.


         DIRECTOR AND OFFICER STOCK OPTIONS. ONSB has granted stock options to Messrs. Daves and Marziano and certain other executive officers and directors under the ONSB Stock Plans. The following table sets forth with respect to Messrs. Daves and Marziano, all executive officers as a group, all outside directors as a group, and all executive officers and directors as a group: (i) the number of shares covered by options held by such persons, (ii) the weighted average exercise price of all such options held by such persons, and (iii) the aggregate value (i.e., stock price less option exercise price) of all such options based upon the closing bid price of ONSB Stock of $16.50 on June 16, 1997 (as reported in the Charlotte Observer). All of the ONSB Options set forth below are currently exercisable.



                                                                               WEIGHTED
                                                                               AVERAGE
                                                                               EXERCISE                 AGGREGATE
                                                                               PRICE PER                 VALUE OF
                                                  OPTIONS HELD                  OPTION                    OPTIONS
                                                  ------------                 ---------                  -------
  Nicholas A. Daves                                  20,498                     $ 9.09                    $151,890
  Robert E. Marziano                                 24,698                       5.45                     272,913
  Executive officers as a group (4 persons)          61,324                       7.01                     581,965
  Outside directors (15 persons)                       --                          --                          --
  All executive officers and directors as a          61,324                       7.01                     581,965
  group (19 persons)



       Based on the closing price of LSB Stock ($20.00) on the Nasdaq National Market System on June 16, 1997 (as reported by the Wall Street Journal), assuming the Exchange Rate is 0.948, the aggregate value of the options to Mr. Daves, Mr. Marziano, the executive officers as a group, the 15 outside directors as a group and all executive officers and directors as a group would be $202,315, $333,670, $732,822, $0 and $732,822, respectively.


       OTHER MATTERS RELATING TO ONSB EMPLOYEE BENEFIT PLANS. The Agreement also provides that, after the Effective Time, LSB will provide generally to officers and employees of ONSB who, at or after the Effective Time, become officers or employees of a LSB company (other than Messrs. Daves, Marziano and Darnell, who will have rights to employee benefits as provided in their respective employment contracts), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of LSB Stock, except as set forth in the Agreement) on terms and conditions substantially similar to those currently provided by the LSB companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, the service of the employees of ONSB under any ONSB employee benefit plan prior to the Effective Time shall be treated as service with LSB under a similar employee benefit plan maintained by LSB. LSB also will honor all employment, consulting and other compensation contracts between ONSB and any current or former director, officer or employee disclosed to LSB at the execution of the Agreement and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under ONSB benefit plans disclosed to LSB at the execution of the Agreement. Any employee of ONSB (other than those serving pursuant to employment contracts) who, following the Merger and at LSB's discretion, is terminated by LSB for reasons other than "cause" (as defined in the Agreement) within six months following the Effective Time shall be entitled to a severance payment in an amount equal to one week's salary or wages for each full year of prior continuous service with ONSB prior to the Merger; provided that any severance payment shall equal at least two weeks' salary or wages.

OPTION AGREEMENT

         In addition to the Agreement, ONSB and LSB have entered into an option agreement dated as of January 20, 1997 (the "Option Agreement"), pursuant to which ONSB has granted an option to LSB to purchase under certain conditions 265,675 shares of ONSB Stock (subject to adjustment to ensure that at least 13.28% of the issued and outstanding shares of ONSB Stock at the time of exercise are subject to the option) at an exercise price of $8.00 in cash per share (the "Lock-Up Option").

         The Lock-Up Option is exercisable only if: (i) an offer to acquire ONSB has been received by ONSB, or solicited by ONSB, from a person or entity other than LSB, and (ii) ONSB and such person or entity have entered into an agreement concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving ONSB. The Lock-Up Option may be exercised by LSB on a date that is the earlier of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with the terms thereof or (iii) September 30, 1997. LSB's right to exercise the Lock-Up Option has not been triggered as of the date of this Proxy Statement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ONSB SHAREHOLDERS. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES TO SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ONSB SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. ONSB SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE

APPLICATION AND EFFECT OF FEDERAL , FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.


         The Merger is intended to constitute a "reorganization" within the meaning of section 368(a) of the Code, with ONSB, LSB, and LSB Bank each intended to qualify as a "party to a reorganization" under section 368(b) of the Code, in which case, in the opinion of Bell, Davis & Pitt, P.A., counsel to ONSB, the following tax consequences will generally result (subject to the limitations and qualifications referred to herein): (a) no gain or loss will be recognized by the ONSB shareholders upon the receipt of LSB Stock solely in exchange for their shares of ONSB Stock; (b) the basis of the LSB Stock to be received by ONSB shareholders will be the same as the basis of the ONSB Stock surrendered in the exchange; (c) the holding period of the LSB Stock to be received by ONSB shareholders will include the holding period of the ONSB Stock surrendered in exchange therefor, provided that the ONSB Stock was held as a capital asset on the date of the exchange; and (d) the payment of cash to ONSB shareholders in lieu of issuing fractional share interests in LSB will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by LSB. These cash payments will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. If the redemption meets one of the four tests set forth in section 302, any gain or loss recognized will be a capital gain or loss. If none of the four tests provided in section 302 is met, the redemption will be treated as payment of a dividend.


         A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service ("IRS"). Instead, Bell, Davis & Pitt, P.A. will render an opinion concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption the Merger is consummated in accordance with North Carolina law and in conformity with the representations made by the management of ONSB and LSB, the transaction will constitute a "reorganization" within the meaning of section 368(a) of the Code ("Tax Opinion"). The Tax Opinion addresses the tax consequences of the Merger under North Carolina law, but does not address any other state, local, or other tax consequences of the Merger. The Tax Opinion does not bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by the management of ONSB and LSB, as to, among other things, the fact that there is no plan or intention by any of the shareholders of ONSB who own one percent (1%) or more of the outstanding ONSB Stock, and to the best of the knowledge of the management of ONSB, the remaining ONSB shareholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of LSB Stock that they will receive in the Merger that will reduce on the part of the ONSB shareholders such shareholders' ownership of LSB Stock to a number of shares having an aggregate value as of the date of the Merger of less than 50% of the aggregate value of all of the stock of ONSB outstanding immediately prior to the Merger.

         A successful IRS challenge to the "reorganization" status of the Merger would result in a ONSB shareholder recognizing gain or loss with respect to each share of ONSB Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the LSB Stock received in exchange therefor. In such event, a ONSB shareholder's aggregate basis in the LSB Stock received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling-of-interests. Under the pooling-of interests method of accounting, the recorded amounts of the assets and liabilities of ONSB will be carried forward at their previously recorded amounts, and prior period financial statements will be restated for all periods as though ONSB and LSB had been combined at the beginning of the earliest period presented.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding ONSB Stock must be exchanged for LSB Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling-of-interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that each party receive assurances from Turlington and Company, L.L.P. and Larrowe, Cardwell & Company, LC, in form and content satisfactory to such party, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         For information concerning certain conditions to be imposed on the exchange of ONSB Stock for LSB Stock in the Merger by affiliates of ONSB and certain restrictions to be imposed on the transferability of the LSB Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of LSB Stock."

EXPENSES AND FEES

         The Agreement provides, in general, that each of the parties will bear and pay its own costs and expenses in connection with the transactions contemplated by the Agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and legal counsel, except that each party will pay one-half of (i) the SEC and Blue Sky filing fees incurred in connection with the Registration Statement and this Proxy Statement/Prospectus and (ii) the printing and distribution costs incurred in connection with the printing and distribution of the Registration Statement and this Proxy Statement/Prospectus.

RESALES OF LSB STOCK

         LSB Stock to be issued to shareholders of ONSB in connection with the Merger will be registered under the Securities Act. All shares of LSB Stock received by holders of ONSB Stock and all shares of LSB Stock issued and outstanding immediately prior to the Effective Time, will be freely transferable upon consummation of the Merger by those shareholders of ONSB not deemed to be "Affiliates" of ONSB or LSB. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with ONSB or LSB at the time of the ONSB Special Meeting (generally, executive officers and directors).

         Rules 144 and 145 promulgated under the Securities Act restrict the sale of LSB Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the Effective Time, Affiliates of ONSB or LSB may resell publicly the LSB Stock received by them in the Merger within certain limitations as to the amount of LSB Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of ONSB who are not affiliates of LSB may resell their shares without restriction. The ability of Affiliates to resell shares of LSB Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to LSB's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell LSB Stock received in the Merger. Affiliates also would be permitted to resell LSB Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of LSB Stock received by persons who may be deemed to be Affiliates of ONSB or LSB.

         ONSB has agreed to use its reasonable best efforts to cause each person who it reasonably believes to be an Affiliate of ONSB to execute and deliver to LSB not less than thirty (30) days prior to the Effective Time, an agreement providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any LSB Stock obtained as a result of the Merger, except in compliance with Securities Act and the rules and regulations of the SEC thereunder and, in any case, until such time as financial results covering at least 30 days of combined operations of LSB and ONSB have been published. Certificates representing shares of ONSB Stock surrendered for exchange by any person who is an Affiliate of ONSB for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of LSB Stock until LSB has received such a written agreement from such person. The stock certificates representing LSB Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. LSB will not be required to maintain the effectiveness of the Registration Statement under the Securities Act for purposes of resales of shares of LSB Stock by such affiliates. See "--Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the Merger, holders of ONSB Stock will be exchanging their shares of ONSB Stock for shares of LSB Stock. LSB is a North Carolina corporation governed by the NCBCA and LSB's Articles of Incorporation and Bylaws. Certain differences deemed material by ONSB and LSB exist between the rights of ONSB shareholders and those of LSB shareholders. The differences are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the NCBCA as well as to LSB's Articles and Bylaws and ONSB's Articles of Incorporation and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of LSB's Articles of Incorporation and Bylaws described below under the headings "--Authorized Capital Stock," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Special Meeting of Shareholders," "--Actions by Shareholders Without a Meeting," "--Shareholder Nominations and Proposals," and "--Business Combinations" are referred to herein as the "Protective Provisions." In general, the Protective Provisions make it more likely that LSB's Board of Directors will play a central role if any group or person attempts to acquire control of LSB, so that the Board can further the interests of LSB and its shareholders as appropriate under the circumstances. For example, if the Board determines that a sale of control of LSB is in the best interests of LSB and its shareholders, the Protective Provisions enhance the Board's ability to maximize the value to be received by the shareholders upon such a sale.

         Although LSB's management believes the Protective Provisions are beneficial to LSB's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, LSB's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, LSB may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of LSB Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of LSB Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of LSB through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for LSB's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of LSB. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management of LSB.

AUTHORIZED CAPITAL STOCK


         LSB. LSB's Articles of Incorporation authorize issuance of up to 10,000,000 shares of LSB Stock, of which 5,405,177 shares were issued and outstanding as of June 17, 1997. LSB's Board of Directors may authorize the issuance of additional shares of LSB Stock without further action by LSB's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which LSB's capital stock may be listed. LSB's shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of LSB Stock or any option or warrant for the purchase thereof.


         Subject to the rights of shareholders who perfect dissenters' rights of appraisal and the payment of cash in lieu of fractional shares, assuming an Exchange Rate of 0.948, LSB will issue an estimated 1,644,130 shares of LSB Stock in connection with the Merger, including shares to be subject to assumed options and warrants. Based on the number of shares of LSB Stock outstanding on the LSB Record Date, it is anticipated that, following the consummation of the Merger, a total of approximately 6,905,556 shares of LSB Stock will be outstanding, excluding shares subject to assumed options and warrants.


         The authority to issue additional shares of LSB Stock provides LSB with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of LSB Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of LSB. In addition, the sale of a substantial number of shares of LSB Stock to persons who have an understanding with LSB concerning the voting of such shares, or the distribution or declaration of a dividend of shares of LSB Stock (or the right to receive LSB Stock) to LSB shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of LSB.


         ONSB. ONSB's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of ONSB Stock, of which 1,582,678 shares were issued and outstanding as of the ONSB Record Date. ONSB's Board of Directors may authorize the issuance of additional authorized shares of ONSB Stock without further action by ONSB's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which ONSB's capital stock may be listed. ONSB's shareholders do not have preemptive right to purchase or subscribe to any unissued unauthorized shares of ONSB Stock or any option or warrant for the purchase thereof.


AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         LSB. The Articles of Incorporation of LSB do not contain any provisions governing amendments to the Articles. Under North Carolina law, the Articles may be amended by action of the Board of Directors of LSB and without shareholder action only for minor technical revisions. Any other amendment must be approved by a majority of the shares voting except that if the proposed amendment creates dissenters' rights, the vote required is a majority of the total votes entitled to be cast.

         Subject to certain restrictions set forth below, either the Board of Directors or the shareholders of LSB may amend LSB's Bylaws. The Board of Directors may amend or repeal the Bylaws and adopt new Bylaws except that: (i) a bylaw adopted or amended by the shareholders may not be readopted, amended, or repealed by the Board of Directors if neither the Articles of Incorporation nor a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend, or repeal that particular bylaw; (ii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may not be adopted by the Board of Directors by a vote of less than a majority of the directors then in office and may not itself be amended by a quorum or vote of directors less than the quorum or vote therein prescribed in such bylaw or prescribed by the shareholders; and (iii) if a bylaw fixing a greater quorum or voting requirement for the Board of Directors is originally adopted by the shareholders, it may be amended or repealed only by the shareholders, unless the Bylaws permit amendment or repeal by the Board of Directors. The shareholders of LSB generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of a plurality of the shareholders voting on the matter for which a quorum is present.

         ONSB. The Articles of Incorporation of ONSB do not contain any provisions governing amendments to the Articles. Under North Carolina law, the Articles may be amended by action of the Board of Directors of ONSB and without shareholder action only for minor technical revisions. Any other amendment must be approved by a majority of the shares voting except that if the proposed amendment creates dissenters' rights, the vote required is a majority of the total votes entitled to be cast.

         The Board of Directors of ONSB may amend ONSB's Bylaws and adopt new Bylaws, without shareholder approval, except as provided in the Bylaws. The Bylaws provide that the Board of Directors of ONSB may not adopt a Bylaw (i) requiring more than a majority of the voting shares for a quorum at a meeting of shareholders or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law, or
(ii) providing for the management of ONSB otherwise than by the Board of Directors or its executive committee. In addition, no bylaw adopted or amended by the shareholders of ONSB shall be altered or repealed by the Board of Directors of ONSB.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         LSB. The Bylaws of LSB provide that LSB's Board of Directors shall consist of not less than nine nor more than 24 directors divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The number of persons comprising the LSB Board of Directors is currently set at 12. The effect of LSB's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for LSB's shareholders to change a majority of the members of the Board. The purpose of dividing LSB's Board of Directors into classes is to facilitate continuity and stability of leadership of LSB by ensuring that experienced personnel familiar with LSB will be represented on LSB's Board at all times, and to permit LSB's management to plan for the future for a reasonable time. By potentially delaying the time within which an acquirer could obtain working control of the Board, however, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Bylaws, each shareholder generally is entitled to one vote for each share of LSB Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his votes in any manner among any number of candidates or to cumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of LSB Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining LSB Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of LSB Stock to obtain representation on LSB's Board of Directors.

         ONSB. The Bylaws of ONSB provide that ONSB's Board of Directors shall consist of not less than seven nor more than 25 individuals, the exact number of directors to be elected being determined by the Board of Directors. Currently, the Board of Directors of ONSB has set the number of directors at
17. The Bylaws of ONSB provide that ONSB's Board of Directors be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of ONSB having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for ONSB's shareholders to change a majority of the members of the Board. The purpose of dividing





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ONSB's Board of Directors into classes is to facilitate continuity and stability of leadership of ONSB by ensuring that experienced personnel familiar with ONSB will be represented on ONSB's Board at all times, and to permit ONSB's management to plan for the future for a reasonable time. By potentially delaying the time within which an acquirer could obtain working control of the Board, however, this provision may discourage some potential mergers, tender offers, or takeover attempts. Pursuant to the Bylaws, each shareholder is entitled to one vote for each share of ONSB Stock held.

REMOVAL OF DIRECTORS

         LSB. LSB's Bylaws provide that a director may be removed only "for cause" as such term is defined in the Bylaws. To remove a director for certain "for cause" actions as described in the Bylaws, the Bylaws require the affirmative vote of at least a majority of the total number of directors or a majority vote of the total number of shares entitled to vote at an election for such director. To remove a director for certain other "for cause" actions as described in the Bylaws, the Bylaws require the affirmative vote of at least two-thirds of the total number of directors. These provisions have the effect of preventing a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in LSB Stock. The term of a director appointed to fill a vacancy expires at the end of the term of such director's predecessor in office.

         ONSB. ONSB's Bylaws provide that a director may be removed at any time, with or without cause, by a vote of the shareholders holding a majority of the outstanding shares entitled to vote at an election of directors. Unless the entire Board is removed, however, an individual director shall not be removed when the number of shares voting against the proposal for removal would be sufficient to elect a director if such shares could be voted cumulatively at an annual election. As a result, it would be more difficult to remove directors representing minority shareholders.

LIMITATIONS ON DIRECTOR LIABILITY

         LSB. LSB's Articles of Incorporation provide for the elimination of the personal liability of each director arising out of an action by LSB or otherwise for monetary damages for breach of his duty as a director, whether such action is brought by or in the right of the corporation or otherwise, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of LSB, (ii) any liability under Section 55-8-33 of the NCBCA (liability for unlawful distributions), (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the effective date of the provision.

         Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a shareholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of shareholder derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited LSB and its shareholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws. Similarly, the federal banking laws may not allow directors of banks and bank holding companies to avoid liability for violations of federal banking law or to receive indemnification for such violations.





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         ONSB. ONSB's Articles of Incorporation provide for the elimination of the personal liability of each director arising out of an action by ONSB or otherwise for monetary damages for breach of his duty as a director, except with respect to (i) acts or omissions not made in good faith that such director at the time of such breach knew or believed were in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the NCBCA (liability for unlawful distributions) or any successor provision, (iii) any transaction from which such director derived an improper personal benefit,
(iv) acts or omissions occurring prior to the effective date of the provision, or (v) acts or omissions where the elimination of personal liability of directors for monetary damages would be in violation of the provisions of Chapter 53 of the North Carolina General Statutes.

INDEMNIFICATION

         LSB. Under the NCBCA, subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding, because he is or was a director, against liability incurred in the proceeding if (i) he conducted himself in good faith; (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         In addition and separate and apart from the indemnification rights discussed above, the NCBCA further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.





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         LSB's Bylaws provide for the mandatory indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director or officer of LSB, or in such capacity at the request of LSB for any other entity, or as a trustee or administrator under any employee benefit plan of LSB, in the event a claim is made or threatened against such person in, or such person is made or threatened to be made a party to, any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding, whether or not brought by or on behalf of LSB, arising out of such person's status as such or that person's activities in such capacity. The indemnification provision in the LSB Bylaws covers (i) liabilities, including payments in satisfaction of any judgment, money decree, excise tax, fine or penalty as a result of any proceeding; and (2) litigation expenses, including reasonable costs and expenses and attorneys' fees incurred in connection with any proceeding and reasonable costs and expenses and attorneys' fees incurred in connection with the enforcement of indemnification rights. Furthermore, LSB will advance to such person his reasonable expenses incurred in connection with any such action, suit or proceeding as authorized by the Board of Directors in the specific case or as authorized or required under any Bylaw upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified by LSB against such expenses.

         The LSB Board of Directors must take all such action as may be necessary and appropriate to authorize LSB to pay the indemnification required by the indemnification provision, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity to such claimant.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling LSB pursuant to the foregoing provisions, LSB has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         ONSB. Under the NCBCA, directors and officers of ONSB would have the same rights to indemnification as directors and officers of LSB. In addition, the Bylaws of ONSB provide that any person who serves as a director or officer of ONSB shall have the right to be indemnified by ONSB to the fullest extent permitted by law against reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of ONSB, and reasonable payments made by such person in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding.

         Furthermore, under the NCBCA, ONSB may advance to such person his reasonable expenses incurred in connection with any such action, suit or proceeding as authorized by the Board of Directors of ONSB in the specific case upon the receipt of an undertaking from the person to repay such expenses if it is ultimately determined that such person is not entitled to be indemnified by ONSB against such expenses. ONSB's Bylaws further provide that the Board of Directors of ONSB must take all such action as may be necessary and appropriate to authorize ONSB to pay the indemnification required by the indemnification provision, subject to monetary limits as established by the Board of Directors, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due such claimant.





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SPECIAL MEETING OF SHAREHOLDERS

         LSB. LSB's Bylaws provide that special meetings of shareholders may be called only by the Board of Directors or the President. Holders of LSB Stock do not have the right to call a special meeting or to require that LSB's Board of Directors call such a meeting. As a result, this provision, together with the restriction on the removal of directors, would prevent a substantial shareholder from compelling shareholder consideration of any proposal (such as a proposal for a Business Combination) over the opposition of LSB's Board of Directors by calling a special meeting of shareholders at which such shareholder could replace the entire Board of Directors with nominees who were in favor of such proposal.

         ONSB. ONSB's Bylaws provide that special meetings of shareholders may be called by the President, the Board of Directors, or at the written request of the holders of not less than one-tenth of all shares entitled to vote at the meeting.

CONSTITUENCY AND STAKEHOLDER PROVISIONS

         LSB. Neither LSB's Articles of Incorporation nor its Bylaws contain any constituency or stakeholder provision.


         ONSB. ONSB's Bylaws provide that, in considering the advisability of ONSB entering into any combination, merger or other affiliation with another corporation, the Board of Directors shall weigh the effects such affiliation would have on ONSB's shareholders, officers, employees, customers and public. This constituency provision of the Bylaws of ONSB may discourage or make more difficult certain acquisition proposals and, therefore, may adversely affect the ability of shareholders to benefit from certain transactions opposed by the ONSB Board of Directors. The constituency provision would permit the ONSB Board of Directors to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effects in determining whether to accept or reject such proposal.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         LSB. The Bylaws of LSB do not have provisions relating to actions by shareholders without a meeting. The NCBCA provides, however, that any action required or permitted to be taken by LSB shareholders at a meeting of shareholders may be taken by the unanimous written consent of the shareholders entitled to vote on such action.

         ONSB. ONSB's Bylaws provide that any action that may be taken at a meeting of the shareholders of ONSB may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the persons who would be entitled to vote upon such action at a meeting.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         LSB. Neither LSB's Articles of Incorporation nor its Bylaws provide for a manner in which shareholders may nominate individuals for election to the Board of Directors. The procedure by which LSB shareholders may present proposals for action by LSB shareholders, including nomination of individuals for election to the Board of Directors, is governed by rules adopted under the Exchange Act.

         ONSB. ONSB's Bylaws provide that any shareholder of ONSB may bring a matter, including nomination of individuals for election to the Board of Directors, before a meeting of ONSB





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shareholders, provided that such shareholder is entitled to vote with respect to such matter and such shareholder complies with the procedure set forth in the Bylaws.

FAIR PRICE PROVISIONS

         LSB. The Articles of Incorporation of LSB do not contain a fair price provision. Fair price provisions are designed primarily to discourage attempts to acquire companies in transactions utilizing two-tier pricing tactics, but such provisions may affect and potentially discourage other transactions that are not two-tier structured.

         ONSB. The Articles of Incorporation of ONSB do not contain a fair price provision.

BUSINESS COMBINATIONS

         LSB. The Bylaws of LSB provide that, unless a greater vote is required by the Articles of Incorporation or law, any merger, share exchange of the corporation or sale of all or substantially all of the corporation's assets shall be approved only upon the affirmative vote of three-fourths of the outstanding shares of LSB. The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of LSB by allowing a minority of LSB's shareholders to prevent a transaction favored by the majority of the shareholders. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with LSB's management by groups or corporations interested in acquiring control of LSB and to reduce the danger of a forced merger or sale of assets.

         The North Carolina Shareholder Protection Act requires, under certain circumstances and subject to certain exceptions, the affirmative vote of at least 95% of the voting shares of a corporation to adopt or authorize certain business combinations with any other entity. The 95% vote requirement does not apply if all of certain fair price and procedural requirements are satisfied. The North Carolina Shareholder Protection Act applies to corporations that have a class of shares registered under Section 12 of the Exchange Act (a "public corporation") and that have not opted out of the provisions of the North Carolina Shareholder Protection Act. LSB's Articles provide that LSB will not be subject to the North Carolina Shareholder Protection Act.

         The North Carolina Control Share Acquisition Act provides that in the event any person or group acting in concert acquires certain designated percentage interests of the total voting power of a corporation, the shares acquired in the acquisition are not entitled to vote unless the right to vote such shares is approved by a majority of all of the outstanding shares of the corporation entitled to vote for the election of directors, excluding certain "interested shares," as that term is defined by the statute. If voting rights are granted to the control shares, other shareholders may have their shares redeemed by the corporation at their fair value. The North Carolina Control Share Acquisition Act applies only to a North Carolina public corporation with certain required contacts with North Carolina (a "covered corporation"), the bylaws or articles of incorporation of which do not opt out of the North Carolina Control Share Acquisition Act, and does not apply to acquisitions of stock pursuant to a merger or tender offer approved by the Board of Directors.

         ONSB. Except for the constituency and stakeholder provision discussed above, neither ONSB's Articles of Incorporation nor its Bylaws contain a provision relating to shareholder or Board of Director votes on business combinations. ONSB is subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act. The Merger, however, is not subject to the provisions of either Act.





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DISSENTERS' RIGHTS OF APPRAISAL

         LSB. Under the NCBCA, a shareholder is generally entitled to dissent from, and obtain payment of the fair value of his shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless either (a) shareholder approval is not required by the NCBCA or (b) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
(iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the NCBCA, or (f) changes the corporation into a nonprofit corporation or cooperative organization; or (v) any corporate action taken pursuant to a shareholder vote, to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. LSB's Articles of Incorporation and Bylaws do not provide for any such additional dissenters' rights.

         ONSB. Under the NCBCA, an ONSB shareholder is entitled to dissent from, and obtain fair payment of the value of his shares to the same extent discussed above for LSB shareholders. ONSB's Articles of Incorporation and Bylaws do not provide for any additional dissenters' rights.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         LSB. The NCBCA provides that a shareholder may inspect the books and records of a corporation upon a good faith written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a shareholder.

         ONSB. ONSB shareholders have the same rights as LSB shareholders under the NCBCA to inspect the books and records of ONSB upon a good faith written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a shareholder.

DIVIDENDS

         LSB. Section 53-87 of the North Carolina General Statutes generally allows LSB's subsidiary depository institution to pay cash dividends to LSB only out of the subsidiary depository institution's undivided profits and only if such subsidiary depository institution's surplus is equal to at least 50% of its paid-in capital stock. Substantially all of the funds available for the payment of dividends by LSB are derived from its subsidiary depository institution. There are various other statutory limitations on the ability of LSB's subsidiary depository institutions to pay dividends to LSB. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends."

         ONSB. The ability of ONSB to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under North Carolina banking laws that





                                       67
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cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level as discussed above. Federal bank regulatory authorities also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe or unsound practice. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends."





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                             INFORMATION ABOUT ONSB

GENERAL

         ONSB is a North Carolina-chartered commercial bank headquartered in Winston-Salem, North Carolina, with seven banking offices located in Winston-Salem and the surrounding areas of Forsyth and Stokes Counties. As of March 31, 1997, ONSB had total consolidated assets of approximately $137.3 million, total consolidated deposits of approximately $112.2 million, and total consolidated shareholders' equity of approximately $11.4 million. ONSB offers a broad range of banking and banking-related services.

         ONSB was organized under the laws of the state of North Carolina and commenced operations in 1989. In December 1995, ONSB acquired Piedmont BancShares Corporation ("Piedmont") and its wholly-owned subsidiary, Enterprise Bank and Trust Company ("Enterprise"), in a merger transaction pursuant to which Piedmont and Enterprise merged into ONSB in exchange for shares of ONSB Stock. The principal executive office of ONSB is located at 161 South Stratford Road, Winston-Salem, North Carolina 27104, and its telephone number at such address is (910) 631-3900. Additional information with respect to ONSB is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "CERTAIN REGULATORY CONSIDERATIONS."

SECURITY OWNERSHIP OF MANAGEMENT


         Information regarding the ownership of securities of ONSB by management of ONSB is incorporated by reference to ONSB's Annual Report on Form 10-KSB for the year ended December 31, 1996. At May 31, 1997, directors and executive officers of ONSB beneficially owned an aggregate of 240,007 shares of ONSB Stock, which was 15.2% of the ONSB Stock then outstanding.






                                       69
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                             INFORMATION ABOUT LSB

GENERAL

         LSB, a North Carolina corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. LSB owns all of the outstanding shares of LSB Bank, a North Carolina bank corporation. LSB, through LSB Bank and its subsidiaries, offers a full range of financial services through 14 banking offices located in Davidson County, North Carolina. As of March 31, 1997, LSB had total consolidated assets of approximately $431.6 million, total consolidated deposits of approximately $ 362.0 million, and total consolidated shareholders' equity of approximately $ 52.6 million.

         LSB Bank is a North Carolina bank with deposits insured by the Bank Insurance Fund of the FDIC. LSB Bank offers a wide range of financial services in the areas of commercial banking, savings and trusts, including the acceptance of deposits, corporate cash management, discount brokerage, IRA plans, secured and unsecured loans and trust functions. LSB Bank operates the only independent trust department in Davidson County, providing estate planning, estate and trust administration, IRA trusts, personal investment accounts and pension and profit-sharing trusts. LSB Bank also operates two wholly-owned non-bank subsidiaries: Peoples Finance Company of Lexington, Inc. ("Peoples Finance") and LSB Financial Services, Inc. ("LSB Financial Services"). Peoples Finance is a finance company licensed under the laws of the State of North Carolina that offers secured and unsecured loans to individuals up to a maximum of $10,000, as well as dealer originated loans.
LSB Financial Services is a North Carolina corporation that offers a full range of uninsured, nondeposit investment products, including mutual funds, annuities, stocks and bonds.

         The principal executive offices of LSB and LSB Bank are located at One LSB Plaza, Lexington, North Carolina 27292, and its telephone number at such address is (910) 248-6500. Additional information with respect to LSB and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "CERTAIN REGULATORY CONSIDERATIONS."

SECURITY OWNERSHIP OF MANAGEMENT


         Information regarding the ownership of securities of LSB by management of LSB is incorporated herein by reference to LSB's Annual Report on Form 10-K for the year ended December 31, 1996. At May 31, 1997, directors and executive officers of LSB beneficially owned an aggregate of 224,673 shares of LSB Stock, which was 4.2% of the LSB Stock then outstanding. In addition, at May 31, 1997, the LSB Bank Trust Department held approximately 176,556 shares, or 3.3%, of the then outstanding shares of LSB Stock.






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                       CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to LSB and ONSB.

GENERAL

         LSB is a bank holding company registered with the Federal Reserve under the BHC Act. As such, LSB and its non-bank subsidiaries are subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any acquisition, merger or consolidation that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless it finds the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Interstate Banking Act), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that LSB and any other bank holding company located in North Carolina may now acquire a bank located in any other state, and any bank holding company located outside North Carolina may lawfully acquire any North Carolina-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. North Carolina has enacted "opt in" legislation that permits interstate branching in North Carolina on a reciprocal basis through June 1, 1997, and on an unlimited basis thereafter. Accordingly, the banking subsidiary of LSB and ONSB are currently able to establish and operate branches in other states that have also enacted "opt in" legislation.

         The BHC Act generally prohibits LSB from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the





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Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

         For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company and is inconsistent with sound banking principles.

         LSB Bank and ONSB are both members of the FDIC, and as such, their deposits are insured by the FDIC to the maximum extent provided by law. LSB Bank and ONSB are both subject to numerous state and federal statutes and regulations that affect their business, activities, and operations. As a North Carolina-chartered bank that is not a member of the Federal Reserve System, LSB Bank is supervised and examined by the FDIC and the Commissioner. ONSB, a North Carolina-chartered bank and member of the Federal Reserve System, is supervised and examined by the Federal Reserve and the Commissioner. The federal banking agencies and the Commissioner regularly examine the operations of LSB Bank and ONSB and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions, and to prevent the commencement or continuation of unsafe or unsound banking practices or other violations of law. The federal banking agencies and the Commissioner regulate and monitor all areas of the operations of LSB Bank and ONSB, including loans, mortgages, issuances of securities, capital adequacy, loss reserves, and compliance with the Community Reinvestment Act of 1977, as amended (the "CRA") and other laws and regulations. Interest and certain other charges collected and contracted for by LSB Bank and ONSB are also subject to state usury laws and certain federal laws concerning interest rates.

COMMUNITY REINVESTMENT

         ONSB and LSB are subject to the provisions of the CRA and the federal banking agencies' implementing regulations. Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with their safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly chartered institution; (iii) establish a new branch office that will accept deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the





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Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following their most recent CRA compliance examinations, LSB Bank received an "Outstanding" CRA rating and ONSB received a "Satisfactory" CRA rating.

         In April 1995, the federal banking agencies adopted revised CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. Under the new CRA regulations, the evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests will be applied by the institution's federal regulator in an assessment context that would take into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy;
(iv) data on the prior performance of the institution and similarly-situated lenders; and (v) information about lending, investment and service opportunities in the institution's assessment areas. The new lending test - the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks - will evaluate an institution's record of helping to meet credit needs of its assessment areas through its lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator will weigh each of these lending categories to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test will include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage, small business, farm and consumer loans among different economic segments of the community;
(iii) the number and amount of home mortgage, consumer, small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding, and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to-moderate income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by the lending consortia and other lenders in which the institution has invested. As part of the new regulation, all financial institutions will be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.

         The focus of the investment test will be the degree to which the institution is helping to meet the credit needs of its service area through qualified investments that (i) benefit low-to-moderate income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test will be based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, the degree to which the qualified investments are routinely provided by private investors, and its responsiveness to credit and community development needs. The service test will evaluate an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and ATMs, (ii) the institution's record of opening and closing branch offices and ATMs, and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low-to-moderate income areas. The federal regulators also will consider an institution's community development service as part of the service test.





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         A financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

         The joint agency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial noncompliance. An institution will then receive a certain number of points for its rating on each test, and the points will be combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its regulator in considering various types of applications.

PAYMENT OF DIVIDENDS

         LSB is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of LSB, including cash flow to pay dividends to its shareholders, is dividends from LSB Bank. There are statutory and regulatory limitations on the payment of such dividends to LSB, as well as by LSB and ONSB to their shareholders.

         LSB is not subject to any direct legal or regulatory restrictions on dividends (other than the requirements under the NCBCA that distributions may not be made if, after giving them effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its liabilities). LSB Bank and ONSB, as North Carolina-chartered banks, are subject to North Carolina statutory and regulatory restrictions on the payment of cash dividends, including the requirement that cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level. If a bank having capital stock of $15,000 or more has surplus of less than 50% of its paid-in capital stock, no cash dividend may be declared until the bank has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage sufficient to raise the bank's surplus to an amount equal to 50% of its paid-in capital stock.

         If, in the opinion of the federal banking regulator, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that as a matter of prudent banking, bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At March 31, 1997, under dividend restrictions imposed under federal and state laws, LSB Bank and ONSB, without obtaining governmental approvals, could declare aggregate dividends of approximately $39.3 million and $641,000, respectively.





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         The payment of dividends by LSB and ONSB may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         LSB, LSB Bank and ONSB are required to comply with the capital adequacy standards established by the Federal Reserve in the case of LSB and ONSB and the FDIC in the case of LSB Bank. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve and the FDIC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The risk-based capital guidelines establish a minimum ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) of 8.0%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated and other qualifying debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1997, LSB's consolidated Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 21.53% and 20.34%, respectively, and ONSB's Risk-Based Capital and Tier 1 Risk-Based Capital Ratios were 12.3% and 11.2% , respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. LSB's and ONSB's respective Leverage Ratios at March 31, 1997, were 12.34% and 7.9%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         The risk-based and leverage capital requirements adopted by the FDIC and the Federal Reserve for LSB Bank and ONSB, respectively, are substantially similar to those adopted by the Federal Reserve for bank holding companies. Both LSB Bank and ONSB were in compliance with applicable minimum capital requirements as of March 31, 1997. Neither LSB, LSB Bank, nor ONSB has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition





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on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the federal banking agencies have, pursuant to FDICIA, adopted an amendment to the risk-based capital standards that incorporates a measure for market risk, would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The effect of the amendment is that any bank or bank holding company with significant exposure to market risk must measure that risk using its own internal value at risk model and hold a commensurate amount of capital. Compliance with the amended procedure is required by January 1, 1998.

SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve policy, LSB is expected to act as a source of financial strength for, and to commit resources to support, LSB Bank. This support may be required at times when, absent such Federal Reserve policy, LSB may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally shall be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%. is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1





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Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating or if the agency has determined, after notice and opportunity for a hearing, that the institution is in an unsafe or unsound condition.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the prompt corrective provisions.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement in any material respect an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to prevailing rates in the institution's region as determined by the agency; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities that pose excessive risk; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified'' senior executive officers;
(xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain non-depository affiliates that pose a significant risk to the institution; (xiii) be divested by a parent holding company; (xiv) prohibit a bank holding company from making a capital distribution without Federal Reserve approval; or (xv) require the bank's parent to divest itself of the institution if the appropriate federal agency for the company determines that divestiture would improve the bank's financial condition and future prospects. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer. The appropriate federal agency has additional powers with regard to critically undercapitalized institutions, which include the authority to appoint a receiver or conservator for the institution.

         At March 31, 1997, both LSB Bank and ONSB had the requisite capital levels to qualify as well capitalized under the regulations implementing the prompt corrective action provisions of FDICIA.





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


FDIC INSURANCE ASSESSMENTS

         FDIC insurance premiums are based on an assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the undercapitalized category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on the FDIC's consideration of a supervisory evaluation provided to the FDIC by the institution's primary federal regulator. The FDIC also considers information that it determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital group and supervisory subgroup to which it is assigned. Under the risk-based assessment system there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

         Once the designated ratio for the BIF was reached during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain the BIF's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-insured banks, starting with the second half of 1995, paid assessments ranging from 4.0 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. At the same time, the FDIC elected to retain the pre-existing assessment rate of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for BIF members in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. Because the continued assessment of BIF-insured institutions in accordance with the BIF rate schedule would have resulted in a designated reserve ratio in excess of that regarded by the FDIC as necessary, the FDIC has adopted a temporary adjustment to the BIF rate schedule. The resulting adjusted rates, which are now in effect, range from 0 to 27 basis points.

         In September 1996, Congress enacted the Deposit Insurance Funds Act to recapitalize the SAIF. The legislation required SAIF-insured depository institutions to pay a one time assessment of $4.7 billion to the SAIF in order to raise its coverage to the "designated reserve ratio" of 1.25% prescribed by the FDIA. As a result, SAIF premiums were reduced beginning in 1997. The current rate schedule is identical to that of BIF-insured institutions and ranges from 0 to 27 basis points. In addition, the legislation also requires BIF-insured members to pay an assessment to the Financing Corporation (FICO). This assessment, which is currently approximately 1.3 basis points, is separate and apart from the BIF assessment.





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         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

         The FDICIA requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish operational and managerial standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is in violation of a safety and soundness standard to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the prompt correction action provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards, but have not yet adopted such standards.

DEPOSITOR PREFERENCE

         The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

                        DESCRIPTION OF LSB CAPITAL STOCK


         LSB is authorized to issue 10,000,000 shares of LSB Stock, of which 5,405,177 shares were issued and outstanding as of June 17, 1997. The shares of LSB Stock are nonassessable. In the event of the liquidation of LSB, holders of LSB Stock would be entitled to share ratably in any of the assets or funds of LSB that are available for distribution to LSB shareholders after the satisfaction of LSB's liabilities (or after adequate provision is made therefor) and after preferences of any outstanding preferred stock.


         Holders of LSB Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of LSB to pay dividends is affected by the ability of its subsidiary depository institution to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1997, under such requirements and guidelines, LSB's subsidiary depository institution had $39.3 million of undivided profits legally available for the payment of dividends. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends."

         For a further description of LSB Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Boards of Directors of ONSB and LSB know of no matters that will be presented for consideration at the ONSB Special Meeting or LSB Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the ONSB Special Meeting or LSB Special Meeting or any adjournments thereof and be voted upon, the enclosed respective proxies shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.

                                    EXPERTS

         The consolidated financial statements of LSB Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Turlington and Company, L.L.P., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of ONSB as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Larrowe, Cardwell & Company, LC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of LSB Stock to be issued in the Merger will be passed upon by Hunton & Williams, Charlotte, North Carolina.

         Certain tax consequences of the transaction and certain legal matters relating to ONSB will be passed upon by Bell, Davis & Pitt, P.A., Winston-Salem, North Carolina.

         As of the date of this Proxy Statement, certain members of Bell, Davis & Pitt, P.A. owned an aggregate of approximately 2,561 shares of ONSB Stock.
No other expert or counsel retained by LSB or ONSB had, or is to receive in connection with the Merger, a substantial interest, direct or indirect, in LSB or ONSB or is otherwise connected with LSB or ONSB.

                             SHAREHOLDER PROPOSALS

         If the Merger is not consummated for any reason, ONSB expects to hold its 1998 annual meeting of shareholders in April 1998. In such event, any proposal of a shareholder that is intended to be presented at the 1998 annual meeting of shareholders must be received by ONSB at its main office in Winston-Salem, North Carolina no later than January 9, 1998 in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with such meeting.

         If the Merger is consummated, LSB expects to hold its 1998 annual meeting of shareholders in April 1998. Any proposal of a shareholder of LSB that is intended to be presented at the 1998 annual meeting must be received by LSB at its principal executive office in Lexington, North Carolina not later than January 13, 1998 in order to be included in LSB's proxy statement and appointment of proxy to be issued in connection with that meeting.

                                                                      APPENDIX A



                                                                 EXECUTION COPY









                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                                  BY AND AMONG


                              LSB BANCSHARES, INC.,


                              LEXINGTON STATE BANK,


                                       AND


                              OLD NORTH STATE BANK



                           DATED AS OF MARCH 14, 1997

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----

         Preamble.....................................................................................  1

         ARTICLE 1         TRANSACTIONS AND TERMS OF MERGER...........................................  2
                  1.1      Merger.....................................................................  2
                  1.2      Time and Place of Closing..................................................  2
                  1.3      Effective Time.............................................................  2

         ARTICLE 2         TERMS OF MERGER............................................................  3
                  2.1      Business of Surviving Bank.................................................  3
                  2.2      Assumption of Rights.......................................................  3
                  2.3      Assumption of Liabilities..................................................  3
                  2.4      Accounts and Deposits......................................................  3
                  2.5      Articles of Incorporation..................................................  3
                  2.6      Bylaws.....................................................................  4
                  2.7      Directors and Officers.....................................................  4

         ARTICLE 3         MANNER OF CONVERTING SHARES................................................  4
                  3.1      Conversion of Shares.......................................................  4
                  3.2      Anti-Dilution Provisions...................................................  5
                  3.3      Shares Held by ONSB or LSB.................................................  5
                  3.4      Dissenting Shareholders....................................................  5
                  3.5      Fractional Shares..........................................................  6
                  3.6      Conversion of Stock Options and Warrants; Restricted Stock.................  6

         ARTICLE 4         EXCHANGE OF SHARES.........................................................  8
                  4.1      Exchange Procedures........................................................  8
                  4.2      Rights of Former ONSB Shareholders.........................................  8

         ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF ONSB.....................................  9
                  5.1      Organization, Standing and Power...........................................  9
                  5.2      Authority; No Breach By Agreement.......................................... 10
                  5.3      Capital Stock.............................................................. 11
                  5.4      ONSB Subsidiaries.......................................................... 11
                  5.5      Financial Statements; Regulatory Authority Filings......................... 12
                  5.6      Absence of Certain Changes or Events and Undisclosed Liabilities........... 12
                  5.7      Tax Matters................................................................ 13
                  5.8      Assets..................................................................... 14
                  5.9      Environmental Matters...................................................... 14
                  5.10     Compliance with Laws....................................................... 15

                  5.11     Labor Relations............................................................ 15
                  5.12     Employee Benefit Plans..................................................... 16
                  5.13     Material Contracts......................................................... 18
                  5.14     Legal Proceedings.......................................................... 19
                  5.15     Reports.................................................................... 19
                  5.16     Statements True and Correct................................................ 19
                  5.17     Accounting, Tax and Regulatory Matters..................................... 20
                  5.18     State Takeover Laws........................................................ 20
                  5.19     Charter Provisions......................................................... 20
                  5.20     Support Agreements......................................................... 20
                  5.21     Derivatives Contracts...................................................... 21
                  5.22     D&O Insurance.............................................................. 21

         ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF LSB...................................... 21
                  6.1      Organization, Standing and Power........................................... 21
                  6.2      Authority; No Breach By Agreement.......................................... 21
                  6.3      Capital Stock.............................................................. 22
                  6.4      SEC Filings; Financial Statements.......................................... 23
                  6.5      Absence of Certain Changes or Events and Undisclosed Liabilities........... 23
                  6.6      Tax Matters................................................................ 24
                  6.7      Compliance with Laws....................................................... 24
                  6.8      Legal Proceedings.......................................................... 25
                  6.9      Reports.................................................................... 25
                  6.10     Statements True and Correct................................................ 26
                  6.11     Accounting, Tax and Regulatory Matters..................................... 26
                  6.12     Authority of LSB Bank...................................................... 26
                  6.13     Environmental Matters...................................................... 27
                  6.14     Labor Relations............................................................ 28
                  6.15     Employee Benefit Plans..................................................... 28

         ARTICLE 7         CONDUCT OF BUSINESS PENDING CONSUMMATION................................... 30
                  7.1      Affirmative Covenants of ONSB.............................................. 30
                  7.2      Negative Covenants of ONSB................................................. 31
                  7.3      Covenants of LSB........................................................... 33
                  7.4      Adverse Changes in Condition............................................... 33
                  7.5      Reports.................................................................... 34
                  7.6      ONSB Right to Recommend Directors; Additional Officers..................... 34
                  7.7      ONSB's Disposition of Federal Reserve Bank Stock........................... 35

         ARTICLE 8         ADDITIONAL AGREEMENTS...................................................... 35
                  8.1      Registration Statement; ONSB Proxy Statement; Shareholder Approval......... 35
                  8.2      Nasdaq/NMS Listing......................................................... 36
                  8.3      Applications............................................................... 36

                  8.4      Agreement as to Efforts to Consummate...................................... 36
                  8.5      Investigation and Confidentiality.......................................... 37
                  8.6      Press Releases............................................................. 37
                  8.7      No-Shop Covenant........................................................... 37
                  8.8      Accounting and Tax Treatment............................................... 38
                  8.9      State Takeover Laws........................................................ 38
                  8.10     Charter Provisions......................................................... 38
                  8.11     Agreement of Affiliates.................................................... 38
                  8.12     Employee Benefits and Contracts............................................ 39
                  8.13     Tax Free Reorganization.................................................... 40
                  8.14     D&O Insurance.............................................................. 40

         ARTICLE 9         CONDITIONS PRECEDENT TO OBLIGATIONS
                           TO CONSUMMATE.............................................................. 41
                  9.1      Conditions to Obligations of Each Party.................................... 41
                  9.2      Conditions to Obligations of LSB........................................... 43
                  9.3      Conditions to Obligations of ONSB.......................................... 44

         ARTICLE 10        TERMINATION................................................................ 46
                  10.1     Termination................................................................ 46
                  10.2     Effect of Termination...................................................... 47
                  10.3     Non-Survival of Representations and Covenants.............................. 48

         ARTICLE 11        MISCELLANEOUS.............................................................. 48
                  11.1     Definitions................................................................ 48
                  11.2     Expenses................................................................... 58
                  11.3     Brokers and Finders........................................................ 58
                  11.4     Entire Agreement........................................................... 58
                  11.5     Amendments................................................................. 59
                  11.6     Waivers.................................................................... 59
                  11.7     Assignment................................................................. 59
                  11.8     Notices.................................................................... 60
                  11.9     Governing Law.............................................................. 60
                  11.10    Counterparts............................................................... 61
                  11.11    Captions................................................................... 61
                  11.12    Interpretations............................................................ 61
                  11.13    Enforcement of Agreement................................................... 61
                  11.14    Severability............................................................... 61

                                LIST OF EXHIBITS



EXHIBIT NUMBER  DESCRIPTION



         1.     Form of Plan of Merger. (ss. ss. 1.1, 9.1(i)).

         2. Form of Affiliate Agreement between LSB and affiliates of ONSB. (ss. ss. 8.11, 9.2(g)).

         3. Form of Support Agreement between LSB and ONSB directors and executive officers. (ss. ss. 5.20, 9.2(h)).

         4. Matters as to which Bell, Davis & Pitt, P.A., counsel for ONSB, will opine. (ss.9.2(d)).

         5. Matters as to which Hunton & Williams, counsel for LSB and LSB Bank, will opine. (ss. 9.3(d)).

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                  THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement") is made and entered into as of March , 1997, by and among LSB BANCSHARES, INC. ("LSB"), a North Carolina corporation, having its principal office located in Lexington, North Carolina; LEXINGTON STATE BANK ("LSB Bank"), a North Carolina chartered bank and a wholly-owned subsidiary of LSB, having its principal office located in Lexington, North Carolina; and OLD NORTH STATE BANK ("ONSB"), a North Carolina chartered bank having its principal office located in Winston-Salem, North Carolina.

                                    PREAMBLE

                  The respective Boards of Directors of ONSB and LSB are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of ONSB by LSB pursuant to the merger of ONSB with and into LSB Bank. At the effective time of such merger, the outstanding shares of the capital stock of ONSB shall be converted into the right to receive shares of the common stock of LSB (except as provided herein). As a result, shareholders of ONSB shall become shareholders of LSB. The transactions described in this Agreement are subject to the approvals of the shareholders of ONSB and LSB, the Federal Deposit Insurance Corporation, the North Carolina State Banking Commission, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests" consistent with GAAP and the rules and regulations of the SEC.

         As a condition and inducement to LSB's willingness to enter into this Agreement, certain of ONSB's directors and executive officers will execute and deliver to LSB, on the date hereof, a Support Agreement (a "Support Agreement"), in substantially the form of Exhibit 3 to this Agreement.

         As an inducement to LSB's willingness to consummate the transactions contemplated by this Agreement, ONSB and LSB have entered into a certain Option Agreement dated as of January 20, 1997 (the "Option Agreement"), pursuant to which ONSB has granted to LSB an option to purchase shares of common stock of ONSB in accordance with the terms of such Option Agreement.

                  Certain terms used in this Agreement are defined in Section
11.1 hereof.

                  NOW, THEREFORE, in consideration of the premises and the mutual warranties, representations, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

                  1.1 MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, ONSB shall be merged with and into LSB Bank, pursuant to Section 53-12 of Chapter 53 of the General Statutes of North Carolina and in accordance with the provisions of Sections 53-13 and 53-17 of Chapter 53 and Section 55-11- 06 of Chapter 55 of the General Statutes of North Carolina. LSB Bank shall be the Surviving Bank resulting from the Merger and shall continue to be operated as a wholly-owned, first tier Subsidiary of LSB and shall continue to be governed by the Laws of the State of North Carolina as a state chartered bank, operating under the name "LSB". The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ONSB and LSB, and the terms of the Plan of Merger to be entered into by LSB Bank and ONSB.

                  1.2 TIME AND PLACE OF CLOSING. The closing (the "Closing") will take place at 9:00 A.M. (Eastern Standard Time) on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chairmen of the board of directors, may mutually agree. The place of Closing shall be at the offices of Hunton & Williams in Charlotte, North Carolina, or such other location as LSB shall designate.

                  1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chairmen of the board of directors of each Party, the Parties shall use their commercially reasonable best efforts to cause the Effective Time to occur as soon as practicable following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of ONSB and LSB approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law.

                                    ARTICLE 2
                                 TERMS OF MERGER

                  2.1 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state chartered bank organized under the laws of the State of North Carolina, and shall be conducted at the main office of the Surviving Bank, which shall be located at One LSB Plaza, Lexington, North Carolina 27292, and at its legally established branches, offices, agencies, and facilities, whether in operation or approved but unopened, at the Effective Time, including all such branches, offices, agencies, and facilities of ONSB.

                  2.2 ASSUMPTION OF RIGHTS. As of the Effective Time, all assets, rights, franchises, and interests of ONSB in every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer. The Surviving Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by ONSB at the Effective Time.

                  2.3 ASSUMPTION OF LIABILITIES. As of the Effective Time, the Surviving Bank shall be liable for all liabilities of every kind and description of ONSB and all deposits, debts, liabilities, obligations and contracts of ONSB, whether matured or unmatured, accrued, absolute, contingent, or otherwise, shall be those of the Surviving Bank, none of which shall be released or impaired by the Merger, including liabilities arising out of the operation of a trust department; all rights of creditors and other obligees and all liens on property of ONSB shall be preserved unimpaired; and all actions and legal proceedings to which ONSB was a party prior to the Merger shall be unaffected by the consummation thereof and shall proceed as if the Merger had not taken place.

                  2.4 ACCOUNTS AND DEPOSITS. As of the Effective Time, all accounts and deposits of ONSB shall be and continue to be accounts and deposits of the Surviving Bank, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each account or deposit of ONSB shall be considered for dividend or interest purposes as an account or deposit of the Surviving Bank from the time said account or deposit was opened in ONSB and at all times thereafter until such account or deposit ceases to be an account or deposit of the Surviving Bank.

                  2.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of LSB Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank, until otherwise amended or repealed in accordance with applicable law.

                  2.6 BYLAWS. The Bylaws of LSB Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until otherwise amended or repealed in accordance with applicable law.

                  2.7 DIRECTORS AND OFFICERS. The directors of LSB Bank in office immediately prior to the Effective Time, together with such additional persons as elected in accordance with Section 7.6 hereof, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of LSB Bank in office immediately prior to the Effective Time, together with such additional persons as appointed in accordance with Section 7.6 hereof, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                  3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action the part of LSB, LSB Bank, ONSB, or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of LSB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of LSB Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (c) Each share of ONSB Common Stock (excluding shares held by
         (i) any ONSB Company or any LSB Company (in each case other than in a fiduciary capacity or as a result of debts previously contracted) which shares shall be canceled as provided in Section 3.3 hereof, and (ii) shareholders who perfect their statutory appraisal rights as provided in Section 3.4 hereof) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.948 of a share of LSB Common Stock, subject to adjustment at Closing pursuant to subparagraphs a. and b. of this
         Section 3.1(c) (as adjusted, the "Exchange Ratio"):

                           a. If the Average LSB Closing Price is above $20.00
                  per share (subject to each Party's right to terminate this Agreement set forth in Section 10.1(i) hereof), the "Exchange Ratio" shall be adjusted and calculated in accordance with the following equation (rounded to the nearest one-thousandth):

                           ER = [[(ALCP*$250,000)+$25,000,000]/IOS]/ALCP

                   Where:

                     ER    =  Exchange Ratio.
                     ALCP  =  Average LSB Closing Price.
                     IOS   =  1,582,678 shares of ONSB Common Stock, less any
                              shares canceled as provided in Section 3.3 hereof.

                  For example, assuming that (i) the Average LSB Closing Price is determined to be $23.00, and (ii) none of such shares are canceled as provided in Section 3.3 hereof; then, the adjusted Exchange Ratio would be 0.845.

                           b. If the Average LSB Closing Price is below $20.00
                  per share (subject to each Party's right to terminate this Agreement set forth in Section 10.1(i) hereof), the "Exchange Ratio" shall be adjusted and calculated (using the same abbreviated terms as in subparagraph a. above) in accordance with the following equation (rounded to the nearest one one-thousandth):

                           ER = [[(ALCP*$1,000,000)+$10,000,000]/IOS]/ALCP

                  For example, assuming that (i) the Average LSB Closing Price is determined to be $16.00, and (ii) none of such shares are canceled as provided in Section 3.3 hereof; then, the adjusted Exchange Ratio would be 1.027.

                  3.2 ANTI-DILUTION PROVISIONS. In the event LSB or ONSB (in breach of Section 7.2 hereof) changes the number of shares of LSB Common Stock or ONSB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  3.3 SHARES HELD BY ONSB OR LSB. Each of the shares of ONSB Common Stock held by any ONSB Company or by any LSB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

                  3.4 DISSENTING SHAREHOLDERS. Any holder of shares of ONSB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of ONSB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, LSB shall issue and deliver the consideration to which such holder of shares of ONSB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of ONSB Common Stock held by such holder. ONSB will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Bank.

                  3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of ONSB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of LSB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of LSB Common Stock multiplied by the Average LSB Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                  3.6 CONVERSION OF STOCK OPTIONS AND WARRANTS; RESTRICTED
STOCK.

                  (a) At the Effective Time, each option, warrant or other right to purchase shares of ONSB Common Stock pursuant to stock options, warrants or stock appreciation rights ("ONSB Options") granted by ONSB under the ONSB Stock Plans or the ONSB Warrants, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to LSB Common Stock, and LSB shall assume each ONSB Option, in accordance with the terms of the ONSB Stock Plan and stock option agreement or the ONSB Warrant, as the case may be, by which it is evidenced, except that from and after the Effective Time, (i) LSB and its Compensation Committee shall be substituted for ONSB and the Committee of ONSB's Board of Directors (including, if applicable, the entire Board of Directors of ONSB) administering such ONSB Stock Plan and ONSB Warrants, (ii) each ONSB Option assumed by LSB may be exercised solely for shares of LSB Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of LSB Common Stock subject to such ONSB Option shall be equal to the number of shares of ONSB Common Stock subject to such ONSB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such ONSB Option shall be adjusted by dividing the per share exercise price under each such ONSB Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, LSB shall not be obligated to issue any fraction of a share of LSB Common Stock upon exercise of ONSB Options and any fraction of a share of LSB Common Stock that otherwise would be subject to a converted ONSB Option shall represent the right to receive a cash payment upon exercise of such converted ONSB Option equal to the product of such fraction and the difference between the market value of one share of LSB Common Stock at the time of exercise of such Option and the per share exercise price of such ONSB Option. The market value of one share of LSB Common Stock at the time of exercise of an ONSB Option shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by LSB) on the last trading day preceding the date of exercise. In addition, notwithstanding the clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each ONSB Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. ONSB agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6(a).

                  (b) As soon as practicable after the Effective Time, LSB shall deliver to the participants in each ONSB Stock Plan and the holders of the ONSB Warrants, as the case may be, an appropriate notice setting forth such participant's or holder's, as the case may be, rights pursuant thereto, and the grants pursuant to such ONSB Stock Plan and ONSB Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and LSB shall comply with the terms of each ONSB Stock Plan to ensure, to the extent required by, and subject to the provisions of, such ONSB Stock Plan, that ONSB Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, LSB shall take all corporate action necessary to reserve for issuance sufficient shares of LSB Common Stock for delivery upon exercise ONSB Options assumed by it in accordance with this Section 3.6.

                  (c) All restrictions or limitations on transfer with respect to ONSB Common Stock awarded under the ONSB Stock Plans, the ONSB Warrants, or any other plan, program, or arrangement of any ONSB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of LSB Common Stock into which such restricted stock is converted pursuant to Section 3.1 hereof.

                  (d) Notwithstanding the foregoing provisions of this Section 3.6, in no event shall options and warrants issued by ONSB to purchase more than 151,636 shares of ONSB Common Stock be converted into or become rights with respect to LSB Common Stock in connection with the transactions contemplated by this Agreement.



                                    ARTICLE 4
                               EXCHANGE OF SHARES

                  4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, LSB shall cause the exchange agent selected by LSB (the "Exchange Agent") to mail to the former shareholders of ONSB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of ONSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of ONSB Common Stock (other than shares to be canceled pursuant to Section 3.3 hereof or as to which statutory dissenters' rights have been perfected as provided in Section 3.4 hereof) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares (or, if applicable, a lost certificate affidavit (including indemnification) in form and substance reasonably acceptable to LSB and the Exchange Agent) to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 hereof, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 hereof. To the extent required by Section 3.5 hereof, each holder of shares of ONSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares (or a lost certificate affidavit referenced above), cash in lieu of any fractional share of LSB Common Stock to which such holder may be otherwise entitled (without interest). LSB shall not be obligated to deliver the consideration to which any former holder of ONSB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of ONSB Common Stock (or a lost certificate affidavit referenced above) for exchange as provided in this Section 4.1. The certificate or certificates of ONSB Common Stock so surrendered shall be duly endorsed, or accompanied with executed blank stock powers with signatures guaranteed, as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither LSB, the Surviving Bank nor the Exchange Agent shall be liable to a holder of ONSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  4.2 RIGHTS OF FORMER ONSB SHAREHOLDERS. At the Effective Time, the stock transfer books of ONSB shall be closed as to holders of ONSB Common Stock immediately prior to the Effective Time, and no subsequent transfer of ONSB Common

Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 hereof, each certificate theretofore representing shares of ONSB Common Stock (other than shares to be canceled pursuant to Section 3.3 hereof or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated in Section 3.4 hereof) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 hereof; subject, however, to the Surviving Bank's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by ONSB in respect of such shares of ONSB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of ONSB shall be entitled to vote after the Effective Time at any meeting of LSB shareholders the number of whole shares of LSB Common Stock into which their respective shares of ONSB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing ONSB Common Stock for certificates representing LSB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by LSB on the LSB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of LSB Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of LSB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of ONSB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 hereof. However, upon surrender of such ONSB Common Stock certificate, both the LSB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF ONSB

                  ONSB hereby represents and warrants to LSB and LSB Bank as follows:

                  5.1 ORGANIZATION, STANDING AND POWER. ONSB is a state chartered bank duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. ONSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.2 AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) ONSB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of ONSB Common Stock. The execution, delivery, and performance of this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ONSB, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of ONSB Common Stock. Subject to such requisite shareholder approval, this Agreement, the Option Agreement and the Confidentiality Agreement represent, and, when executed and delivered, the Plan of Merger will represent, legal, valid, and binding obligations of ONSB, enforceable against ONSB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger by ONSB, nor the consummation by ONSB of the transactions contemplated hereby and thereby, nor compliance by ONSB with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of ONSB's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the ONSB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ONSB Company under, any Contract or Permit of any ONSB Company, or,
         (iii) except as disclosed in Section 5.2(b) of the ONSB Disclosure Memorandum, violate any Law or Order applicable to any ONSB Company or any of their respective Assets.

                  (c) Except as disclosed in Section 5.2(c) of the ONSB Disclosure Memorandum, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ONSB of the Merger and the other transactions contemplated in this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger.

                  5.3 CAPITAL STOCK.

                  (a) The authorized capital stock of ONSB consists of 2,000,000 shares of ONSB Common Stock, of which 1,582,678 shares are issued and outstanding as of the date of this Agreement and not more than 1,734,314 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of ONSB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of ONSB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of ONSB. ONSB has reserved 111,294 shares of ONSB Common Stock for issuance under the ONSB Stock Plans, pursuant to which options to purchase not more than 111,294 shares of ONSB Common Stock are outstanding. ONSB has reserved 40,342 shares of ONSB Common Stock for issuance under the ONSB Warrants, pursuant to which warrants to purchase not more than 40,342 shares of ONSB Common Stock are outstanding.

                  (b) Except as set forth in Section 5.3(a) hereof, or as provided in the Option Agreement, there are no shares of capital stock or other equity securities of ONSB outstanding and no outstanding Rights relating to the capital stock of ONSB.

                  5.4 ONSB SUBSIDIARIES. ONSB has disclosed in Section 5.4 of the ONSB Disclosure Memorandum all of the ONSB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the ONSB Disclosure Memorandum, ONSB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each ONSB Subsidiary. No equity securities of any ONSB Subsidiary are or may become required to be issued (other than to another ONSB Company) by reason of any Rights relating to the capital stock of such ONSB Subsidiary, and there are no Contracts by which any ONSB Subsidiary is bound to issue (other than to another ONSB Company) additional shares of its capital stock or Rights relating thereto or by which any ONSB Company is or may be bound to transfer any shares of the capital stock of any ONSB Subsidiary (other than to another ONSB Company). There are no Contracts relating to the rights of any ONSB Company to vote or to dispose of any shares of the capital stock of any ONSB Subsidiary. All of the issued and outstanding shares of capital stock of each ONSB Subsidiary are duly authorized, validly issued and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a ONSB Company free and clear of any Lien. Each ONSB Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ONSB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.5 FINANCIAL STATEMENTS; REGULATORY AUTHORITY FILINGS.

                  (a) ONSB has disclosed in Section 5.5 of the ONSB Disclosure Memorandum, and has delivered to LSB copies of, all ONSB Financial Statements prepared for periods ended prior to the date hereof and will deliver to LSB copies of all ONSB Financial Statements prepared subsequent to the date hereof. The ONSB Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are, or, if dated after the date of this Agreement, will be, in accordance with the books and records of the ONSB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices; and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ONSB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the ONSB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

                  (b) ONSB has filed, and made copies available to LSB of, all forms, reports, and documents required to be filed by ONSB with the FRB or the FDIC since December 31, 1993 (collectively, the "ONSB FRB/FDIC Reports"). The ONSB FRB/FDIC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Laws that the FRB and the FDIC, as the case may be, are charged to administer and enforce, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ONSB FRB/FDIC Reports or necessary in order to make the statements in such ONSB FRB/FDIC Reports, in light of the circumstances under which they were made, not misleading. Except for ONSB Subsidiaries that are registered as a broker, dealer or investment advisor, neither ONSB nor any ONSB Subsidiary is required to file any forms, reports, or other documents with the SEC or NASD.

                  5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS AND UNDISCLOSED LIABILITIES.

                  (a) Since September 30, 1996, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, and (ii) the ONSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ONSB provided in Article 7 hereof.

                  (b) No ONSB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ONSB as of September 30, 1996 included in the ONSB Financial Statements or reflected in the notes thereto. No ONSB Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.7 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the ONSB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate to the Knowledge of ONSB. All Taxes shown on filed Tax Returns have been paid. Except as disclosed in Section 5.7(a) of the ONSB Disclosure Memorandum, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) None of the ONSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the ONSB Companies for the period or periods through and including the date of the respective ONSB Financial Statements has been made and is reflected on such ONSB Financial Statements.

                  (d) Deferred Taxes of the ONSB Companies have been provided for in the ONSB Financial Statements in accordance with GAAP.

                  (e) Each of the ONSB Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the

         Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.8 ASSETS. Except as disclosed or reserved against in the ONSB Financial Statements, the ONSB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the ONSB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ONSB's past practices. All Assets which are material to the business of the ONSB Companies, held under leases or subleases by any of the ONSB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The ONSB Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the ONSB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the ONSB Companies include all assets required to operate the business of the ONSB Companies as presently conducted.

                  5.9 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of ONSB, each ONSB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  (b) There is no Litigation pending or, to the Knowledge of ONSB, threatened before any court, governmental agency, or board or other forum in which any ONSB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any ONSB Company or any of its Loan Properties or Participation Facilities.

                  (c) To the Knowledge of ONSB, there is no reasonable basis for any Litigation of a type described in subsection (b) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  (d) To the Knowledge of ONSB, there have been no releases of Hazardous Materials in, on, under, or affecting any ONSB Company's current properties, or any Participation Facility or Loan Property of an ONSB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.10 COMPLIANCE WITH LAWS. ONSB is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits of ONSB are insured by the Bank Insurance Fund. Each ONSB Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB. Except as disclosed in Section 5.10 of the ONSB Disclosure Memorandum, no ONSB Company:

                  (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB; and

                  (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ONSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, or (iii) requiring any ONSB Company (A) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (B) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  5.11 LABOR RELATIONS. No ONSB Company is the subject of any Litigation asserting that it or any other ONSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other ONSB Company to bargain with any labor organization as to wages or conditions of employment, nor is any ONSB Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any ONSB Company, pending or threatened, or to the Knowledge of ONSB is there any activity involving any ONSB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  5.12 EMPLOYEE BENEFIT PLANS.

                  (a) ONSB has disclosed in Section 5.12 of the ONSB Disclosure Memorandum, and has delivered or made available to LSB prior to the execution of this Agreement correct and complete copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any ONSB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "ONSB Benefit Plans"). Any of the ONSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
         Section 3(1) of ERISA, is referred to herein as a "ONSB ERISA Plan." Any ONSB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "ONSB Pension Plan." On or after September 26, 1980, neither ONSB nor any ONSB Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

                  (b) ONSB has delivered or made available to LSB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such ONSB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such ONSB Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any ONSB Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                  (c) All ONSB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB. Each ONSB ERISA Plan which is intended to be qualified under
         Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ONSB is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any ONSB ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and ONSB is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each ONSB Benefit Plan, except as disclosed in Section 5.12(c) of the ONSB Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
         Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any ONSB ERISA Plan. No ONSB Company has engaged in a transaction with respect to any ONSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ONSB Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  (d) No ONSB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001 (a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ONSB Pension Plan,
         (ii) no change in the actuarial assumptions with respect to any ONSB Pension Plan, and (iii) no increase in benefits under any ONSB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB or materially adversely affect the funding status of such plan. Neither any ONSB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ONSB Company, or single-employer plan of any entity which is considered an employer with ONSB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No ONSB Company has provided, or is required to provide, security to a ONSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (e) No liability under Title IV of ERISA has been or is expected to be incurred by any ONSB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

                  (f) No ONSB Company has any obligations for retiree health and life benefits under any of the ONSB Benefit Plans.

                  (g) Except as disclosed in Section 5.12 of the ONSB Disclosure Memorandum, neither the execution and delivery of this Agreement, the Option Agreement or the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any ONSB Company from any ONSB Company under any ONSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ONSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (h) To the Knowledge of ONSB, no oral or written representation or communication with respect to any aspect of the ONSB Benefit Plans has been made to employees of any of the ONSB Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All ONSB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the ONSB Benefit Plans are correct and complete in all material respects and there have been no changes in the information set forth therein.

                  (i) Except as disclosed in Section 5.12(i) of the ONSB Disclosure Memorandum, none of the ONSB Companies has paid, or committed to pay, any bonus or commissions to any agent, manager or other employee of any ONSB Company with respect to any period commencing after December 31, 1995.

                  5.13 MATERIAL CONTRACTS. Except as disclosed in Section 5.13 of the ONSB Disclosure Memorandum, none of the ONSB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000; (ii) any Contract relating to the borrowing of money by any ONSB Company or the guarantee by any ONSB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business); (iii) any Contracts between or among ONSB Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by ONSB with the SEC as of the date of this Agreement if ONSB were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.8 and 5.12(a) hereof, the "ONSB Contracts"). With respect to each ONSB Contract: (i) the Contract is in full force and effect; (ii) no ONSB Company is in Default thereunder; (iii) no ONSB Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of ONSB, in Default in any respect, or has repudiated or waived any material provision thereunder. Except as disclosed in
Section 5.13 of the ONSB Disclosure Memorandum, all of the indebtedness of any ONSB Company for money borrowed is prepayable at any time by such ONSB Company without penalty or premium.

                  5.14 LEGAL PROCEEDINGS. Except as disclosed in Section 5.14 of the ONSB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of ONSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ONSB Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any ONSB Company. Section 5.14 of the ONSB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any ONSB Company is a party and in which the estimated maximum exposure is $50,000 or more.

                  5.15 REPORTS. Since January 1, 1992, or the date of organization if later, each ONSB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  5.16 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any ONSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by LSB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any ONSB Company or any Affiliate thereof for inclusion in the ONSB Proxy Statement to be mailed to ONSB's shareholders in connection with the Shareholders Meeting, and any other documents to be filed by a ONSB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the ONSB Proxy Statement, when first mailed to the shareholders of ONSB, be false or misleading with respect to any material fact, or contain any untrue statement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the ONSB Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any ONSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  5.17 ACCOUNTING, TAX AND REGULATORY MATTERS. No ONSB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying, for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC or treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) hereof or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  5.18 STATE TAKEOVER LAWS. No action is necessary by any ONSB Company to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover Laws of the State of North Carolina (collectively, "Takeover Laws"), including Articles 9 and 9A of the NCBCA.

                  5.19 CHARTER PROVISIONS. Each ONSB Company has taken all action so that the entering into of this Agreement and the Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement do not and will not result in the grant of any rights to any Person (other than a LSB Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any ONSB Company or restrict or impair the ability of LSB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ONSB Company that may be directly or indirectly acquired or controlled by LSB.

                  5.20 SUPPORT AGREEMENTS. At least a majority of the directors of ONSB and the President and Chief Executive Officer and the Chairman of the Board of ONSB have executed and delivered to LSB Support Agreements.

                  5.21 DERIVATIVES CONTRACTS. Neither ONSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract that is not included in the ONSB Financial Statements, which is a financial derivative contract (including various combinations thereof).

                  5.22 D&O INSURANCE. ONSB has (i) reported all claims to its Knowledge under its past and present directors' and officers' liability insurance policies in accordance with the terms and conditions of such policies to permit coverage thereunder, and (ii) paid on a timely basis all premiums due under such policies, and such policies have been in effect since the organization of ONSB and no lapse of coverage has occurred since such date of organization of ONSB.



                                    ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF LSB

                  LSB and LSB Bank hereby jointly and severally represent and warrant to ONSB as follows:

                  6.1 ORGANIZATION, STANDING AND POWER. LSB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. LSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.2 AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) LSB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, the Option Agreement and the Confidentiality Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of the issuance of LSB Common Stock contemplated herein by the holders of a majority of the outstanding shares of LSB Common Stock. The execution, delivery and performance of this Agreement, the Option Agreement and the Confidentiality Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LSB, subject to the approval of the issuance of LSB Common Stock contemplated herein by the holders of a majority of the outstanding shares of LSB Common Stock. Subject to such shareholder approval, this Agreement, the Option Agreement and the Confidentiality Agreement represent legal, valid, and binding obligations of LSB, enforceable against LSB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement, the Option Agreement and the Confidentiality Agreement by LSB, nor the consummation by LSB of the transactions contemplated hereby and thereby, nor compliance by LSB with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of LSB's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 6.2(b) of the LSB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any LSB Company under, any Contract or Permit of any LSB Company, or, (iii) except as disclosed in Section 6.2(b) of the LSB Disclosure Memorandum, violate any Law or Order applicable to any LSB Company or any of their respective Assets.

                  (c) Except as disclosed in Section 6.2(c) of the LSB Disclosure Memorandum, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LSB or LSB Bank of the Merger and the other transactions contemplated in this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger.

                  6.3 CAPITAL STOCK.

                  (a) The authorized capital stock of LSB consists of 10,000,000 shares of LSB Common Stock, of which 5,403,539 shares were issued and outstanding as of September 30, 1996. All of the issued and outstanding shares of LSB Common Stock are, and all of the shares of LSB Common Stock to be issued in exchange for shares of ONSB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of LSB Common Stock has been, and none of the shares of LSB Common Stock to be issued in exchange for shares of ONSB Common Stock upon consummation of the Merger, will be, issued in violation of any preemptive rights of the current or past shareholders of LSB. LSB has reserved 750,000 shares of LSB Common Stock for issuance under the LSB Stock Plans, pursuant to which options to purchase not more than 271,395 shares of LSB Common Stock were outstanding as of February 21, 1997.

                  (b) Except as disclosed in Section 6.3(a) hereof, there are no shares of capital stock or other equity securities of LSB outstanding as of September 30, 1996 and no outstanding Rights relating to the capital stock of LSB as of February 21, 1997.


                  6.4 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) LSB has filed and made available to ONSB all forms, reports, and documents required to be filed by LSB with the SEC since December 31, 1993, other than registration statements on Forms S-4 and S-8 (collectively, the "LSB SEC Reports"). The LSB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and
         (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LSB SEC Reports or necessary in order to make the statements in such LSB SEC Reports, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the LSB Financial Statements contained in the LSB SEC Reports, including any LSB SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of LSB and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were nor or are not expected to be material in amount.

                  6.5 ABSENCE OF CERTAIN CHANGES OR EVENTS AND UNDISCLOSED LIABILITIES.

                  (a) Since September 30, 1996, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, and (ii) the LSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of LSB provided in Article 7 hereof.

                  (b) No LSB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of LSB as of September 30, 1996 included in the LSB Financial Statements or reflected in the notes thereto. No LSB Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.6 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the LSB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate to the Knowledge of LSB. All Taxes shown on filed returns have been paid. Except as disclosed in Section 6.6(a) of the LSB Disclosure Memoranda, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) None of the LSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the LSB Companies for the period or periods through and including the date of the respective LSB Financial Statements has been made and is reflected on such LSB Financial Statements.

                  (d) Deferred Taxes of the LSB Companies have been provided for in the LSB Financial Statements in accordance with GAAP.

                  6.7 COMPLIANCE WITH LAWS. LSB is duly registered as a bank holding company under the BHC Act. Each LSB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB. Except as disclosed in Section
6.7 of the LSB Disclosure Memorandum, no LSB Company:

                  (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any LSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, or
         (iii) requiring any LSB Company (A) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or (B) to adopt any Board or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  6.8 LEGAL PROCEEDINGS. Except as disclosed in Section 6.8 of the LSB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of LSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any LSB Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, nor are the any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any LSB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.9 REPORTS. Since January 1, 1992, or the date of organization if later, each LSB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Form 8-K, and proxy statements; (ii) other Regulatory Authorities; and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB). As of their respective date, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  6.10 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any LSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by LSB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any LSB Company or any Affiliate thereof for inclusion in the ONSB Proxy Statement to be mailed to ONSB's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any LSB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the ONSB Proxy Statement, when first mailed to the shareholders of ONSB, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the ONSB Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or contain any untrue statements of material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any LSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  6.11 ACCOUNTING, TAX AND REGULATORY MATTERS. No LSB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC or treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) hereof or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  6.12 AUTHORITY OF LSB BANK. LSB Bank is a state chartered bank duly organized, validly existing, and in good standing under the Laws of the State of North Carolina as a wholly owned, first tier Subsidiary of LSB. LSB Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by LSB, its sole shareholder. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of LSB Bank, subject to the approval of this Agreement and the Plan of Merger by LSB, its sole shareholder. Subject to such shareholder approval, this Agreement, and, when executed and delivered, the Plan of Merger will, represent legal, valid, and binding obligations of LSB Bank, enforceable against LSB Bank in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  6.13 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of LSB, each LSB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  (b) There is no Litigation pending or, to the Knowledge of LSB, threatened before any court, governmental agency, or board or other forum in which any LSB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any LSB Company or any of its Loan Properties or Participation Facilities.

                  (c) To the Knowledge of LSB, there is no reasonable basis for any Litigation of a type described in subsection (b) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  (d) To the Knowledge of LSB, there have been no releases of Hazardous Materials in, on, under, or affecting any LSB Company's current properties, or any Participation Facility or Loan Property of an LSB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.



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                  6.14 LABOR RELATIONS. No LSB Company is the subject of any
Litigation asserting that it or any other LSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other LSB Company to bargain with any labor organization as to wages or conditions of employment, nor is any LSB Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any LSB Company, pending or threatened, or to the Knowledge of LSB is there any activity involving any LSB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  6.15 EMPLOYEE BENEFIT PLANS.

                  (a) LSB has disclosed in Section 6.15 of the LSB Disclosure Memorandum, and has delivered or made available to ONSB prior to the execution of this Agreement correct and complete copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any LSB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "LSB Benefit Plans"). Any of the LSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
         Section 3(1) of ERISA, is referred to herein as a "LSB ERISA Plan." Any LSB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "LSB Pension Plan." On or after September 26, 1980, neither LSB nor any LSB Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

                  (b) LSB has delivered or made available to ONSB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such LSB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such LSB Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial


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         statements, actuarial valuations and reports, and summary annual reports prepared for any LSB Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                  (c) All LSB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB. Each LSB ERISA Plan which is intended to be qualified under
         Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and LSB is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any LSB ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and LSB is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each LSB Benefit Plan, except as disclosed in Section 6.15(c) of the LSB Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
         Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any LSB ERISA Plan. No LSB Company has engaged in a transaction with respect to any LSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any LSB Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  (d) No LSB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001 (a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any LSB Pension Plan, (ii) no change in the actuarial assumptions with respect to any LSB Pension Plan, and (iii) no increase in benefits under any LSB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB or materially adversely affect the funding status of such plan. Neither any LSB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any LSB Company, or single-employer plan of any entity which is considered an employer with LSB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No LSB Company has


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         provided, or is required to provide, security to a LSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (e) No liability under Title IV of ERISA has been or is expected to be incurred by any LSB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

                  (f) Except as disclosed in Section 6.15(f) of the LSB Disclosure Memorandum, no LSB Company has any obligations for retiree health and life benefits under any of the LSB Benefit Plans.

                  (g) Except as disclosed in Section 6.15(g) of the LSB Disclosure Memorandum, neither the execution and delivery of this Agreement, the Option Agreement or the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby will
         (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any LSB Company from any LSB Company under any LSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any LSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (h) To the Knowledge of LSB, no oral or written representation or communication with respect to any aspect of the LSB Benefit Plans has been made to employees of any of the LSB Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All LSB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the LSB Benefit Plans are correct and complete in all material respects and there have been no changes in the information set forth therein.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                  7.1 AFFIRMATIVE COVENANTS OF ONSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10 hereof, unless the prior written consent of LSB shall have been obtained, and except as otherwise expressly contemplated herein, ONSB shall, and shall cause each of its Subsidiaries to: (a) operate its business only in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) take no action which would (i) adversely affect the ability of any Party to obtain any


                                      A-35
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Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) hereof, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement and to consummate the Merger; and (d) work with LSB and its Representatives to achieve appropriate operating efficiencies and to conform the accounting policies and practices of all ONSB Companies to those of LSB and its Subsidiaries.

                  7.2 NEGATIVE COVENANTS OF ONSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10 hereof, ONSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or president of LSB:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any ONSB Company; or

                  (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a ONSB Company to another ONSB Company) in excess of an aggregate of $100,000 (for the ONSB Companies on a consolidated basis) except in the ordinary course of the business of ONSB Companies consistent with past practices (which shall include, for ONSB, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank with maturities of less than six (6) months, and entry into repurchase agreements fully secured by U.S. government or agency securities), or forgive any indebtedness of any Person owed to any ONSB Company in excess of $10,000, or impose, or suffer the imposition, on any Asset of any ONSB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the ONSB Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ONSB Company, or declare or pay any dividend or make any other distribution in respect of ONSB's capital stock; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options or warrants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding,


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         any additional shares of ONSB Common Stock or any other capital stock of any ONSB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine, or reclassify any capital stock of any ONSB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ONSB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any ONSB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another ONSB Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned ONSB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by ONSB in its fiduciary capacity; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any ONSB Company, except in accordance with past practice disclosed in Section 7.2(g) of the ONSB Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
         Section 7.2(g) of the ONSB Disclosure Memorandum, and enter into or amend any severance agreements with officers of any ONSB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any ONSB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (h) except as contemplated in this Agreement, enter into or amend any employment Contract between any ONSB Company and any Person (unless such amendment is required by Law) that the ONSB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan or program of any ONSB Company or make any change in or to any existing employee benefit plans or programs of any ONSB Company other than any such change that is required by Law

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         or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                  (j) make any significant change in any Tax or accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any ONSB Company for money damages in excess of $10,000 or restrictions upon the operations of any ONSB Company; or

                  (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims thereunder.

                  7.3 COVENANTS OF LSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10 hereof, LSB covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner, designed in its reasonable judgment, to enhance the long-term value of the LSB Common Stock and the business prospects of the LSB Companies and to the extent consistent therewith use all commercially reasonable best efforts to preserve intact the LSB Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) hereof, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any LSB Company from acquiring any other company or discontinuing or disposing of any of its Assets or business if such action is, in the judgment of LSB, desirable in the conduct of the business of LSB and its Subsidiaries. LSB further covenants and agrees that it will not: (x) without the prior written consent of the chief executive officer, president or chairman of the Board of ONSB, amend the Articles of Incorporation or Bylaws of LSB, in each case, in any manner adverse to the holders of ONSB Common Stock, or (y) declare and pay any cash dividends on the LSB Common Stock except for regular cash dividends on the LSB Common Stock with record and payment dates in accordance with LSB's past record dates for cash dividends.

                  7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it,

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or (ii) is reasonable likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its commercially reasonable best efforts to prevent or promptly to remedy the same.

                  7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and such Party shall deliver to the other Party copies of all such reports filed by such Party and its Subsidiaries promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of LSB, or the FRB, in the case of ONSB, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the FRB, as the case may be, will comply in all material respects with the Securities Laws, in the case of reports filed with the SEC, and the applicable Laws enforced by the FRB, in the case of reports filed with the FRB, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                  7.6 ONSB RIGHT TO RECOMMEND DIRECTORS; ADDITIONAL OFFICERS. From the date of this Agreement until the earlier of the date ten (10) days prior to the scheduled Closing Date or the termination of this Agreement in accordance with Article 10 hereof, ONSB shall have the right (subject to shareholder requirement and age restrictions in the Bylaws of LSB) to (i) recommend candidates to fill two (2) additional directorships on the class of directors which terms expire at the 1998 annual meeting of LSB shareholders (the "1998 Class"), which two additional directorships on the 1998 Class LSB's Board of Directors will authorize on or before the Closing Date (expanding the Board from 12 to 14 directorships), and (ii) specify which of those candidates shall be reelected upon expiration of his or her term to fill (x) one (1) additional directorship on the class of directors which terms expire at the 1999 annual meeting of LSB shareholders (the "1999 Class"), and (y) one (1) additional directorship on the class of directors which terms expire at the 2000 annual meeting of LSB shareholders (the "2000 Class"), which additional directorships on the 1999 Class and the 2000 Class LSB's Board of Directors will authorize on or before the 1998 annual meeting of LSB shareholders. LSB shall notify ONSB in writing of its Board's decisions whether to accept or reject candidates recommended by ONSB to fill such two (2) additional directorships on the 1998 Class and to fill such additional directorships on the 1999 Class and the 2000 Class. Prior to the Effective Time, LSB's Board of Directors shall (subject to shareholder requirement and age restrictions in the Bylaws of LSB) elect the two candidates accepted by the LSB Board to fill the two (2) additional directorships on the 1998

Class, provided such elections shall be contingent and become effective upon the Closing of the Merger, and in connection with the 1998 annual meeting of LSB shareholders, LSB's Board of Directors shall (subject to the Articles of Incorporation and Bylaws of LSB and the occurrence of the Merger) recommend in the proxy statement to the LSB shareholders the election of the particular candidates accepted by the LSB Board to fill the one (1) additional directorship on the 1999 Class and the one (1) additional directorship on the 2000 Class. Notwithstanding anything to the contrary in this Section, the LSB Board may reject any person(s) recommended by ONSB pursuant to this Section which in the reasonable good faith judgment of the LSB Board could reasonably likely have an adverse effect upon the LSB Board's ability to deliberate and take actions for the benefit of the shareholders of LSB. Shortly after the election to LSB's Board of Directors of the candidates recommended by ONSB as provided above (and prior to the Effective Time with respect to candidates to fill the additional directorships on the 1998 Class), LSB shall (subject to the Articles of Incorporation and Bylaws of LSB Bank) cause such persons to be elected to LSB Bank's Board of Directors for the same terms as such persons will serve as directors on LSB's Board of Directors. Prior to the Effective Time, LSB Bank's Board of Directors shall (subject to the Articles of Incorporation and Bylaws of LSB Bank) appoint Nicholas A. Daves to the office of Senior Vice President of LSB Bank, Charles V. Darnell to the office of Senior Vice President of LSB Bank, Suzanne J. Bullotta to the office of Senior Vice President of LSB Bank, and all other officers of ONSB to offices at LSB Bank that carries titles equivalent to the titles held by such officers at ONSB (except for the corporate secretary of ONSB that shall be appointed as an assistant corporate secretary of LSB Bank), provided such appointments shall be contingent and become effective upon the Closing of the Merger.

                  7.7 ONSB'S DISPOSITION OF FEDERAL RESERVE BANK STOCK. Prior to the Effective Time, ONSB shall, and shall cause each of its Subsidiaries to, take all necessary steps to sell or cause the cancellation of any and all shares of Federal Reserve Bank stock owned by ONSB and its Subsidiaries.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

                  8.1 REGISTRATION STATEMENT; ONSB PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, LSB shall file the Registration Statement with the SEC, provided ONSB has provided, on a reasonably timely basis, all information concerning ONSB and its Subsidiaries necessary for inclusion in the Registration Statement, and shall use its commercially reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practical after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of LSB Common Stock upon consummation of the Merger. ONSB shall promptly furnish all

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information concerning it and the holders of its capital stock as LSB may reasonably request in connection with such action. ONSB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (A) ONSB shall, if required, file the ONSB Proxy Statement (which shall be included in the Registration Statement) with the FRB and mail such ONSB Proxy Statement to its shareholders, (B) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such ONSB Proxy Statement, (C) the Board of Directors of ONSB shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its shareholders the approval of this Agreement and the Plan of Merger, and (D) the Board of Directors and officers of ONSB shall (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) use their commercially reasonable best efforts to obtain such shareholders' approval.

                  8.2 NASDAQ/NMS LISTING. LSB shall, prior to the Effective Time, (i) file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of LSB Common Stock to be issued to the holders of ONSB Common Stock pursuant to the Merger, and (ii) take all other steps reasonably necessary to cause such shares to become listed on the Nasdaq/NMS at the Effective Time.

                  8.3 APPLICATIONS. As soon as reasonably practical after execution of this Agreement, LSB shall prepare and file, and ONSB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall use their commercially reasonable best efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practical after the filing of the appropriate applications.

                  8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, which limitation, using its commercially reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in
Article 9 hereof; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Option Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its


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commercially reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  8.5 INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party and its Representatives to make or cause to be made such investigation of the business, books, records, contracts, employees, and properties of it and its Subsidiaries during normal business hours and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents, electronic files and copies thereof, and all work papers containing confidential information received from other Party.

                  (c) ONSB shall use its commercially reasonable best efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with ONSB to preserve the confidentiality of the information relating to ONSB provided to such parties.

                  8.6 PRESS RELEASES. Prior to the Effective Time, ONSB and LSB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                  8.7 NO-SHOP COVENANT. Except with respect to this Agreement and the transactions contemplated hereby, no ONSB Company nor any Affiliate thereof nor any Representatives thereof retained by any ONSB Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of ONSB's Board of Directors as advised in writing by counsel to such Board of Directors, no ONSB Company or any Affiliate or Representative thereof shall

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furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but ONSB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel. ONSB shall promptly notify LSB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. ONSB shall (i) immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its commercially reasonable best efforts to cause all of its Representatives not to engage in any of the foregoing. The Parties agree that nothing in this Section 8.7 shall affect ONSB's no-shop obligations and LSB's right of first refusal and right to a break-up fee set forth in Section 8 of the Letter of Intent.

                  8.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its commercially reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                  8.9 STATE TAKEOVER LAWS. No ONSB Company shall take any steps to make the transactions contemplated by this Agreement subject to any Takeover Law, including Articles 9 and 9A of the NCBCA.

                  8.10 CHARTER PROVISIONS. Each ONSB Company shall take all necessary action to ensure that the entering into of this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any ONSB Company or restrict or impair the ability of LSB or any of its Subsidiaries to vote, or otherwise exercise the rights of a shareholder with respect to, shares of any ONSB Company that may be directly or indirectly acquired or controlled by LSB.

                  8.11 AGREEMENT OF AFFILIATES. ONSB has disclosed in Section
8.11 of the ONSB Disclosure Memorandum each Person whom it reasonably believes to be an "affiliate" of ONSB for purposes of Rule 145 under the 1933 Act. ONSB shall use its commercially reasonable best efforts to cause each such Person to execute and deliver to LSB not later than thirty (30) days prior to the Effective Time, an Affiliate Agreement in substantially the form of Exhibit 2 (an "Affiliate Agreement"), providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of ONSB Common Stock held by such Person, except as contemplated by such Affiliate Agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the shares of LSB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable

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provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least thirty (30) days of combined operations of LSB and ONSB have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. In order that the Merger will qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC, shares of LSB Common Stock issued to such affiliates of ONSB in exchange for shares of ONSB Common Stock shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of LSB and ONSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the Affiliate Agreement referred to in this Section 8.11 (and LSB shall be entitled to place restrictive legends upon certificates for shares of LSB Common Stock issued to affiliates of ONSB pursuant to this Agreement to enforce the provisions of this Section 8.11). LSB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of LSB Common Stock by such affiliates.

                  8.12     EMPLOYEE BENEFITS AND CONTRACTS.

                  (a) Following the Effective Time, LSB shall provide generally to officers and employees of the ONSB Companies who at or after the Effective Time become employees of a LSB Company (other than Mr. Daves, Mr. Marziano and Mr. Darnell who shall have rights to employee benefits as provided under their existing agreements), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of LSB Common Stock, except as set forth in this Section 8.12), on terms and conditions substantially similar to those currently provided by the LSB Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of ONSB shall be treated as service under LSB's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of ONSB shall be treated as service under LSB's qualified defined contribution plans, and (iii) service under any other employee benefit plans of ONSB shall be treated as service under any similar employee benefit plans maintained by LSB. LSB shall cause its, and its Subsidiaries', employee benefit plans to waive any pre-existing condition limitations covered under the applicable employee benefit plans of the ONSB Companies for any employees of the ONSB Companies who become or remain employees of any LSB Company. LSB also shall, and shall cause its Subsidiaries to, honor all employment, consulting and other compensation Contracts disclosed in Section 8.12 of the ONSB Disclosure Memorandum between any ONSB Company and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the ONSB Benefit Plans disclosed in Section 8.12 of the ONSB Disclosure Memorandum.

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                  (b) Each person employed by an ONSB Company on a full-time basis at the Effective Time (other than Mr. Daves, Mr. Marziano and Mr. Darnell) who, following the Merger and at LSB's sole discretion, is terminated by an LSB Company for reasons other than Cause (as defined below) within six (6) months following the Effective Time shall be entitled to a severance payment by LSB Bank in an amount equal to one
         (1) week's salary or wages for each full year of prior continuous service with an ONSB Company, provided that any severance payment shall consist of a minimum of two (2) weeks' salary or wages. For purposes of this Section, the term "Cause" shall mean (i) failure or refusal of employee to comply with duties and responsibilities substantially similar to those assigned to the employee immediately prior to the Merger, (ii) employee being charged by any duly constituted law enforcement agency or authority with a crime involving moral turpitude, theft, embezzlement, or fraud, or (iii) employee's excessive use or abuse of drugs, alcohol or other toxic substances. To the extent any ONSB Company maintains any plan or arrangement for the payment of severance or salary continuation benefits to employees, such plan or arrangement (except as provided in this Section 8.12(c)) shall be terminated at the Effective Time and be of no force and effect thereafter.

                  8.13 TAX FREE REORGANIZATION. The Parties agree to use their commercially reasonable best efforts to obtain a written opinion of Bell, Davis & Pitt, P.A., in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of ONSB Common Stock for LSB Common Stock will not give rise to gain or loss to the shareholders of ONSB with respect to such exchange (except that a shareholder who receives cash hereunder (as a result of the exercise of dissenters' rights or in lieu of fractional shares) will recognize a taxable gain up to the extent of any cash received, but will not recognize any taxable loss), and (iii) each of ONSB, LSB, and LSB Bank will be a party to that "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code and none of such parties will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of ONSB, LSB and LSB Bank reasonably satisfactory in form and substance to such counsel.

                  8.14 D&O INSURANCE.

                  (a) LSB shall use its commercially reasonable best efforts (and ONSB shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three (3) years after the Effective Time ONSB's existing directors' and officers' liability insurance policy (provided that LSB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of ONSB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that LSB shall not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to ONSB's directors and officers, 250% of the annual premium payments on ONSB's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, LSB shall use its commercially reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                  (b) If the Surviving Bank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 8.14.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 hereof:

                  (a) Shareholder Approval. The shareholders of ONSB and LSB shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law, including the HSR Act, shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable good faith judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable good faith judgment have entered into this Agreement.

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                  (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) hereof) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) Legal Proceeding. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of LSB Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Nasdaq/NMS Listing. The shares of LSB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

                  (g) Pooling Letters. Each of the Parties shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Arthur Anderson LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment under Accounting Principles Board Opinion No. 16 and consistent with the rules and regulations of the SEC if closed and consummated in accordance with this Agreement. Each of the Parties also shall have received a letter, dated as of the Effective Time, and in form and substance reasonably acceptable to such Party, from Larrowe, Cardwell & Company, LC to the effect that such firm is not aware of any matters relating to ONSB and its Subsidiaries which would preclude the Merger from qualifying for "pooling-of-interests" accounting treatment under Accounting Principles Board Opinion No. 16 and consistent with the rules and regulations of the SEC.

                  (h) Tax Matters. Each Party shall have received a copy of the Tax Opinion referred to in Section 8.13 hereof. In addition, each Party shall have delivered to the other Parties a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinion, were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

                  (i) Plan of Merger; Articles of Merger. Each Party shall have received from LSB Bank and ONSB the executed Plan of Merger and the executed Articles of Merger.

                  9.2 CONDITIONS TO OBLIGATIONS OF LSB. The obligations of LSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LSB pursuant to Section 11.6(a) hereof:

                  (a) Representations and Warranties. For purposes of this
         Section 9.2(a), the accuracy of the representations and warranties of ONSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of ONSB set forth in Sections
         5.3 and 5.7 hereof shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of ONSB set forth in Sections 5.17, 5.18, and 5.19 hereof shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of ONSB set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.7, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on ONSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ONSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. ONSB shall have delivered to LSB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chairman of the Board and its President and Chief Executive Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) hereof have been satisfied, and (ii) certified copies of resolutions duly adopted by ONSB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Option Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as LSB and its counsel shall request.

                  (d) Opinion of Counsel. LSB shall have received a written opinion of Bell, Davis & Pitt, P.A., counsel to ONSB, dated as of the Effective Time, in form reasonably satisfactory to LSB and its counsel, as to the matters set forth in Exhibit 4.

                  (e) Fairness Opinion. LSB shall have received from The Carson Medlin Company a letter, dated not more than five (5) business days prior to the date of the LSB Proxy Statement, to the effect that, in the opinion of such firm, the terms of the Merger are fair, from a financial point of view, to the holders of LSB Common Stock.

                  (f) Accountant's Letters. LSB shall have received from Larrowe, Cardwell & Company, LC letters dated not more than five (5) days prior to (i) the date of the ONSB Proxy Statement, (ii) the date of the LSB Proxy Statement, and (iii) the Effective Time, with respect to certain financial information regarding ONSB, in form and substance reasonably satisfactory to LSB, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

                  (g) Affiliate Agreements. LSB shall have received from each affiliate of ONSB an executed Affiliate Agreement referred to in
         Section 8.11 hereof, to the extent necessary to assure in the reasonable judgment of LSB that the transactions contemplated hereby will qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC.

                  (h) Support Agreement. LSB Bank shall have received from at least a majority of the directors of ONSB and the President and Chief Executive Officer and the Chairman of the Board of ONSB executed Support Agreements referred to in the Preamble of this Agreement.

                  (i) Address Existing Dispute. ONSB shall have addressed the dispute referred to in Section 5.14 of the ONSB Disclosure Memorandum in a manner (including, without limitation, on terms and conditions, if resolved) reasonably satisfactory to LSB.

                  9.3 CONDITIONS TO OBLIGATIONS OF ONSB. The obligations of ONSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or the following conditions, unless waived by ONSB pursuant to Section 11.6(b) hereof:

                  (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of LSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of LSB set forth in Section
         6.3 hereof shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of LSB set forth in Section 6.11 hereof shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of LSB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on LSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of LSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. LSB shall have delivered to ONSB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chairman of the Board, President and Chief Executive Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) hereof have been satisfied, and (ii) certified copies of resolutions duly adopted by LSB's Board of Directors and the shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Option Agreement, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as ONSB and its counsel shall request.

                  (d) Opinion of Counsel. ONSB shall have received a written opinion of Hunton & Williams, counsel to LSB and LSB Bank, dated as of the Effective Time, in form reasonably satisfactory to ONSB and its counsel, as to the matters set forth in Exhibit 5.

                  (e) Fairness Opinion. ONSB shall have received from Scott & Stringfellow, Inc. a letter, dated not more than five (5) business days prior to the date of the ONSB Proxy Statement, to the effect that, in the opinion of such firm, the terms of the Merger are fair, from a financial point of view, to the holders of ONSB Common Stock.

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                                   ARTICLE 10
                                   TERMINATION

                  10.1 TERMINATION. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the shareholders of ONSB or LSB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the Board of Directors of LSB and the Board of Directors of ONSB; or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and Section 9.3(a) in the case of LSB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after receipt of written notice by the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and
         Section 9.3(a) hereof in the case of LSB; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and Section 9.3(a) in the case of LSB or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the receipt of written notice by the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of ONSB or LSB fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, as required by the Laws of the State of North Carolina at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

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                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and Section 9.3(a) in the case of LSB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) hereof) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) hereof; or

                  (g) By the Board of Directors of LSB, in the event that the Board of Directors of ONSB shall have affirmed, recommended or authorized entering into any Acquisition Proposal in conflict with this Agreement or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of ONSB; or

                  (h) By the Board of Directors of LSB, at any time prior to the 90th day after the date of this Agreement, in the event that the review of the Assets, business, financial condition, results of operations, and prospects of ONSB undertaken by LSB and its Representatives during such time period or any of the disclosures contained in the ONSB Disclosure Memorandum causes the Board of Directors of LSB to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts the economic benefits taken as whole to LSB of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; or

                  (i) By the Board of Directors of either Party in the event the Average LSB Closing Price is either below $15.00 or above $24.00, provided that such termination must occur during the 7-day period commencing after the Pricing Period by the terminating Party giving written notice of termination to the other Party.

                  10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 10.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.5(b) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), 10.1(f) or 10.1(g) hereof shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The

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Parties agree that a termination of the Agreement under this Article 10 shall have no effect upon their rights and obligations under the Option Agreement and the Letter of Intent except as otherwise provided therein.

                  10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 7.6, 8.11, 8.12 and 8.14 hereof.


                                   ARTICLE 11
                                  MISCELLANEOUS

                  11.1 DEFINITIONS.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Agreement and Plan of Reorganization and Merger, including the Exhibits, the LSB Disclosure Memorandum and the ONSB Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.

                  "ARTICLES OF MERGER" shall mean the Articles of Merger (which shall contain the Plan of Merger) to be executed by LSB Bank and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section 1.1 hereof.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real,

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         personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "AVERAGE LSB CLOSING PRICE" shall mean the simple average of the last sale prices for LSB Common Stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by LSB) on the trading days during the Pricing Period.

                  "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement dated as of January 20, 1997 between LSB and ONSB.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local agencies with jurisdiction over, and including common law in respect of, pollution or protection of human health or the environment, including the Comprehensive

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         Environmental Response Compensation and Liability Act, as amended, 42
         U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 4213.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "FRB" shall mean the Board of Governors of the Federal Reserve System.

                  "FRB/FDIC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the FRB or the FDIC pursuant to applicable Laws.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requirement abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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                  "KNOWLEDGE" as used with respect to a Person (including
         references to such Person being aware of a particular matter) shall mean the actual knowledge after due inquiry of the Chairman, President, Chief Executive Officer, Corporate Secretary, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

                  "LETTER OF INTENT" shall mean that certain letter of intent dated January 20, 1997 between LSB and ONSB, as amended on February 12, 1997, relating to the transactions herein.

                  "LIABILITY" shall mean any direct or indirect, primary or secondly, liability, indebtedness, obligation, penalty, cost or expense (including without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                  "LITIGATION" shall mean any action, arbitration, cause of action, complaint, criminal prosecution, demand letter, governmental or other investigation, hearing, inquiry, administrative or other proceeding, relating to or affecting a Party, its Subsidiaries, its or their business, its or their Assets (including Contracts related to it or them), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other lien (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "LSB BANK COMMON STOCK" shall mean the common stock, par value $5.00 per share, of LSB Bank.

                  "LSB COMMON STOCK" shall mean the common stock, par value $5.00 per share, of LSB.

                  "LSB COMPANIES" shall mean, collectively, LSB and all LSB Subsidiaries.

                  "LSB DISCLOSURE MEMORANDUM" shall mean the written information entitled "LSB Bancshares, Inc. Disclosure Memorandum" delivered to ONSB prior to ONSB's execution of this Agreement, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Such LSB Disclosure Memorandum is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                  "LSB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of LSB as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by LSB in SEC Documents, and (ii) the consolidated balance sheets of LSB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

                  "LSB PROXY STATEMENT" shall mean the proxy statement used by LSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

                  "LSB STOCK PLANS" shall mean the existing stock option plans of LSB designated as follows: (i) 1986 Employee Incentive Stock Option Plan, (ii) 1994 Directors' Stock Option Plan, and (iii) 1996 Omnibus Stock Incentive Plan.

                  "LSB SUBSIDIARIES" shall mean the Subsidiaries of LSB, including, without limitation, LSB Bank, Peoples Finance Company of Lexington, Inc., LSB Financial Services, Inc., and LSB Properties, Inc.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, condition, occurrence, change in facts, conditions or circumstances which, individually or in the aggregate, the other Party shall reasonable determine could have an adverse effect resulting in: (i) liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) on the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, exceeding five (5%) percent of such Party's consolidated shareholders' equity set forth on its balance sheet as of September 30, 1996, which is a part of the ONSB Financial Statements or the LSB Financial Statements, as the case may be; or (ii) the inability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of
         (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties, and (d) actions and omissions of a Party or any of its Subsidiaries taken with the prior informed written consent of the other Party.

                  "MERGER" shall mean the merger of ONSB with and into LSB Bank referred to in Section 1.1 hereof.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NASDAQ/NMS" shall mean the National Market System of the NASD Automated Quotations System.

                  "NCBCA" shall mean the North Carolina Business Corporation
         Act.

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ONSB COMMON STOCK" shall mean the common stock, par value $5.00 per share, of ONSB.

                  "ONSB COMPANIES" shall mean, collectively, ONSB and all ONSB Subsidiaries.

                  "ONSB DISCLOSURE MEMORANDUM" shall mean the written information entitled "Old North State Bank Disclosure Memorandum" delivered to LSB prior to LSB's execution of this Agreement, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Such ONSB Disclosure Memorandum is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                  "ONSB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of ONSB as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by ONSB in FRB/FDIC Documents, and (ii) the consolidated balance sheets of ONSB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in FRB/FDIC Documents filed with respect to periods ended subsequent to September 30, 1996.

                  "ONSB PROXY STATEMENT" shall mean the proxy statement used by ONSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of LSB relating to the issuance of LSB Common Stock to holders of ONSB Common Stock in connection with the transactions contemplated in this Agreement.

                  "ONSB STOCK PLANS" shall mean the existing stock option plans of ONSB designated as follows: (i) 1989 Employee Stock Option Plan of Piedmont BancShares Corporation (assumed by ONSB in connection with its merger with Piedmont BancShares Corporation on December 28, 1995), and
         (ii) 1990 Incentive Stock Option Plan of Old North State Bank.

                  "ONSB SUBSIDIARIES" shall mean the Subsidiaries of ONSB, which shall include the ONSB Subsidiaries described in Section 5.4 hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ONSB in the future and owned by ONSB at the Effective Time.

                  "ONSB WARRANTS" shall mean the existing warrants issued by ONSB to purchase 40,342 shares of ONSB Common Stock, immediately exercisable at $9.09 per share, which expire on April 11, 2000.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either ONSB or LSB, and "Parties" shall mean both ONSB and LSB.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PLAN OF MERGER" shall mean the Plan of Merger, in substantially in the form of Exhibit 1 hereto, to be entered into by ONSB and LSB Bank setting forth the terms of the Merger.

                  "PRICING PERIOD" shall mean the fifteen (15) consecutive trading days preceding the beginning of the 10-day period ending on the Closing Date.

                  "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by LSB under the 1933 Act with respect to the shares of LSB Common Stock to be issued to the shareholders of ONSB in connection with the transactions contemplated by this Agreement.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                  "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                  "SEC" shall mean the United State Securities and Exchange Commission.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of ONSB to be held pursuant to Section 8.1 hereof, including any adjournment or adjournments thereof.

                  "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "SURVIVING BANK" shall mean LSB Bank, as the surviving bank resulting from the Merger.

                  "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                           Affiliate Agreement             Section 8.11
                           Closing                         Section 1.2
                           Effective Time                  Section 1.3
                           ERISA Affiliate                 Section 5.12(d)
                           Exchange Agent                  Section 4.1
                           Exchange Ratio                  Section 3.1(c)
                           LSB Benefit Plans               Section 6.15(a)
                           LSB ERISA Plan                  Section 6.15(a)
                           LSB Pension Plan                Section 6.15(a)
                           LSB SEC Reports                 Section 6.4(a)
                           Maximum Amount                  Section 8.14
                           ONSB Benefit Plans              Section 5.12(a)
                           ONSB Contracts                  Section 5.13
                           ONSB ERISA Plan                 Section 5.12(a)
                           ONSB Pension Plan               Section 5.12(a)
                           ONSB Options                    Section 3.6
                           ONSB FRB/FDIC Reports           Section 5.5(b)
                           Support Agreement               Preamble
                           Takeover Law                    Section 5.18
                           Tax Opinion                     Section 8.13

                  (b) Any singular term in this Agreement shall be deemed to include the plurals and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitations."

                  11.2 EXPENSES.

                  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and legal counsel, except that each of the Parties shall bear and pay one-half of (i) the SEC and Blue Sky filing fees incurred in connection with the Registration Statement, the ONSB Proxy Statement and the LSB Proxy Statement, and
         (ii) the printing and distribution costs incurred in connection with the printing and distribution of the Registration Statement, the ONSB Proxy Statement and the LSB Proxy Statement.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

                  (c) Nothing contained in this Section 11.2 shall affect the break-up fee arrangement between the Parties set forth in Section 8 of the Letter of Intent.

                  11.3 BROKERS AND FINDERS. Except for Scott & Stringfellow, Inc. as to ONSB, and The Carson Medlin Company as to LSB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by ONSB or LSB, each of ONSB and LSB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                  11.4 ENTIRE AGREEMENT. Except for the binding provisions of the Letter of Intent, the Option Agreement and the Confidentiality Agreement, or as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11 hereof.

                  11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

                  11.6 WAIVERS.

                  (a) Prior to or at the Effective Time, LSB, acting through its Board of Directors, Chairman of the Board, President, Chief Executive Officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ONSB, to waive on behalf of LSB and LSB Bank or extend the time for the compliance or fulfillment by ONSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by such duly authorized officer of LSB.

                  (b) Prior to or at the Effective Time, ONSB, acting though its Board of Directors, Chairman of the Board, President, Chief Executive Officer, or other authorized officer, shall have the right to waive on behalf of ONSB any Default in the performance of any term of this Agreement by LSB or LSB Bank, to waive or extend the time for the compliance or fulfillment by LSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ONSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by such duly authorized officer of ONSB.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                  11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                  11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the address set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

                  LSB and LSB Bank:  LSB Bancshares, Inc.
                                     One LSB Plaza
                                     Lexington, North Carolina 27292
                                     Telecopy Number: (910) 249-1589

                                     Attention:  Robert F. Lowe
                                                 Chairman of the Board,
                                                 President and
                                                 Chief Executive Officer


                  Copy to Counsel:  Hunton & Williams
                                    One NationsBank Plaza, Suite 2650
                                    101 South Tryon Street
                                    Charlotte, North Carolina 28280
                                    Telecopy Number: (704) 378-4890

                                    Attention:  David E. Johnston

                  ONSB:             Old North State Bank
                                    161 South Stratford Road
                                    Winston-Salem, North Carolina 27104
                                    Telecopy Number: (910) 631-3922
                                    Attention:  Nicholas A. Daves
                                                Chairman of the Board

                  Copy to Counsel:  Bell, Davis & Pitt, P.A.
                                    635 West Fourth Street
                                    Winston-Salem, North Carolina  27101
                                    Telecopy Number: (910) 722-6558
                                    Attention: John W. Babcock


                  11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws, except to extent that the federal laws of the United States may apply to the Merger.

                  11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement

                  11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                  11.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

                  11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provision of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable the provision shall be interpreted to be only so broad as is enforceable.


                       [Signatures On The Following Page]

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto, all duly authorized, all as of the day and year first above written.


ATTEST:                             LSB BANCSHARES, INC.



-------------------------------     ------------------------------------------
Secretary                           Robert F. Lowe
                                    Chairman, President and Chief Executive
                                    Officer
[CORPORATE SEAL]


ATTEST:                             LEXINGTON STATE BANK




-------------------------------     ------------------------------------------
Secretary                           Robert F. Lowe
                                    Chairman, President and Chief Executive
                                    Officer
[CORPORATE SEAL]


ATTEST:                             OLD NORTH STATE BANK




-------------------------------     ------------------------------------------
Secretary                           Nicholas A. Daves
                                    Chairman of the Board
[CORPORATE SEAL]

                                    ------------------------------------------
                                    Robert E. Marziano
                                    President and Chief Executive Officer

                                                                    APPENDIX B

           PROVISIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT
                    RELATING TO DISSENTERS' APPRAISAL RIGHTS

                                  ARTICLE 13.

                               DISSENTERS' RIGHTS

                                    PART 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
                                 SEC. 55-13-01

DEFINITIONS.  In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

                                 SEC. 55-13-02

                                RIGHT TO DISSENT

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it

             (i) alters or abolishes a preferential right of the shares;

             (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes;

             (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or

             (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                                 SEC. 55-13-03

                   DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

                                 SEC. 55-13-20

                          NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

                                 SEC. 55-13-21

                       NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

                                 SEC. 55-13-22

                               DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

                                 SEC. 55-13-23

                             DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

                                 SEC. 55-13-24

                               SHARE RESTRICTIONS

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

                                 SEC. 55-13-25

                                OFFER OF PAYMENT

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

                                 SEC. 55-13-26

                             FAILURE TO TAKE ACTION

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

                                 SEC. 55-13-28

  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR FAILURE TO
                                    PERFORM

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a) (3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                                    PART 3.

                          JUDICIAL APPRAISAL OF SHARES

                                 SEC. 55-13-30

                                  COURT ACTION

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

     (b) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (c) Reserved for future codification purposes.

     (d) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

                                  SEC.55-13-31

                          COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C



                                June __, 1997



Board of Directors
Old North State Bank
Stratford Road Branch - P.O. Box 5068
Winston-Salem, NC  27113-5068

Gentlemen:

     You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Old North State Bank ("Old North State") of the terms of an Agreement and Plan of Reorganization and Merger by and among LSB Bancshares, Inc. ("LSB"), Lexington State Bank ("LSB Bank") and Old North State dated March 14, 1997 (the "Merger Agreement"). The Merger Agreement provides for the merger of Old North State with and into LSB's wholly owned subsidiary LSB Bank (the "Merger") and further provides that each share of Common Stock of Old North State which is issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into a number of shares of LSB Common Stock according to the following:

     (1) If LSB's stock price is above $20.00 per share, then the Exchange Ratio (the "Exchange Ratio") shall equal the following:

             ER = [[(ALCP * $250,000) + $25,000,000]/IOS]/ALCP

             Where:

             ER   = Exchange Ratio
             ALCP = Average LSB Closing Price (as defined in the Merger
                    Agreement)
             IOS  = 1,582,678 shares of Old North State Common Stock, less any shares canceled; or,

     (2) If LSB's stock price is below $20.00 per share, then the Exchange Ratio shall equal the following:

                 ER   = [[(ALCP*$1,000,000) + $10,000,000]/IOS]/ALCP

Board of Directors
Old North State Bank
June __, 1997
Page 2



           In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreement; (2) the Registration Statement and this Proxy Statement; (3) Old North State's audited financial statements for the three years ended December 31, 1996; (4) other internal information relating to Old North State prepared by Old North State's management; (5) information regarding the trading market for the common stocks of Old North State and LSB and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company mergers and acquisitions in North Carolina in recent years; (7) LSB's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1996; and (8) other internal information relating to LSB prepared by LSB's management. We have discussed with members of management of Old North State and LSB the background to the Merger, reasons and basis for the Merger and the business and future prospects of Old North State and LSB individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate and usual and customary for transactions such as this.

           In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Old North State and LSB. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Old North State or LSB. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

           On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Merger Agreement are fair from a financial point of view to the shareholders of Old North State Bank Common Stock.

                                    Very truly yours,

                                    SCOTT & STRINGFELLOW, INC.


                                    By:
                                       ----------------------------------------
                                       G. Jacob Savage III, CFA
                                       Managing Director & First Vice President

                                                                      APPENDIX D








June __, 1997


Board of Directors
LSB Bancshares, Inc.
One LSB Plaza
P.O. Box 867
Lexington, North Carolina 27293-0867

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio, as defined below, to the stockholders of LSB Bancshares, Inc. ("LSB") under the terms of a certain Agreement and Plan of Reorganization and Merger dated as of March 14, 1997 (the "Agreement") by and among LSB, Lexington State Bank and Old North State Bank ("ONSB") pursuant to which ONSB will merge with and into Lexington State Bank (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of ONSB common stock shall be converted into and exchanged for .948 of a share of LSB common stock, subject to certain adjustments (the "Exchange Ratio"). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in North Carolina and the Southeast and the major commercial banks operating in that market. We have been retained by LSB in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of LSB and ONSB. In connection with rendering our opinion, we reviewed (i) the Agreement; (ii) the annual reports to stockholders of LSB, including audited financial statements, for the five years ended December 31, 1996; (iii) the annual reports to stockholders of ONSB, including audited financial statements, for the five years ended December 31, 1996; (iv) the Proxy Statement of LSB dated March 14, 1997 for the annual meeting of the stockholders of LSB held on April 16, 1997; (v) the Proxy Statement of ONSB dated April 12,

Board of Directors
LSB Bancshares, Inc.
June __, 1997
Page 2




1997 for the annual meeting of the stockholders of ONSB held on May 12, 1997;
(vi) interim financial statements of LSB and ONSB through March 31, 1997; (vii) a preliminary copy of the joint Proxy Statement prepared in connection with the respective special meetings of the stockholders of LSB and ONSB to be held to consider the Merger; and (viii) certain other financial and operating information with respect to the business, operations and prospects of LSB and ONSB.

We also (i) held discussions with members of the senior management of LSB and ONSB regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for the common stocks of LSB and ONSB and compared them with those of certain publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of LSB and ONSB with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on LSB; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of LSB and ONSB. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to the stockholders of LSB.

Very truly yours,



THE CARSON MEDLIN COMPANY

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contact upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

         Unless a corporation's articles of incorporation provide otherwise,
(i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify or advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director, and
(iii) a corporation may also indemnify or advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         In addition and separate and apart from the indemnification rights discussed above, the statutes further provide that a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

         As permitted by North Carolina statutory provisions, Article 8 of the Bylaws of the Registrant provides as follows:

                 Section 1. Indemnification Provisions. Any person who at any time serves or has served as a director or officer of the corporation or of any wholly owned subsidiary of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly owned subsidiary thereof (a "Claimant"), shall have the right to be indemnified and held harmless by the corporation to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as hereinafter defined) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a "proceeding"), arising out of that person's status as such or that person's activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant's activities which at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the corporation.

                 Section 2. Definitions. As used in this Article, (a) "liabilities" shall include, without limitation, (1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which Claimant had become liable in any proceeding and (2) payments in settlement of any such proceeding subject, however, to
         Section 3 of this Article; (b) "litigation expenses" shall include, without limitation, (1) reasonable costs and expenses and attorneys' fees and expenses actually incurred by the Claimant in connection with any proceeding and (2) reasonable costs and expenses and attorneys' fees and expenses in connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part; and (c) "disinterested directors" shall mean directors who are not party to the proceeding in question.

                 Section 3. Settlements. The corporation shall not be liable to indemnify the Claimant for any amounts paid in settlement of any proceeding effected without the corporation's written consent. The corporation will not unreasonably withhold its consent to any proposed settlement.

                 Section 4.  Litigation Expense Advances.

                 (a)Except as provided in subsection (b) below, any litigation expenses shall be advanced to any Claimant within 30 days of receipt by the secretary of the corporation of a demand therefor, together with an undertaking by or on behalf of the Claimant to repay to the corporation such amount unless it is ultimately determined that Claimant is entitled to be indemnified by the corporation against such expenses. The secretary shall promptly forward notice of the demand and undertaking immediately to all directors of the corporation.

                 (b)Within 10 days after mailing of notice to the directors pursuant to subsection (a) above, any disinterested director may, if desired, call a meeting of all disinterested directors to review the reasonableness of the expenses so requested. No advance shall be made if a majority of the disinterested directors affirmatively determines that the item of expense is unreasonable in amount; but if the disinterested directors determine that a portion of the expense item is reasonable, the corporation shall advance such portion.

                 Section 5. Approval of Indemnification Payments. Except as provided in Section 4 of this Article, the board of directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by Section 1 of this Article, including, without limitation, making a good faith evaluation of the manner in which the Claimant acted and of the reasonable amount of indemnity due the Claimant. In taking any such action, any Claimant who is a director of the corporation shall not be entitled to vote on any matter concerning such Claimant's right to indemnification.

                 Section 6. Suits by Claimant. No Claimant shall be entitled to bring suit against the corporation to enforce his rights under this Article until sixty days after a written claim has been received by the corporation, together with any undertaking to repay as required by Section 4 of this Article. It shall be a defense to any such action that the Claimant's liabilities or litigation expenses were incurred on account of activities described in clause
           (b) of Section 1, but the burden of proving this defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of the action to the effect that indemnification of the Claimant is proper in the circumstances, nor an actual determination by the corporation that the Claimant had not met the standard of conduct described in clause
           (b) of Section 1, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

                 Section 7. Consideration; Personal Representatives and Other Remedies. Any person who during such time as this Article or corresponding provisions of predecessor bylaws is or has been in effect serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing so or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein or therein. The right of indemnification provided herein or therein shall inure to the benefit of the legal representatives of any person who qualifies or would qualify as a Claimant hereunder, and the right shall not be exclusive of any other rights to which the person or legal representative may be entitled apart from this Article.

                 Section 8. Scope of Indemnification Rights. The rights granted herein shall not be limited by the provisions of Section 55-8-51 of the General Statutes of North Carolina or any successor statute.

                 As permitted by applicable statutes, the Registrant has purchased a standard director and officer liability insurance policy that will, subject to certain limitations, indemnify the Registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

                 The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

ITEM 21.  EXHIBITS.


             EXHIBIT NO.                              DESCRIPTION
             ----------                               -----------
             2.1                                      Agreement and Plan of Reorganization and Merger, dated as
                                                      of March 14, 1997, Lexington State Bank and Old North State
                                                      Bank (included
                                                      as Appendix A to the Prospectus/Proxy Statement contained
                                                      in Part I).
             5.1                                      Form of opinion of Hunton  & Williams regarding the validity of the shares of common stock of LSB Bancshares, Inc.  to be issued in connection with the Merger.
             8.1                                      Form of opinion of Bell, Davis & Pitt, P.A. regarding the
                                                      federal income tax consequences of the Merger.
             13.1                                     Old North State Bank Annual Report on Form 10-KSB,  as
                                                      amended, for the fiscal year ended December 31, 1996.
             13.2                                     Old North State Bank Annual Report to Shareholders, as
                                                      amended, for the fiscal year ended December 31, 1996.
             13.3                                     Old North State Bank 1997 Proxy Statement.
             13.4                                     Old North State Bank Quarterly Report on Form  10-QSB for
                                                      the quarterly period ended March 31, 1997.
             23.1                                     Consent of Turlington and Company, L.L.P., independent
                                                      certified public accountants for LSB Bancshares, Inc.
             23.2                                     Consent of Larrowe, Cardwell & Company, LC independent
                                                      certified public accounts for Old North State Bank.
             23.3                                     Consent of Hunton & Williams (included in Exhibit 5.1).
             23.4                                     Consent of Bell, Davis & Pitt, P.A.
             23.5*                                    Consent of Scott & Stringfellow, Inc.
             23.6*                                    Consent of The Carson Medlin Company.
             24.1*                                    Powers of Attorney  (included on the signature page
                                                      hereof)
             99.1*                                    Form of proxy of Old North State Bank.
             99.2*                                    Form of proxy of LSB Bancshares, Inc.
             99.3                                     Old North State Bank Current Report on Form 8-K  dated
                                                      March 21, 1997.

* Previously filed.

ITEM 22. UNDERTAKINGS.

   A.    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   D. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of North Carolina, on June 18, 1997.


                                  LSB BANCSHARES, INC.


                                  By: /s/ Robert F. Lowe
                                      -------------------------
                                      Robert F. Lowe
                                      Chairman of the Board, President and Chief
                                      Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                          TITLE                                           DATE
             ---------                                          -----                                           ----
             /s/ Margaret Lee W. Crowell*                       Director                                        June 18, 1997
             ---------------------------
             Margaret Lee W. Crowell

             /s/ Robert F. Lowe                                 Chairman of the Board,                          June 18, 1997
             ------------------                                  President and Chief Executive Officer
             Robert F. Lowe

             /s/ Robert E. Timberlake*                          Director                                        June 18, 1997
             ------------------------
             Robert E. Timberlake

             /s/ Julius S. Young, Jr.*                          Director                                        June 18, 1997
             ------------------------
             Julius S. Young, Jr.

             /s/ Leonard H. Beck*                               Director                                        June 18, 1997
             -------------------
             Leonard H. Beck

             /s/ Samuel R. Harris*                              Director                                        June 18, 1997
             --------------------
             Samuel R. Harris

             /s/ David A. Smith*                                Director                                        June 18, 1997
              -----------------
             David A. Smith

             /s/ Burr W. Sullivan*                              Director                                        June 18, 1997
             --------------------
             Burr W. Sullivan

             /s/ Peggy B. Barnhardt*                            Director                                        June 18, 1997
             ----------------------
             Peggy B. Barnhardt

             /s/ Walter A. Hill*                                Director                                        June 18, 1997
             ------------------
             Walter A. Hill

             /s/ Robert B. Smith, Jr.*                          Director                                        June 18, 1997
             ------------------------
             Robert B. Smith, Jr.

             /s/ Monty J. Oliver                                Secretary and Treasurer,                        June 18, 1997
             -------------------                                Chief Financial Officer
             Monty J. Oliver                                    (Chief Accounting Officer)


                *By: /s/ Monty J. Oliver
                     -------------------------
                     Monty J. Oliver,
                     as Attorney-in-Fact

                                 EXHIBIT INDEX

             EXHIBIT NO.                              DESCRIPTION
             ----------                               -----------
             2.1                                      Agreement and Plan of Reorganization and Merger, dated as
                                                      of March 14, 1997, Lexington State Bank and Old North State
                                                      Bank (included
                                                      as Appendix A to the Prospectus/Proxy Statement contained
                                                      in Part I).
             5.1                                      Form of opinion of Hunton  & Williams regarding the validity of the shares of common stock of LSB Bancshares, Inc.  to be issued in connection with the Merger.
             8.1                                      Form of opinion of Bell, Davis & Pitt, P.A. regarding the
                                                      federal income tax consequences of the Merger.
             13.1                                     Old North State Bank Annual Report on Form 10-KSB,  as
                                                      amended, for the fiscal year ended December 31, 1996.
             13.2                                     Old North State Bank Annual Report to Shareholders, as
                                                      amended, for the fiscal year ended December 31, 1996.
             13.3                                     Old North State Bank 1997 Proxy Statement.
             13.4                                     Old North State Bank Quarterly Report on Form  10-QSB for
                                                      the quarterly period ended March 31, 1997.
             23.1                                     Consent of Turlington and Company, L.L.P., independent
                                                      certified public accountants for LSB Bancshares, Inc.
             23.2                                     Consent of Larrowe, Cardwell & Company, LC independent
                                                      certified public accounts for Old North State Bank.
             23.3                                     Consent of Hunton & Williams (included in Exhibit 5.1).
             23.4                                     Consent of Bell, Davis & Pitt, P.A.
             23.5*                                    Consent of Scott & Stringfellow, Inc.
             23.6*                                    Consent of The Carson Medlin Company.
             24.1*                                    Powers of Attorney  (included on the signature page
                                                      hereof)
             99.1*                                    Form of proxy of Old North State Bank.
             99.2*                                    Form of proxy of LSB Bancshares, Inc.
             99.3                                     Old North State Bank Current Report on Form 8-K  dated
                                                      March 21, 1997.

* Previously filed.